Exhibit 10.1

Execution Copy

REVOLVING CREDIT AND SECURITY AGREEMENT

among

NEWSTAR COMMERCIAL LOAN FUNDING 2012-1 LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

NATIXIS, NEW YORK BRANCH,

as Administrative Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

Dated as of February 16, 2012

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule 1	Initial Commitments and Percentages
Schedule 2	Scope of Monthly Report and Payment Date Report
Schedule 3	Initial Collateral Loans
Schedule 4	Diversity Score Calculation
Schedule 5	[Intentionally Omitted]
Schedule 6	Moody’s Industry Classification Group List
Schedule 7	LIBOR Definition
Schedule 8	Moody’s Rating Definitions
Schedule 9	Moody’s RiskCalc Calculation
Schedule 10	Location of Related Documents

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of Prepayment
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Account Control Agreement
Exhibit F	Form of Retention of Net Economic Interest Letter
Exhibit G	Form of Release of Related Documents
Exhibit H	Form of Payoff Letter

REVOLVING CREDIT AND SECURITY AGREEMENT

REVOLVING CREDIT AND SECURITY AGREEMENT dated as of February 16, 2012 among NEWSTAR COMMERCIAL LOAN FUNDING 2012-1 LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, the “Borrower”); the LENDERS from time to time party hereto; NATIXIS, NEW YORK BRANCH (“Natixis”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Administrative Agent”) and U.S. BANK NATIONAL ASSOCIATION (the “Bank”), a national banking association (together with its successors and assigns, “US Bank”), not in its individual capacity but as trustee for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01 Definitions.

As used in this Agreement, the following terms shall have the meanings indicated:

“ABL Facility” means a lending facility pursuant to which the loans thereunder are secured by a perfected, first priority security interest in accounts receivable, inventory, machinery, equipment, real estate, oil and gas reserves, vessels, or periodic revenues, where such collateral security consists of assets generated or acquired by the related Obligor in its business.

“Account” has the meaning specified in Section 9-102(a)(2) of the UCC.

“Account Control Agreement” means an agreement in substantially the form of Exhibit E hereto.

“Acquisition and Dispositions Standards” has the meaning assigned to such term in Section 10.03(b).

“Acquisition Funds” the cash and/or the portion of any Collateral Loan (in the case of a Collateral Loan contributed pursuant to the Master Sale Agreement) contributed by the holders of the Equity to the Borrower plus the funds available pursuant to Section 9.01(a)(i)(J) on such date of determination.

“Administrative Agent” means Natixis, New York Branch.

“Administrative Agent Fee” shall have the meaning specified in the Fee Letter.

“Administrative Expense Cap” means, for any Payment Date, an amount equal (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or, in the case of the first Payment Date, the Closing Date) to the sum of:

(a) 0.02% per annum (prorated for the related Collection Period on the basis of a 360-day year consisting of twelve 30-day months) of the Daily Average Collateral Loan Commitment Amount on the related Determination Date; and

(b) $60,000 per quarter;

provided that (1) if the amount of Administrative Expenses paid under the Administrative Expense Cap (including any excess applied in accordance with this proviso) on the three immediately preceding Payment Dates or during the related Collection Periods is less than the stated Administrative Expense Cap in the aggregate for such three preceding Payment Dates, then the excess may be applied to the Administrative Expense Cap with respect to the then-current Payment Date; and (2) in respect of the first three Payment Dates following the Closing Date, such excess amount shall be calculated based on the Payment Dates preceding such Payment Date.

“Administrative Expenses” means the fees and expenses and other amounts due or accrued of the Borrower with respect to any Payment Date and payable in the following order by the Borrower:

(a) first, to the Trustee, the Custodian and the Securities Intermediary for fees and expenses (including indemnity amounts) pursuant to the Trustee Fee Letter and the Facility Documents; and

(b) second, to the Administrative Agent in respect of the Administrative Agent Fee;

(c) third, on a pro rata basis, to:

(i) the Independent Accountants, agents (other than the Collateral Servicer) and counsel of the Borrower for fees and expenses;

(ii) the Rating Agencies for fees and expenses (including any annual fee, amendment fees and surveillance fees) in connection with any rating of the Facility or in connection with the rating of (or provision of Credit Estimates in respect of) any Collateral Loans;

(iii) the Collateral Servicer under this Agreement and the Collateral Servicing Agreement, including (x) expenses of the Collateral Servicer (including fees for its accountants, agents and counsel) incurred in connection with the purchase, sale or disposition of any Collateral Loans, and (y) any other expenses incurred in connection with the Collateral Loans and all other amounts payable pursuant to the Collateral Servicing Agreement; and

(iv) the Collateral Servicer or any other Person in respect of any other fees or expenses permitted under or incurred pursuant to or in connection with this Agreement and the documents delivered pursuant to or in connection with this Agreement, and including:

(x) to the Lenders, the Administrative Agent and the Trustee (or related indemnified parties) for fees, expenses and other amounts payable by the Borrower under this Agreement or any other Facility Document (including, notwithstanding anything herein to the contrary, but subject to Sections 2.04(f) and 13.04, amounts sufficient to reimburse each Lender for all amounts paid by such Lender pursuant to Section 11.11 and Section 12.04 (and subject to the limitations therein));

(y) to the Lenders, the Administrative Agent and the Trustee for expenses and other amounts related to the negotiation, closing, administration, amendment, extension, work-out or enforcement of this Agreement; and

(z) all legal and other fees and expenses incurred in connection with the negotiation, closing, funding, purchase, sale, administration, work-out or enforcement of any Collateral Loans (including any amounts payable by the Borrower or the Collateral Servicer in connection with any advances made to protect or preserve rights against any related Obligor or to indemnify an agent or representative for the lenders pursuant to any Related Documents), and any other expenses incurred in connection with the Collateral Loans, provided that (1) for the avoidance of doubt, amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal, other amounts owing in respect of the Advances and the Commitments and the Collateral Servicing Fees) shall not constitute Administrative Expenses and (2) expenses in connection with the occurrence of the Closing Date, to the extent paid for with Cash contributed by the Collateral Servicer or an Affiliate thereof under Section 10.04, shall not constitute Administrative Expenses.

“Advances” has the meaning assigned to such term in Section 2.01.

“Affected Person” means (i) each Lender, (ii) the relevant Lender’s parent and/or holding company, (iii) if the relevant Lender is a CP Conduit, the related Liquidity Bank and (iv) any Participant.

“Affiliate” means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person; provided, however, that a

Person shall not be deemed to be an “Affiliate” of an Obligor solely because it is under the common ownership or control of the same financial sponsor or affiliate thereof as such Obligor (except if any such Person or Obligor provides collateral under, guarantees or otherwise contractually provides credit support for the obligations of the other such Person or Obligor).

“Aggregate Funded Spread” means, as of any date, in the case of each Floating Rate Obligation, (i) the excess of the interest rate over Specified LIBOR (with respect to Collateral Loans that do not bear interest based upon a Specified LIBOR, the spread shall be deemed to be the all-in rate minus the applicable LIBOR) as then in effect (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of such Collateral Loan (excluding the unfunded portion of any Delayed Funding Collateral Loan or Revolving Collateral Loan), provided that with respect to any Collateral Loan that bears interest at a floating rate subject to a floor rate (i.e. LIBOR or Prime floor) and such floor rate is in effect, the spread for purpose of this definition will be the interest rate over the prevailing floor rate in effect, provided further that any portion of the interest accrued for a specified period of time or until the maturity thereof is, or at the option of the Obligor may be, added to the principal balance of such loan or Collateral Loan or otherwise deferred rather than being paid in Cash shall be excluded from the interest rate for purposes of this definition.

“Aggregate Industry Equivalent Unit Score” has the meaning assigned to such term in Schedule 4.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans.

“Aggregate Unfunded Spread” means, as of any date, the sum of the products obtained by multiplying (a) for each Delayed Funding Collateral Loan and Revolving Collateral Loan, the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect as of such date and (b) the undrawn commitments under each such Delayed Funding Collateral Loan and Revolving Collateral Loan as of such date.

“Agreement” means this Revolving Credit and Security Agreement, as the same may from time to time be amended, supplemented, waived or modified in accordance with the provisions hereof.

“AIFMD” has the meaning specified in Section 2.09(b).

“Applicable Law” means any Law of any Authority, including all Federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” shall have the meaning specified in the Fee Letter.

“Applicable Row Level” means a single number that refers to one row under the column of that name as set forth in the Matrix that becomes effective after the Collateral Servicer confirms in writing that all of the columns in the Matrix for both the existing and proposed Applicable Row Level are in compliance after the Borrower or the Collateral Servicer provides a notice of intent to change the then-current Applicable Row Level as described in Section 2.16(c).

“Appraised Value” means, with respect to any Collateral Loan, the value of the tangible and intangible assets securing such Collateral Loan net of estimated costs of their liquidation and, without duplication, the cash flow generating capability of the Obligor and any guarantor of the related Collateral Loan, as determined by the applicable Approved Valuation Firm, in each case as set forth in the related Valuation or, if a range of values is set forth therein, the midpoint of such values. If the Borrower owns less than 100% of the total lenders’ interests secured by the assets securing any Collateral Loan or has sold any Participation Interest in such Collateral Loan, the Appraised Value with respect to such Collateral Loan will be reduced pro rata to reflect the proportionate interests of all other lenders or participants secured by such assets that rank pari passu with the Borrower’s interest under such Collateral Loan and, if the security interest of the Collateral Loan in such assets is not a first priority security interest, the Appraised Value with respect to such Collateral Loan will also be reduced by the amount of all obligations secured by such assets at a higher level of priority than the Borrower’s interest in such assets under such Collateral Loan.

“Approved Valuation Firm” means a nationally recognized valuation firm acceptable to the Administrative Agent, envisioned as of the Closing Date to include each of (i) Houlihan Lokey Howard & Zukin, (ii) Lincoln International LLC (f/k/a Lincoln Partners LLC), (iii) Duff & Phelps Corp., (iv) Valuation Research Corporation, (v) FTI Consulting, Inc., (vi) American Appraisal Associates, Inc., (vii) Deloitte LLP, (viii) Ernst & Young LLP, (ix) KPMG LLP, (x) Capstone Advisory Group, LLC and (xi) any other nationally recognized accounting firm or valuation firm selected by the Borrower with notice to Moody’s and, in each case as approved by the Administrative Agent in its reasonable sole discretion.

“Article 122a” means Article 122a of Directive 2006/48/EC (as amended by Directive 2009/111/EC) and any corresponding law or rule as in effect in any country in the European Economic Area and applicable to any Lender, Liquidity Bank or its holding company and as any may be amended or supplemented from time to time by rule, regulation or directive.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“Assumed Reinvestment Rate” means, at any time, the current yield (or weighted average yield) obtained by the Borrower at such time on its Eligible Investments.

“Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the FINRA, the SEC, the stock exchanges, any Federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Average Par Amount” has the same meaning assigned to such term in Schedule 4.

“Bank” has the meaning assigned to such term in the introduction to this Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code, as amended.

“Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of:

(a) the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day (and, if The Wall Street Journal no longer reports the Prime Rate, or if such Prime Rate no longer exists, then the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Base Rate under this clause (a));

(b) the Federal Funds Rate plus one-half of one percent (0.50%) per annum; and

(c) Specified LIBOR plus 1.00% per annum.

The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of the Administrative Agent or any Lender. Interest calculated pursuant to clause (a) above will be determined based on a year of 365 days or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clauses (b) and (c) above will be determined based on a year of 360 days and actual days elapsed.

“Base Rate Advance” means an Advance that bears interest at the Base Rate as provided in Section 2.04 and Section 2.11.

“Basel II” has the meaning specified in Section 2.09(b).

“Borrower” means NewStar Commercial Loan Funding 2012-1 LLC, a Delaware limited liability company.

“Borrower LLC Agreement” means the Limited Liability Company Agreement of the Borrower, dated as of February 16, 2012, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Borrowing” has the meaning assigned to such term in Section 2.01.

“Borrowing Date” means the date of a Borrowing.

“Breakage Payment” has the meaning assigned to such term in Section 2.10.

“Bridge Loan” means a loan incurred in connection with a merger, acquisition, consolidation, sale of all or substantially all of the assets of a Person or entity, restructuring or similar transaction, which loan by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other re-financings.

“Business Day” means any day other than a Saturday or Sunday, provided that days on which banks are authorized or required to close in New York, New York, Boston, Massachusetts, Florence, South Carolina or, solely with respect to the Calculation Agent and the calculation of LIBOR, London, England, and days on which commercial paper markets in the United States are closed shall not constitute Business Days.

“Caa Adjustment” means, for all Collateral Loans (other than Deferring Securities, Defaulted Loans and Charged-Off Loans) with a Moody’s Default Probability Rating less than “B3”, the product obtained by multiplying (x) the Principal Balance of such Collateral Loan by (y) the difference between (A) 100% and (B) the Market Value of such Collateral Loan expressed in terms of the Principal Balance; provided that the Caa Adjustment with respect to the first 10.0% in Aggregate Principal Balance of all Collateral Loans subject to this definition having the highest Market Value will be zero.

“Calculation Agent” means the Bank, as calculation agent, for purposes of Schedule 7.

“Cash” means Dollars immediately available on the day in question.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Charged-Off Loan” means any (i) Defaulted Loan that has been a Defaulted Loan for a consecutive period of more than one year or (ii) Collateral Loan as to which a Specified Change that extends the scheduled maturity date of such Collateral Loan beyond the Final Maturity Date has occurred that was not consented to by the Administrative Agent; provided that any such Collateral Loan shall no longer be deemed to be a Charged-Off Loan with the written consent of the Administrative Agent (at the direction of the Required Lenders) to such Specified Change.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means February 16, 2012.

“Closing Expense Account” means the account established pursuant to Section 8.03(c).

“Closing Expense Account Amount” shall have the meaning specified in the Fee Letter.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Interest Amount” means, as of any date of determination, without duplication, the sum of (a) the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds (i) expected to be received from Defaulted Loans, unless actually received and (ii) received as capital contributions from the Equity holders and designated as Interest Proceeds by the Borrower), and (b) the aggregate amount of Interest Proceeds on deposit in the Interest Collection Subaccount, in each case during the Collection Period (and, if such Collection Period does not end on a Business Day, the next succeeding Business Day) in which such date of determination occurs.

“Collateral Loan” means a loan obligation, debt obligation or Participation Interest as of the date of acquisition by, or contribution to, the Borrower (or its binding commitment to acquire the same) meets each of the following criteria:

(a)	permits assignment to the Borrower and the pledge thereof to the Trustee hereunder;

(b)	is denominated and payable in Dollars (and is not convertible into, or payable in, any other currency) and is governed by the law of a state of the United States;

(c)	is an obligation of an Obligor organized in the United States (or any state thereof but excluding any territory thereof);

(d)	is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act;

(e)	is not a Defaulted Loan, a Credit Risk Loan, a Synthetic Loan, a Bridge Loan, a Structured Finance Obligation, a Real Estate Loan, or a loan that is a DIP Loan, a PIK Loan, a Second Lien Loan or a Mezzanine Loan;

(f)	is not a Zero Coupon Obligation;

(g)	is not a finance lease or chattel paper;

(h)	is not an obligation the repayment of which is by its terms subject to material non-credit related risk (including, without limitation, catastrophe bonds, weather-linked derivatives, commodity-linked notes, etc.);

(i)	no portion thereof (including any conversion option, exchange option or other similar component thereof) is exchangeable or convertible into equity;

(j)	is not an Equity Security or a component of an Equity Security (other than an Equity Kicker received in connection with a Collateral Loan);

(k)	is not currently the subject of an offer and has not been called for redemption;

(l)	does not constitute Margin Stock;

(m)	such obligation or security is not subject to U.S. withholding or foreign withholding tax unless the Obligor of the obligation or security is required to make “gross-up” payments for the full amount of such withholding tax.

(n)	provides for the full amount of principal at maturity;

(o)	if such Collateral Loan is a Participation Interest, the Moody’s Counterparty Criteria are satisfied;

(p)	matures prior to the Final Maturity Date;

(q)	requires payment of interest by the obligor of such Collateral Loan with a payment frequency no less than quarterly;

(r)	has a Moody’s Default Probability Rating of at least “B3” or better (subject to the Concentration Limitations); provided that such Collateral Loan may have a Moody’s Default Probability Rating of “Caa1” so long as the Maximum Moody’s Rating Factor Test is maintained or improved if previously out of compliance and the Concentration Limitations are maintained or improved if previously out of compliance;

(s)	is not an obligation (other than a Revolving Collateral Loan or a Delayed Funding Collateral Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(t)	will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(u)	is a Senior Secured First Lien Loan;

(v)	unless the acquisition of such Collateral Loan has been approved in writing by the Administrative Agent, is acquired for a price equal to or greater than 90.0% of its Principal Balance;

(w)	unless the acquisition of such Collateral Loan has been approved in writing by the Administrative Agent, is a Collateral Loan of an Obligor that has a trailing twelve month net senior debt to EBITDA ratio of less than 4.0x and a trailing twelve month net total debt to EBITDA ratio of less than 6.0x, provided that, notwithstanding the foregoing, (i) if the Collateral Loan is a broadly syndicated loan with a minimum debt issuance of $250,000,000 and a public rating of B3 and B- by Moody’s and S&P, respectively, or higher then such Obligor has a trailing twelve month net senior debt to EBITDA ratio of less than 5.0x and a trailing twelve month net total debt to EBITDA ratio of less than 7.0x (provided that not more than 10% of Total Capitalization may consist of Collateral Loans of Obligors that are subject to this proviso), (ii) if the Collateral Loan is a Senior Secured First Lien Loan and the Obligor has no other outstanding subordinated debt then such Obligor has a trailing twelve month net senior debt to EBITDA ratio of less than 5.0x (provided that not more than 20% of Total Capitalization may consist of Collateral Loans of Obligors that are subject to this proviso) and (iii) if the Obligor of such Collateral Loan is primarily engaged in the media business, broadcasting, entertainment, printing, publishing and telecommunications, then such Obligor has a trailing twelve month net senior debt to EBITDA ratio of less than 4.5x (provided that not more than 12% of Total Capitalization may consist of Collateral Loans of Obligors that are subject to this proviso);

(x)	unless the acquisition of such Collateral Loan has been approved in writing by the Administrative Agent, at time of acquisition of such Collateral Loan at least 80% of Total Capitalization must consist of Obligors that have a trailing twelve month EBITDA of at least $10,000,000 based on the most recent financial information provided by the Obligor and relied upon for the Collateral Servicer’s investment decision; and

(y)	unless the acquisition of such Collateral Loan has been approved in writing by the Administrative Agent, is not a Covenant Lite Loan.

“Collateral Loan Checklist” means, with respect to a Collateral Loan, an electronic or hard copy, as applicable, list delivered by or on behalf of the Borrower to the Trustee that identifies each of the items which constitute the Related Documents, specifies whether such document is an original or a copy and includes the identification number and name of the Obligor with respect to such Collateral Loan.

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination, in the aggregate, the Collateral Loans owned (or in relation to a proposed purchase of a Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated in each case as required by Section 1.04(g) herein:

(a)	the Moody’s Diversity Test;

(b)	the Minimum Floating Spread Test;

(c)	the Minimum Weighted Average Coupon Test;

(d)	the Maximum Weighted Average Life Test;

(e)	the Maximum Moody’s Rating Factor Test; and

(f)	the Minimum Weighted Average Moody’s Recovery Rate Test;

provided that, the Moody’s Diversity Test shall not apply during the Ramp-Up Period.

“Collateral Servicing Agreement” means the agreement, dated as of the Closing Date, between the Borrower and the Collateral Servicer relating to the Facility and the Collateral, as amended from time to time in accordance with the terms hereof and thereof.

“Collateral Servicing Fee” shall have the meaning specified in the Fee Letter.

“Collateral Servicer” means NewStar Financial, Inc. or any successor in such capacity in accordance with the Collateral Servicing Agreement.

“Collection Account” means the trust account established pursuant to Section 8.02, which includes the Principal Collection Subaccount and the Interest Collection Subaccount.

“Collection Period” means, with respect to the first Payment Date, the period from and including the Closing Date to and including the Determination Date preceding the first Payment Date, and thereafter, the period from but excluding the Determination Date preceding the previous Payment Date to and including the Determination Date preceding the current Payment Date or, in the case of the final Collection Period preceding the Final Maturity Date or the final Collection Period preceding an optional prepayment in whole of the Advances, ending on the Final Maturity Date or the date of such prepayment, respectively.

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received by the Borrower from any Person in respect of any Collateral Loans constituting Collateral, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans.

“Commercial Paper” means, with respect to a CP Conduit, at any time of determination, commercial paper of such CP Conduit or its related Commercial Paper issuer the proceeds of which are then allocated by the administrator of such CP Conduit or its related Commercial Paper issuer as the source of funding the acquisition or maintenance of such CP Conduit’s obligations hereunder.

“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the

Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 13.06(a).

“Commitment Fees” has the meaning assigned to such term in Section 2.13(a).

“Commitment Shortfall” means, as of any date, the excess, if any, of (a) the sum of (i) the Net Aggregate Exposure Amount plus (ii) the aggregate of unsettled purchases of Collateral Loans not offset by Cash on deposit in the Principal Collection Subaccount over (b) the Total Commitment minus the aggregate outstanding principal amount of all Advances.

“Commitment Shortfall Test” means a test that will be satisfied at any time if the Commitment Shortfall equals zero at such time.

“Commitment Termination Date” means the last day of the Reinvestment Period; provided that if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Commitment Termination Date Balance” means the aggregate outstanding principal balance of the Advances as of the Commitment Termination Date.

“Concentration Account” The account maintained at the Concentration Account Bank, subject to the Intercreditor Agreement, named “NewStar Concentration LLC (security for US Bank, Account Custodian)”, with the account number 2090032625215.

“Concentration Account Bank” means, Wachovia Bank, National Association.

“Concentration Account Servicer” means, NewStar Financial, Inc.

“Concentration Limitations” means limitations that are satisfied if, as of any date of determination, for all Collateral Loans (other than Charged-Off Loans) in the aggregate, (1) the Aggregate Principal Balance of the Collateral Loans owned (or, in relation to a proposed purchase of a Collateral Loan, proposed to be owned) by the Borrower (other than Defaulted Loans and Charged-Off Loans) and (2) with respect to Defaulted Loans, an amount determined as set forth in clause (b) of the definition of Principal Collateralization Amount, in each case calculated as a percentage of Total Capitalization (unless otherwise specified), comply with all of the requirements set forth below (or, in connection with a proposed purchase, if not in compliance, the relevant requirements are maintained or improved as a result of such purchase):

(a)	not more than 3% consists of Fixed Rate Obligations;

(b)	not more than 3% consists of obligations of any one Obligor (and Affiliates thereof), provided that during Stage I of the Ramp-Up Period, not more than $3,600,000 may consist of obligations of any one Obligor (and Affiliates thereof);

(c)	not more than 15% consists of Revolving Collateral Loans or Delayed Funding Collateral Loans;

(d)	not more than 10% consists of Collateral Loans with Obligors in any single Moody’s Industry Classification, provided that any one Moody’s Industry Classification may constitute up to 15%;

(e)	a maximum of 10% consists of Collateral Loans that have a Moody’s Default Probability Rating of “Caa1” or below (excluding Collateral Loans with a Moody’s Default Probability Rating “Ca” or below or otherwise are Defaulted Loans);

(f)	not more than 10% consists of Participation Interests, and the Moody’s Counterparty Criteria are satisfied; provided that (x) not more than 5% consists of Participation Interests in respect of a single Selling Institution;

(g)	not more than 5% consists of Collateral Loans that are Letters of Credit; and

(h)	not more than 10% consists of Collateral Loans that have attached Equity Kickers.

“Conduit Assignee” means any multi-seller commercial paper conduit or special purpose entity funded by a multi-seller commercial paper conduit which is, in either case, administered by a common manager or an Affiliate thereof, or the collateral trustee of such entity.

“Constituent Documents” means in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement (including, in the case of the Borrower, the Borrower LLC Agreement), operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder by the person entitled to performance or payment thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is directly or indirectly recourse to such Person), the amount of the guaranty, to the extent it is directly or indirectly recourse to such Person, shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or cash equivalents to secure all or any part of such Person’s guaranteed obligations and (ii) in the case of any other guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.

“Control” means, with respect to any Person, the direct or indirect possession of the power (i) to vote more than 50% of the equity interests having ordinary voting power for the election of directors (or the applicable equivalent) of such Person or (ii) to direct or cause the direction of the management or policies of such Person, whether through ownership, by contract, arrangement or understanding, or otherwise; provided, however, that an independent director or independent manager of a Person shall not be deemed to exercise control for purposes of this definition. “Controlled” and “Controlling” have the meaning correlative thereto.

“Covenant Lite Loan” means a Collateral Loan the Related Documents for which do not (i) contain any financial covenants or (ii) require the borrower thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Related Documents).

“Coverage Test” means each of:

(a)	the Overcollateralization Ratio Test; and

(b)	the Interest Coverage Ratio Test.

“Covered Account” means each of the Collection Account (including the Interest Collection Subaccount and the Principal Collection Subaccount), the Payment Account, the Future Funding Reserve Account, the Custodial Account and the Closing Expense Account.

“CP Conduit” means any limited-purpose entity established to use the direct or indirect proceeds of the issuance of commercial paper notes to finance financial assets and that is a Lender. For the avoidance of doubt, for all purposes under this Agreement and the other Facility Documents, the term “CP Conduit” shall mean Versailles Assets LLC, a Delaware limited liability company.

“CP Rate” means, for any CP Conduit, the per annum rate equivalent to the rate (or, if more than one rate, the weighted average of the rates) applicable to the Commercial Paper issued by such CP Conduit or its related Commercial Paper issuer and allocated, in whole or in part, to fund obligations hereunder, which Commercial Paper may be sold by any placement agent or commercial paper dealer selected by such CP Conduit, and which rate shall incorporate (i) applicable commercial paper dealer and placement agent fees and commissions and (ii) other funding costs (excluding costs associated with a Conduit Lender’s liquidity fundings) of such CP Conduit relating to the transactions under this Agreement and the Loan Documents, such as the costs of funding odd lots or small dollar amounts; provided that if the rate (or rates) as agreed between any such agent or dealer and such CP Conduit is a discount rate, then the CP Rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from such CP Conduit’s converting such discount rate (or rates) to an interest-bearing equivalent rate per annum; provided further, that the CP Rate shall not exceed the CP Rate Cap.

“CP Rate Advance” means an Advance that bears interest at the CP Rate as provided in Section 2.04.

“CP Rate Cap” shall have the meaning specified in the Fee Letter.

“CRD” shall mean the Capital Requirements Directive which is comprised of Directives 2006/48/EC of the European Parliament and of the Council of 14 June 2006 relating to the taking up and pursuit of the business of credit institutions and Directive 2006/49/EC of the European Parliament and of the Council of 14 June 2006 on the capital adequacy of investment firms and credit institutions, as amended from time to time.

“Credit Estimate” means, with respect to any Collateral Loan, a credit estimate rating obtained from Moody’s.

“Credit Risk Loan” means a Collateral Loan that is not a Defaulted Loan but which, in the reasonable business judgment of the Collateral Servicer (exercised in accordance with the Servicing Standard), has a significant risk of declining in credit quality and, with the lapse of time, becoming a Defaulted Loan and is designated as a “Credit Risk Loan” by the Collateral Servicer; provided, however, that if the rating of the Notes has been reduced by Moody’s by two or more rating subcategories from that in effect on the Closing Date (unless such rating subsequently has been upgraded to at least the rating assigned on the Closing Date), then such Collateral Loan will be considered a Credit Risk Loan only if it has a Moody’s Rating or Moody’s Default Probability Rating of “Caa1” or below.

“Custodial Account” means the custodial account established pursuant to Section 8.03(b).

“Custodian” means the Bank, as custodian, including as Document Custodian hereunder, together with its successors.

“Cut-Off Date” means, with respect to each Collateral Loan, the date such Collateral Loan is acquired by the Borrower.

“Daily Average Collateral Loan Commitment Amount” means, for any Payment Date, the daily average Aggregate Principal Balance of all Collateral Loans for the Collection Period relating to such Payment Date (as certified by the Collateral Servicer to the Trustee and based on the average of the Aggregate Principal Balance of all Collateral Loans as of the reporting dates set forth in the last three Monthly Reports).

“Daily Statement” has the meaning set forth in Section 8.07(c).

“Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Defaulted Loan” means any Collateral Loan:

(i) as to which (a) a default as to the scheduled payment of principal and/or interest has occurred and is continuing with respect to such Collateral Loan unless due to an administrative error in which case the grace period is five Business Days, (b) a default as to the scheduled payment of principal and/or interest has occurred and is continuing on another Collateral Loan of the same Obligor which is senior or pari passu in right of payment to such Collateral Loan (provided that both such other Collateral Loan and the Collateral Loan are full recourse obligations), (c) the Obligor of which is the subject of a bankruptcy, insolvency, receivership or other analogous proceeding and such proceeding has not been stayed or dismissed, or (d) such Collateral Loan or Obligor has a Moody’s Rating or a Moody’s Default Probability Rating of “Ca”, “C”, “D” or “SD” or had such rating before such rating was withdrawn; provided that once a Defaulted Loan has been restructured, it will no longer constitute a Defaulted Loan when (i) it is current on all payments for nine consecutive months if it pays quarterly or monthly, (ii) such Defaulted Loan would qualify as a Collateral Loan if acquired at such time and (iii) the applicable Moody’s rating has been refreshed;

(ii) that is a participation in a loan that would, if such loan were a Collateral Loan, constitute a “Defaulted Loan” under paragraph (i) above (a “Defaulted Participation Loan”);

(iii) that is a participation in a loan (other than a Defaulted Participation Loan) with respect to which the long-term debt or deposit obligations of the selling institution are rated less than “A3” by Moody’s or any such debt or deposit obligations shall cease to be rated by Moody’s; or (b) the selling institution has defaulted in the performance of any of its payment obligations with respect to such Participations under the related participation agreement;

(iv) that is considered is a Defaulted Loan under the Collateral Servicer’s credit policy and procedures manual;

(v) as to which a Specified Change (other than an extension of the scheduled maturity date of the Collateral Loan beyond the Final Maturity Date, in which case such Collateral Loan shall be deemed to be a Charged-Off Loan as provided in clause (ii) of the definition thereof) has occurred that was not consented to by the Administrative Agent provided that any such Collateral Loan shall no longer be deemed to be a Defaulted Loan pursuant to this clause (v) with the written consent of the Administrative Agent (at the direction of the Required Lenders) to such Specified Change; or

(vi) that is a loan or other debt obligation that at the time of acquisition, conversion or exchange does not satisfy the requirements of a Collateral Loan and is not an Eligible Investment or a Charged-Off Loan.

“Deferrable Security” A Collateral Loan that by its terms permits the deferral or capitalization of payment of accrued, unpaid interest.

“Deferring Security” A Deferrable Security that is not a Defaulted Loan and is deferring the payment of interest due thereon and has been so deferring the payment of interest due thereon (i) with respect to Collateral Loans that have a Moody’s Rating of at least “Baa3”, for more than six consecutive months, and (ii) with respect to Collateral Loans that have a Moody’s Rating of “Ba1” or below, for more than three consecutive months, which deferred capitalized interest has not, as of the date of determination, been paid in Cash.

“Delayed Funding Collateral Loan” means a Collateral Loan that (a) requires the Borrower to make one or more future advances to the borrower under the Related Documents, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the borrower thereunder; provided that any such Collateral Loan will be a Delayed Funding Collateral Loan only to the extent of undrawn commitments and solely until all commitments by the Borrower to make advances on such Collateral Loan to the borrower under the Related Documents expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a) in the case of each Certificated Security (other than a Clearing Corporation Security), Instrument and Participation Interest in which the Participation Interest or the underlying loan is represented by an Instrument:

(i) causing the delivery of such Certificated Security or Instrument to the Custodian by registering the same in the name of the Custodian or its affiliated nominee or by endorsing the same to the Custodian or in blank;

(ii) causing the Custodian to indicate continuously on its books and records that such Certificated Security or Instrument is credited to the applicable Covered Account; and

(iii) causing the Custodian to maintain continuous possession of such Certificated Security or Instrument;

(b) in the case of each Uncertificated Security (other than a Clearing Corporation Security), unless covered by clause (e) below:

(i) causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Custodian; and

(ii) causing the Custodian to indicate continuously on its books and records that such Uncertificated Security is credited to the applicable Covered Account;

(c) in the case of each Clearing Corporation Security:

(i) causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Custodian, and

(ii) causing the Custodian to indicate continuously on its books and records that such Clearing Corporation Security is credited to the applicable Covered Account;

(d) in the case of each security issued or guaranteed by the United States or any agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (each such security, a “Government Security”):

(i) causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Custodian at such Federal Reserve Bank, and

(ii) causing the Custodian to indicate continuously on its books and records that such Government Security is credited to the applicable Covered Account;

(e) in the case of each Security Entitlement not governed by clauses (a) through (d) above:

(i) causing a Securities Intermediary (x) to indicate on its books and records that the underlying Financial Asset has been credited to the Custodian’s securities account, (y) to receive a Financial Asset from a Securities Intermediary or to acquire the underlying Financial Asset for a Securities Intermediary, and in either case, to accept it for credit to the Custodian’s securities account or (z) to become obligated under other law, regulation or rule to credit the underlying Financial Asset to a Securities Intermediary’s securities account,

(ii) causing such Securities Intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Custodian and continuously indicating on its books and records that such Security Entitlement is credited to the Custodian’s securities account, and

(iii) causing the Custodian to indicate continuously on its books and records that such Security Entitlement (or all rights and property of the Custodian representing such Security Entitlement) is credited to the applicable Covered Account;

(f) in the case of Cash or Money:

(i) causing the delivery of such Cash or Money to the Custodian, or in the case of Money that is not Dollars, causing the conversion thereof to Dollars and the delivery of such Dollars to the Custodian,

(ii) causing the Custodian to credit such Dollars to a deposit account maintained as a sub-account of the applicable Covered Account, and

(iii) causing the Custodian to indicate continuously on its books and records that such Dollars are credited to the applicable Covered Account; and

(g) in the case of each Account or General Intangible (including any Participation Interest in which neither the Participation Interest nor the underlying loan is represented by an Instrument delivered to the Custodian pursuant to clause (a) above), causing the filing of a Financing Statement in the office of the Secretary of State of the State of Delaware (which Financing Statement does not need to refer to the specific Collateral that is being Delivered and may be a Financing Statement that was previously filed).

In addition, the Collateral Servicer on behalf of the Borrower will obtain any and all consents required by the Related Documents relating to any Instruments, Accounts or General Intangibles for the pledge hereunder (except (A) to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC and (B) for any customary procedural requirements and agents’ and/or Obligors’ consents expected to be obtained in due course in connection with the transfer of the Collateral Loans to the Borrower (except, in the case of clause (B), for any such agents’ consents where the Collateral Servicer of any of its Affiliates is the agent which the Collateral Servicer will obtain)).

“Determination Date” means the fifteenth day of each calendar month and, if such day is not a Business Day, the next succeeding Business Day.

“DIP Loan” means any interest in a Collateral Loan that is a loan or financing facility:

(a) which is an obligation of a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code,

(b) the terms of which have been approved by an order of a United States Bankruptcy Court, a United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any ending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure),

(c) which (i) has priority under Section 364(c)(1) of the Bankruptcy Code, or (ii) is secured by liens of the kind described in Section 364(c)(2), 364(c)(3) or 364(c)(8) of the Bankruptcy Code,

(d) which pays Cash interest on a current basis, and

(e) which has paid its most recent scheduled interest and principal payments (if any) and the Collateral Servicer reasonably expects that such loan or credit facility will continue to pay interest and principal.

“Diversity Score” has the meaning assigned to such term in Schedule 4.

“Document Custodian” means the Custodian when acting in the role of a custodian of the Related Documents hereunder.

“Document Custodian Facilities” means the office of the Document Custodian.

“Dodd-Frank Act” has the meaning specified in Section 2.09(b).

“Dollars” and “$” mean lawful money of the United States.

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“EBITDA” means, with respect to an Obligor of a Collateral Loan, for any period, the net income of such Obligor plus the sum of interest, taxes, depreciation, and amortization, with such adjustments as the Collateral Servicer determines to be appropriate in accordance with the Servicing Standard, in each case for such period.

“Effective Date” has the meaning specified in Section 2.16(a).

“Eligibility Criteria” means, in connection with each acquisition or commitment to acquire a Collateral Loan, and after giving effect to any capital contribution by the Equity holders of the Borrower occurring on or prior to such date, each of the following:

(a) such loan is a Collateral Loan;

(b) each Collateral Quality Test and Concentration Limitation is satisfied after giving effect to such acquisition or commitment (or, if not satisfied immediately prior to such acquisition or commitment, such Collateral Quality Test and/or Concentration Limitation, as applicable, is maintained or improved);

(c) each Coverage Test is satisfied after giving effect to such acquisition or commitment;

(d) the applicable Row Advance Rate that is in use at such time equals or exceeds the Portfolio Advance Rate; and

(e) no Commitment Shortfall exists, as determined in accordance with the Commitment Shortfall Test.

“Eligible Asset” means, a financial asset, either fixed or revolving, that by its terms converts into cash within a finite time period plus any rights or other assets designed to assure the servicing or timely distribution of proceeds to securityholders.

“Eligible Investment Required Ratings” means, in the case of each Eligible Investment, (i) has both a long-term and a short-term credit rating from Moody’s, such ratings are “Aa3” or higher (not on credit watch for possible downgrade) and “P-1” (not on credit watch for possible downgrade), respectively, (ii) has only a long-term credit rating from Moody’s, such rating is “Aaa” (not on credit watch for possible downgrade) and (iii) has only a short-term credit rating from Moody’s, such rating is “P-1” (not on credit watch for possible downgrade).

“Eligible Investments” means any Dollar investment that, at the time it is Delivered (directly or through an intermediary or bailee), is one or more of the following obligations or securities:

(i) direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are expressly backed by the full faith and credit of the United States;

(ii) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances payable within 183 days of issuance by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii) unleveraged repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii) above or entered into with an entity (acting as principal) with, or whose parent company has (in addition to a guarantee agreement with such entity), the Eligible Investment Required Ratings;

(iv) securities bearing interest or sold at a discount issued by any entity formed under the laws of the United States or any State thereof that satisfies the Eligible Investment Required Ratings at the time of such investment or contractual commitment providing for such investment;

(v) non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance;

(vi) a Reinvestment Agreement issued by any bank (if treated as a deposit by such bank), or a Reinvestment Agreement issued by any insurance company or other corporation or entity, in each case with the Eligible Investment Required Ratings; provided that (a) the Rating Condition has been satisfied and the Administrative Agent (at the direction of the Required Lenders) has consented thereto or (b) such Reinvestment Agreement may be unwound at the option of the Borrower without penalty;

(vii) money market funds which have, at all times, credit ratings of “Aaa” and, if such ratings are applicable to such types of money market funds, “MR1+” by Moody’s; and

(viii) Cash;

provided that (1) Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (vii) above, as mature (or are putable at par to the issuer thereof) no later than the earlier of (x) 60 days after the date of acquisition thereof or (y) the next Business Day prior to the next Payment Date; and (2) none of the foregoing obligations or securities shall constitute Eligible Investments if (a) such obligation or security has an “f”, “r”, “p”, “pi”, “q” or “t” subscript assigned by S&P, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) such obligation or security is subject to U.S. withholding or foreign withholding tax unless the issuer of the security is required to make “gross-up” payments for the full amount of such withholding tax, (d) such obligation or security is secured by real property, (e) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (g) in the Collateral Servicer’s judgment, such obligation or security is subject to material non-credit related risks. Any such investment, whether or not expressly stated above, may be issued by or with or acquired from or through the Trustee or any of its Affiliates, or any entity to which the Trustee provides services or receives compensation (provided that such investment otherwise meets the applicable requirements set forth above), and in connection therewith the Trustee may assess and receive its usual and customary fees and charges related thereto (so long as such fees and charges are reasonable and consistent with the amounts that would be received in an arm’s length transaction).

“Enforcement Event” has the meaning set forth in Section 9.01(a)(iv).

“Environmental Law” means any law, rule, regulation, order, writ, judgment, injunction or decree of the United States or any other nation, or of any political subdivision thereof, or of any governmental Authority relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“EoD OC Ratio Failure” has the meaning set forth in Section 6.01(h).

“Equity” means the limited liability company interests in the Borrower.

“Equity Kicker” means, with respect to any Collateral Loan, one or more warrants which collectively constitute no more than 2.0% of the purchase price paid by the Borrower for such Collateral Loan as allocated by the Collateral Servicer in accordance with the Servicing Standard.

“Equity Security” means any of the following owned by the Borrower: (a) any security or debt obligation which at the time of acquisition, conversion or exchange does not satisfy the requirements of a Collateral Loan and is not an Eligible Investment, provided that any debt security received by way of an acquisition, conversion or exchange of a Defaulted Loan in connection with the work-out or restructuring of such Defaulted Loan shall continue to be treated as a Defaulted Loan (up to the Principal Balance not to exceed the Principal Balance of such Defaulted Loan at the time of its distribution, conversion or exchange) for period of one year from the date the related Collateral Loan first became a Defaulted Loan to the extent such debt security provides for a security package that is not materially worse than the security package provided for by the Defaulted Loan it replaces or (b) any equity security or other obligation or security that does not entitle the holder thereof to receive periodic payments of interest and one or more installments of principal (including any warrant or other equity component of a security or debt obligation that is received with respect to, or purchased as a part or a unit of, a Collateral Loan).

“Equivalent Unit Score” has the meaning assigned to such term in Schedule 4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan; or (j) the incurrence of any liability (or the reasonable expectation thereof) pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to any “employee benefit plan” (as defined in Section 3 of ERISA), or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such liability, or in the imposition of any lien on any right, property or asset pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions of the Code or to Section 436(f) of the Code or to Sections 412 and 430 of the Code; (k) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, in connection with any Plan; (l) the receipt from the Internal Revenue Service of notice of the failure of any Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (m) the occurrence of a non-exempt “prohibited transaction” with respect to which the Borrower or any member of its ERISA Group is a “disqualified person” or a “party in interest” (within the meaning of Section 4975 of the Code or Section 406 of ERISA, respectively) or which could reasonably be expected to result in liability to the Borrower or any member of its ERISA Group.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.

“Eurodollar Rate Advance” means each Advance that bears interest at a rate based on LIBOR as provided in Section 2.04.

“Event of Bankruptcy” means (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Collateral Servicer or its debts, or of all or a substantial part of its assets, under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of all or a receiver, trustee, custodian, sequestrator, conservator or similar official for the Collateral Servicer or for all or a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days; (b) an order or decree approving or ordering any of the actions described in clause (a) shall be entered; or (c) the Collateral Servicer shall: (i) be wound up or dissolved, (ii) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (iii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) of this definition, (iv) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Collateral Servicer or for all or a substantial part of its assets, (v) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (vi) cease to be able to, or admit in writing its inability to, pay its debts as they become due and payable, or make a general assignment for the benefit of creditors or (vii) take any action for the purpose of effecting any of the foregoing.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Taxes” has the meaning assigned to such term in Section 13.03(a).

“Exposure Amount” as of any date means, with respect to any Revolving Collateral Loan or Delayed Funding Loan, the excess of (a) the Borrower’s maximum funding commitment thereunder over (b) the outstanding principal balance of such Revolving Collateral Loan or Delayed Funding Loan. For the avoidance of doubt, Exposure Amounts in respect of a Defaulted Loan shall be included in the calculation of the Exposure Amount if the Borrower is at such time subject to contractual funding obligations with respect to such Defaulted Loan.

“Facility” means the debt facility governed by this Agreement and the other Facility Documents.

“Facility Documents” means this (i) Agreement, the Notes, the Account Control Agreement, the Fee Letter, the Trustee Fee Letter, the Collateral Servicing Agreement, the Intercreditor Agreement, the Joinder Agreement, the Master Sale Agreement, any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Trustee’s security interest and (ii) any other agreements delivered to the Administrative Agent, the Trustee and/or the Lenders in furtherance of or pursuant to any of the foregoing.

“FAS 166/167 Regulatory Capital Rules” has the meaning specified in Section 2.09(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower, the Calculation Agent, the Administrative Agent and the Trustee in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Fee Letter” means the fee letter dated February 16, 2012 between the Borrower, the Administrative Agent and the initial Lender.

“Final Maturity Date” means February 16, 2019.

“Final Order” means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“FINRA” means The Financial Industry Regulatory Authority or any successor entity.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Documents” has the meaning assigned to such term in Section 13.20(i).

“Financing Statements” has the meaning specified in Section 9-102(a)(39) of the UCC.

“Fixed Rate Obligation” means any Collateral Loan that bears a fixed rate of interest.

“Floating Rate Obligation” Any Collateral Loan that bears a floating rate of interest.

“Future Funding Reserve Account” means the account established pursuant to Section 8.04.

“Future Funding Reserve Required Amount” has the meaning assigned to such term in Section 8.04.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“General Intangible” has the meaning specified in Section 9-102(a)(42) of the UCC.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Authorities.

“Incurrence Covenant” means a covenant by any borrower to comply with one or more financial covenants only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness” of any Person means, without duplication, (a) as shown on such Person’s balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property and (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full), (b) the face amount of all Letters of Credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (c) all Contingent Obligations of such Person, and (d) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Indebtedness set forth in clauses (a), (b) or (c) hereof.

“Indemnified Party” has the meaning assigned to such term in Section 13.04(b).

“Independent Accountants” has the meaning assigned to such term in Section 8.09.

“Industry Diversity Score” has the meaning assigned to such term in Schedule 4.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy” With respect to any Collateral Loan, an insurance policy covering liability and physical damage to or loss of the Related Property.

“Intercreditor Agreement” The Intercreditor and Concentration Account Administration Agreement (Wachovia Deposit Account), dated as of February 15, 2007 (as further amended, modified, waived, supplemented, restated or replaced from time to time), by and among U.S. Bank National Association, as account custodian and as secured party, Wachovia Capital Markets, LLC, as administrative agent of a credit facility, NewStar Financial, Inc., as originator, as original servicer, as collateral manager and as concentration account servicer, NewStar CP Funding LLC, as seller under a credit facility, U.S. Bank National Association, as trustee for various facilities, NewStar Trust 2005-1, as an issuer, NewStar Short-Term Funding LLC, as a borrower, NewStar Credit Opportunities Funding I Ltd., as seller under a credit facility, Natixis Financial Products Inc., as administrative agent of a credit facility and as an investor agent, NewStar Warehouse Funding 2005 LLC, as an issuer, NewStar Structured Finance Opportunities II, LLC, as an issuer, NewStar Commercial Loan Trust 2006-1, as an issuer, NewStar Concentration LLC, as account titleholder, NewStar Commercial Loan Trust 2007-1, as an issuer, NewStar Credit Opportunities Funding II Ltd., as an issuer, NewStar Commercial Loan Trust 2009-1, as an issuer, NewStar Loan Funding LLC, as a financing SPE, NewStar CRE Finance I LLC, as a financing SPE, each party that from time to time hereafter executes and delivers a joinder thereto and Wachovia Bank, National Association, as concentration account bank, as applicable.

“Interest Accrual Period” means, with respect to any CP Rate Advance or Eurodollar Rate Advance, the period beginning on the relevant Borrowing Date to but excluding the next succeeding Payment Date and, thereafter, each period commencing on the last day of the immediately preceding Interest Accrual Period to but excluding the next succeeding Payment Date.

“Interest Cap” shall have the meaning specified in the Fee Letter.

“Interest Collection Subaccount” has the meaning specified in Section 8.02(a).

“Interest Coverage Ratio” as of any date, means, the ratio of (A) the Collateral Interest Amount as of such date, to (B) the sum of all amounts payable (or expected at such time to be payable) on the following Payment Date pursuant to, during the Ramp-Up Period, clauses (A), (B), and (C) in Section 9.01(a)(i) and, after the Ramp-Up Period, pursuant to clauses (A), (B), and (C) in Section 9.01(a)(ii), in each case, for the Interest Accrual Period, for the avoidance of doubt, the Interest Accrual Period that corresponds to the Collection Period.

“Interest Coverage Ratio Test” means a test that is satisfied at any time if the Interest Coverage Ratio is at least equal to 150%.

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a) all payments of interest and other income received by the Borrower during such Collection Period on the Collateral Loans and the other Collateral, including the accrued interest received in connection with a sale thereof during such Collection Period;

(b) all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds; and all interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with amounts credited to the Future Funding Reserve Account;

(c) all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by the Borrower during such Collection Period, unless the Collateral Servicer notifies the Administrative Agent and the Trustee before such Determination Date that the Collateral Servicer in its sole discretion has determined that such payments are to be treated as Principal Proceeds; and

(d) commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Collateral Servicer notifies the Administrative Agent and the Trustee before such Determination Date that the Collateral Servicer in its sole discretion has determined that such payments are to be treated as Principal Proceeds;

provided that:

(1) as to any Defaulted Loan (and only so long as it remains a Defaulted Loan), any amounts received in respect thereof will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the outstanding principal balance of such Defaulted Loan at the time as of which it became a Defaulted Loan;

(2) (x) any dividends or distributions paid on any Equity Security in excess of the cost basis of such Equity Security will constitute Interest Proceeds, (y) any gain on the sale of Equity Securities (including Equity Securities received as a result of exercising warrants) and warrants in an amount, if any, equal to the excess of (A) the Cash generated by such sale plus the Market Value on the Collateral Loan(s) of the same Obligor over (B) the Principal Balance (after adjustment for any borrowings or repayments and exclusive of accrued interest) for such Collateral Loan(s) will constitute Interest Proceeds and (z) all other payments received in respect of Equity Securities will constitute Principal Proceeds; and

(3) all Cash received as capital contributions (however designated) from the Equity holders of the Borrower will constitute Principal Proceeds, unless otherwise directed by the Borrower by prior written notice to the Administrative Agent and the Trustee.

“Interim Date” means the date, no later than the sixth month anniversary of the Closing Date (and, if the facts specified in clauses (i) through (v) below are not satisfied, such date is deemed not to have occurred and the Collateral Servicer shall provide written notice to the Administrative Agent, the Lenders and Moody’s), on which the Collateral Servicer provides the Administrative Agent and the Trustee with notice that (i) the Aggregate Principal Balance equals or exceeds $120,000,000, (ii) the aggregate outstanding principal balance of all Advances plus the Net Aggregate Exposure Amount is equal to or less than $60,000,000, (iii) the number of unique industries equals or exceeds 11, (iv) the Weighted Average Floating Spread equals or exceeds 4.75%, and (v) the Weighted Average Moody’s Rating Factor of the Collateral Loans is less than or equal 3490.

“Interim Order” means an order, judgment, decree or ruling entered after notice and a hearing conducted in accordance with Bankruptcy Rule 4001(c) granting interim authorization, the operation or effect of which has not been stayed, reversed or amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as modified or interpreted by orders of, or other interpretative releases or letters issued by, any Authority, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“IRS” means the US Internal Revenue Service.

“Issuer Par Amount” has the same meaning assigned to such term in Schedule 4.

“Joinder Agreement” means the Joinder in Intercreditor and Concentration Account Administration Agreement (Wachovia Deposit Account), dated as of February 16, 2012, by U.S. Bank National Association, as Trustee for NewStar Commercial Loan Funding 2012-1 LLC, and the Borrower, as such agreement may be amended, modified, waived, supplemented or restated from time to time.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Authority, or any particular section, part or provision thereof.

“LC” has the meaning assigned to such term in the definition of Letter of Credit.

“LC Commitment Amount” With respect to any Letter of Credit, the amount which the Borrower could be required to pay to the LOC Agent Bank in respect thereof (including, for the avoidance of doubt, any portion thereof which the Borrower has collateralized or deposited into a trust or with the LOC Agent Bank for the purpose of making such payments).

“Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” A facility whereby (i) a fronting bank (“LOC Agent Bank”) issues or will issue a letter of credit (“LC”) for or on behalf of the Borrower pursuant to a Related Document, (ii) if the LC is drawn upon, and the borrower does not reimburse the LOC Agent Bank, the lender/participant is obligated to fund its portion of the facility, (iii) the LOC Agent Bank passes on (in whole or in part) the fees and any other amounts it receives for providing the LC to the lender/participant and (iv)(a) the Related Documents require the Borrower to fully collateralize the Borrower’s obligations to the related LOC Agent Bank or obligate the Borrower to make a deposit into a trust in an aggregate amount equal to the related LC Commitment Amount, (b) the collateral posted by the Borrower is held by, or the Borrower’s deposit is made in, a depository institution meeting the requirement set forth in Section 8.01 and (c) the collateral posted by the Borrower is invested in Eligible Investments.

“Liabilities” has the meaning assigned to such term in Section 13.04(b).

“LIBOR” has the meaning assigned to such term on Schedule 7.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).

“Liquidity Bank” means the Person or Persons who provide liquidity support to a Lender pursuant to a Liquidity Facility.

“Liquidity Facility” means, for any Lender, a loan facility, asset purchase facility, swap transaction or other arrangement under which the providers of such facility have agreed to provide funds to such Lender for purposes of funding such Lender’s obligations under this Agreement.

“LOC Agent Bank” The meaning specified in the definition of the term “Letter of Credit”.

“London Banking Day” means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Maintenance Covenant” means a covenant by any borrower to comply with one or more financial covenants during each reporting period, whether or not such borrower has taken any specified action.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Value” means, with respect to any loans or other assets, the amount (determined by the Collateral Servicer in accordance with the Servicing Standard) equal to the product of the principal amount thereof and the price determined in the following manner:

(a) the bid-side quote determined by any of Loan Pricing Corporation, LoanX Inc., MarkIt Partners, Mergent, Inc., IDC, Houlihan Lokey or any other nationally recognized loan pricing service selected by the Collateral Servicer with notice to Moody’s;

(b) if such quote described in clause (a) is not available,

(i) the average of the bid-side quotes determined by three independent broker-dealers active in the trading of such Collateral Loan or asset;

(ii) if only two such bids can be obtained, the lower of the bid-side quotes of such two bids; or

(iii) if the Collateral Servicer is a registered investment adviser under the Investment Advisers Act of 1940, as amended, if only one such bid can be obtained, such bid;

(c) if the Market Value of a Collateral Loan or an asset cannot be determined in accordance with clause (a) or (b) above, then the Market Value shall be the Appraised Value, provided that the Appraised Value of such Collateral Loan or asset has been obtained or updated within the immediately preceding three months;

(d) if such quote or bid described in clause (a) or (b) or the Appraised Value described in (c) is not available, then the Market Value of such Collateral Loan shall be the lower of (i) the Moody’s Recovery Rate and (ii) if the Collateral Servicer is a registered investment adviser under the Investment Advisers Act of 1940, as amended, the Market Value determined by the Collateral Servicer exercising reasonable commercial judgment in accordance with the Servicing Standard, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; or

(e) if the Market Value of a Collateral Loan or an asset cannot be determined in accordance with clause (a), (b), (c) or (d) above, then the Market Value shall be deemed to be zero until such determination is made in accordance with clause (a), (b), (c) or (d) above.

“Master Sale Agreement” means the Loan Sale and Contribution Agreement, dated as of the Closing Date, as amended, restated, supplemented or otherwise modified from time to time, between the Originator, as seller, and the Borrower, as buyer.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities or financial condition of the Borrower, (b) the ability of the Borrower to perform its obligations under this Agreement and the other Facility Documents or (c) the rights, remedies or benefits (taken as a whole) available to the Lenders, the Administrative Agent or the Trustee under this Agreement and the other Facility Documents.

“Matrix” shall have the meaning specified in the Fee Letter.

“Maximum Moody’s Rating Factor Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Moody’s Rating Factor of the Collateral Loans is less than or equal to the Row Moody's Rating Factor.

“Maximum Weighted Average Life Test” means, on any date of determination, a test that will be satisfied if the Weighted Average Life of all Collateral Loans as of such date is less than or equal to 4.0 years.

“Measurement Date” means (a) each Monthly Report Determination Date, (b) each day any Collateral Loan is purchased or sold, (c) any day on which a Collateral Loan becomes a Defaulted Loan and (d) any other day pursuant to the request of the Administrative Agent, not to exceed more than one such request in any calendar month.

“Mezzanine Loan” means a loan made to a holding company or other equity holder of an operating entity where (i) the Borrower holds a first priority lien on the assets of such equity holder and/or the equity in the operating entity and (ii) the assets of the operating entity may have been pledged to another lender to secure loans made to such operating entity by such other lender.

“Minimum Floating Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Floating Spread equals or exceeds the Row Minimum Weighted Average Spread.

“Minimum Weighted Average Coupon Test” means a test that will be satisfied on any date of determination if the Weighted Average Coupon equals or exceeds the Minimum Weighted Average Coupon Test Level.

“Minimum Weighted Average Coupon Test Level” means 6.00%.

“Minimum Weighted Average Moody’s Recovery Rate Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Moody’s Recovery Rate equals or exceeds 45%.

“Money” has the meaning specified in Section 1-201(b)(24) of the UCC, and shall be deemed to include “Monies” wherever such term may be used herein.

“Monthly Report” has the meaning specified in Section 8.06(a).

“Monthly Report Date” means the 25th day of each calendar month in each year, the first of which shall be April 25, 2012; provided that, (i) if any such day is not a Business Day, then such Monthly Report Date shall be the next succeeding Business Day and (ii) the final Monthly Report Date shall be on the Final Maturity Date.

“Monthly Report Determination Date” means, with respect to any Monthly Report Date, the Determination Date prior to such Monthly Report Date.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Moody’s Counterparty Criteria” With respect to any Participation Interest or Letter of Credit proposed to be acquired by the Borrower, criteria that will be met if immediately after giving effect to such acquisition, (x) the percentage of the Total Capitalization that consists in the aggregate of Participation Interests or Letters of Credit with Selling Institutions or LOC Agent Banks, as the case may be, that have the same or a lower Moody’s credit rating does not exceed the “Aggregate Percentage Limit” set forth below for such Moody’s credit rating and (y) the percentage of the Total Capitalization that consists in the aggregate of Participation Interests or Letters of Credit with any single Selling Institution or LOC Agent Bank, as the case may be, that has the Moody’s credit rating set forth below or a lower credit rating does not exceed the “Individual Percentage Limit” set forth below for such Moody’s credit rating:

Moody’s credit rating of Selling Institution or LOC Agent Bank (at or below)	Aggregate Percentage Limit	Individual Percentage Limit

Aaa	10%	5%
Aa1	10%	5%
Aa2	10%	5%
Aa3	10%	5%
A1 and P-1 (both)	10%	5%
A2* and P-1 (both)	7.5%	5%
A2	0%	0%

*	and not on watch for possible downgrade

“Moody’s Default Probability Rating” With respect to any Collateral Loan, the rating determined pursuant to Schedule 8 hereto (or such other schedule provided by Moody’s to the Borrower, the Trustee and the Collateral Servicer).

“Moody’s Derived Rating” With respect to any Collateral Loan whose Moody’s Rating or Moody’s Default Probability Rating cannot otherwise be determined pursuant to the definitions thereof, the rating determined for such Collateral Loan as set forth in Schedule 8 hereto (or such other schedule provided by Moody’s to the Borrower, the Trustee and the Collateral Servicer).

“Moody’s Diversity Test” means a test that will be satisfied on any Measurement Date if the Diversity Score (rounded to the nearest whole number) equals or exceeds the Row Minimum Diversity Score.

“Moody’s Industry Classification” The industry classifications set forth in Schedule 6 hereto, as such industry classifications shall be updated at the option of the Collateral Servicer if Moody’s publishes revised industry classifications.

“Moody’s Ramp-Up Failure” has the meaning specified in Section 2.16(b).

“Moody’s Rating” With respect to any Collateral Loan, the rating determined pursuant to Schedule 8 hereto (or such other schedule provided by Moody’s to the Borrower, the Trustee and the Collateral Servicer).

“Moody’s Rating Factor” For each Collateral Loan, the number set forth in the table below opposite the Moody’s Default Probability Rating of such Collateral Loan.

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

For purposes of the Maximum Moody’s Rating Factor Test, any Collateral Loan on credit watch by Moody’s that is on (a) negative watch will be treated as having been downgraded by two rating subcategories, (b) negative outlook will be treated as having been downgraded by one rating subcategory, (c) positive watch will be treated as having been upgraded by one rating subcategory and (d) positive outlook will not be treated as having been upgraded by any rating subcategory.

“Moody’s Recovery Amount” With respect to any Collateral Loan that is a Defaulted Loan or a Deferring Security, an amount equal to (a) the applicable Moody’s Recovery Rate multiplied by (b) the Principal Balance of such Collateral Loan.

“Moody’s Recovery Rate” With respect to any Collateral Loan, as of any Measurement Date, the recovery rate determined in accordance with the following, in the following order of priority:

(i)	if the Collateral Loan has been specifically assigned a recovery rate by Moody’s (for example, in connection with the assignment by Moody’s of an estimated rating), such recovery rate;

(ii)	if the preceding clause does not apply to the Collateral Loan, except with respect to DIP Loans, the rate determined pursuant to the table below based on the number of rating subcategories difference between the Collateral Loan ‘s Moody’s Rating and its Moody’s Default Probability Rating (for purposes of clarification, if the Moody’s Rating is higher than the Moody’s Default Probability Rating, the rating subcategories difference will be positive and if it is lower, negative):

Number of Moody’s Ratings Subcategories Difference Between the Moody’s Rating and the Moody’s Default Probability Rating	Moody’s Senior Secured Loans
+2 or more	60%
+1	50%
0	45%
-1	40%
-2	30%
-3 or less	20%

(iii)	if the Collateral Loan is a DIP Loan (other than a DIP Loan which has been specifically assigned a recovery rate by Moody’s), 50%.

“Moody’s RiskCalc” means Moody’s KMV RiskCalc®, as set forth in Schedule 9 and in accordance with published rating methodologies relating to the Moody’s KMV RiskCalc® as it applies to collateralized loan obligations (CLOs).

“Moody’s Senior Secured Loan” The meaning specified in Schedule 8 (or such other schedule provided by Moody’s to the Issuer, the Trustee, the Administrative Agent and the Collateral Servicer).

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Natixis” means Natixis, New York Branch.

“Net Aggregate Exposure Advance” means an Advance made on or after the Commitment Termination Date to fund all or any portion of the Net Aggregate Exposure Amount.

“Net Aggregate Exposure Amount” means, at any time, with respect to all Revolving Collateral Loans and Delayed Funding Loans, the excess (if any) of (x) the aggregate of such Exposure Amounts at such time over (y) the aggregate amount on deposit in the Future Funding Reserve Account at such time.

“Net Aggregate Exposure Commitment Amount” means, at any time on or after the Commitment Termination Date, an amount equal to the sum of (a) the Net Aggregate Exposure Amount and (b) the aggregate outstanding principal amount of all Advances made prior to the Commitment Termination Date at such time.

“Net Purchased Loan Balance” means, as of any date of determination, an amount equal to (i) the sum of (a) the Aggregate Principal Balance of all Collateral Loans conveyed by the Originator to the Borrower under the Master Sale Agreement prior to such date and (b) the Aggregate Principal Balance of all Collateral Loans acquired by the Borrower other than from the Originator prior to such date minus (b) the Aggregate Principal Balance of all Collateral Loans optionally repurchased or substituted by the Originator pursuant to the Master Sale Agreement prior to such date.

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit A hereto, as the same may from time to time be amended, supplemented, waived or modified.

“Noteless Loan” A Collateral Loan with respect to which the applicable Related Documents (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Collateral Loan and/or (ii) require any holder of the indebtedness created under such Collateral Loan to affirmatively request a promissory note from the related Obligor, so long as the Borrower has not requested and obtained a promissory note from such Obligor.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02.

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05.

“Obligations” means, all indebtedness and other amounts payable, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Notes, the Fee Letter, the Trustee Fee Letter or any other Facility Documents, including all amounts payable by the Borrower in respect of the Advances, with interest thereon.

“Obligor” means in respect of any Collateral Loan of the Borrower, the Person primarily obligated to pay Collections in respect of such Collateral Loan to the Borrower.

“OFAC” has the meaning assigned to such term in Section 4.01(f).

“Offer” has the meaning given in Section 8.08(c).

“Opinion of Counsel” A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.

“Originator” means NewStar Financial, Inc. together with any successor thereto by merger, consolidation or acquisition of all or substantially all of its assets.

“Other Taxes” has the meaning given in Section 13.03(b).

“Overcollateralization Ratio” means the ratio, without duplication, of (A) (i) the Principal Collateralization Amount plus (ii) the Net Aggregate Exposure Amount, minus (iii) the Caa Adjustment over (B) the sum of (x) the aggregate outstanding principal balance of the Advances and (y) the Net Aggregate Exposure Amount.

“Overcollateralization Ratio Test” means a test that will be satisfied at any time if the Overcollateralization Ratio at such time is at least equal to the Row OC Test.

“Participant” means any Person to whom a participation is sold as permitted by Section 13.06(c).

“Participation Interest” means a participation interest in a loan or other obligation that would, at the time of acquisition, or the Borrower’s commitment to acquire the same, constitute a Collateral Loan.

“Passing Accountants’ Certificate” has the meaning specified in Section 2.16(a).

“PATRIOT Act” has the meaning assigned to such term in Section 13.17.

“Payment Account” means the payment account of the Trustee established pursuant to Section 8.03(a).

“Payment Date” means the 25th day of January, April, July and October in each year, the first of which shall be July 25, 2012; provided that, (i) if any such day is not a Business Day, then such Payment Date shall be the next succeeding Business Day and (ii) the final Payment Date shall be the Final Maturity Date.

“Payment Date Report” has the meaning specified in Section 8.06(b).

“Payment in Full” means payment in full of all Obligations (other than any unasserted contingent obligations), including without limitation all principal, interest, Commitment Fees, Administrative Expenses and fees, if any, payable under the Fee Letter or the Trustee Fee Letter.

“Payment in Full Date” means the date on which a Payment in Full occurs and the Commitments are terminated.

“Payoff Letter” means a letter relating to the termination and release of the Trustee’s Lien on the Collateral in connection with a Payment in Full substantially in the form of Exhibit H hereto.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender’s name on Schedule 1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such lender with an assignor, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such lender with an assignor.

“Performing Collateral Loan” means a Collateral Loan that is not a Defaulted Loan.

“Permitted Assignee” means a Lender, an Affiliate of a Lender, a CP Conduit related to a Lender or a Liquidity Bank.

“Permitted Lien” means

(i) with respect to the interest of the Originator and/or of the Borrower in the Collateral Loans, Equity Securities, Eligible Investments and the Covered Accounts: (a) Liens in favor of the Borrower created pursuant to the Master Sale Agreement and assigned to the Trustee for the benefit of the Secured Parties pursuant to this Agreement, (b) Liens in favor of the Trustee for the benefit of the Secured Parties pursuant to this Agreement, (c) the restrictions on transferability imposed by the Related Documents (but only to the extent relating to customary procedural requirements and agent consents (except where the Collateral Servicer or any of its Affiliates is the agent) expected to be obtained in due course and not to Obligor consents) and (d) the restrictions on transferability imposed by any shareholder agreements in respect of Equity Securities acquired in connection with the work-out of a Collateral Loan;

(ii) with respect to the interest of the Originator and/or of the Borrower in the other Collateral (including any Related Property securing any Collateral Loan or which may be acquired by the Borrower when exercising rights or remedies with respect to any Collateral Loan): (a) materialmen’s, warehousemen’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested by an appropriate person in good faith by appropriate proceedings; (b) purchase money security interests in specific items of equipment, (c) Liens for state, municipal and other local taxes if such taxes shall not at the time be due and payable or the validity or amount thereof is currently being contested by an appropriate person in good faith by appropriate proceedings and reserved for in accordance with GAAP; (d) Liens in favor of the Borrower and assigned by the Borrower to the Trustee for the benefit of the Secured Parties pursuant to this Agreement, (e) Liens in favor of the Trustee for the benefit of the Secured Parties pursuant to this Agreement, (f) the restrictions on transferability imposed by the Related Documents (but only to the extent relating to customary procedural requirements and agent consents (except where the Collateral Servicer or any of its Affiliates is the agent) expected to be obtained in due course and not to Obligor consents) and (g) the restrictions on transferability imposed by any shareholder agreements in respect of Equity Securities acquired in connection with the work-out of a Collateral Loan, and

(iii) with respect to agented Collateral Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such Obligor under the related Collateral Loan.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means any loan or Collateral Loan on which any portion of the interest accrued for a specified period of time or until the maturity thereof is, or at the option of the Obligor may be, added to the principal balance of such loan or Collateral Loan or otherwise deferred rather than being paid in Cash, provided that if a Collateral Loan has a PIK component but pays interest in cash at a rate of at least LIBOR + 2.50% it will not constitute a PIK Loan.

“Plan” means an employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Portfolio Advance Rate” means, without duplication, the percentage equivalent of a fraction, the numerator of which is (A) the aggregate outstanding amount of the Advances plus the Net Aggregate Exposure Amount and the denominator of which is (B) (x) the Principal Collateralization Amount plus, (y) the Net Aggregate Exposure Amount minus, (z) the Caa Adjustment.

“Post-Default Rate” shall have the meaning specified in the Fee Letter.

“Principal Balance” means:

(a) with respect to any Collateral Loan other than a Revolving Collateral Loan or Delayed Funding Collateral Loan, as of any date of determination, the outstanding principal balance of such Collateral Loan (after adjustment for any repayments and exclusive of both capitalized interest and accrued interest); and

(b) with respect to any Revolving Collateral Loan or Delayed Funding Collateral Loan, as of any date of determination, the outstanding principal balance of such Revolving Collateral Loan or Delayed Funding Collateral Loan (after adjustment for any borrowings or repayments and exclusive of both capitalized interest and accrued interest), plus (except as expressly set forth in this Agreement) any undrawn commitments that have not been irrevocably reduced or withdrawn with respect to such Revolving Collateral Loan or Delayed Funding Collateral Loan;

provided, in all cases, that the Principal Balance of any Charged-Off Loan or Equity Security shall be deemed to be zero.

“Principal Collateralization Amount” As of any date, an amount equal to the sum of the following without duplication:

(a) the aggregate outstanding principal balance of all Collateral Loans purchased or otherwise acquired by the Borrower (other than Defaulted Loans and Deferring Securities), provided that, Collateral Loans subject to this clause and purchased at a purchase price (exclusive of accrued interest) or otherwise acquired having a Market Value below 97.0% of the outstanding principal balance thereof will be carried at their purchase price or fair value whichever is lower;

(b) Defaulted Loans will be carried at the lowest of (i) an amount equal to the Market Value at such time of such Defaulted Loan as applicable, (ii) the Moody’s Recovery Amount at such time and (iii) if a Valuation has been obtained after such Defaulted Loan became a Defaulted Loan and such Valuation is not more than three months old, an amount equal to 75% of the Appraised Value with respect to such Defaulted Obligation based upon such Valuation;

(c) Deferring Securities will be carried at the lowest of (i) the Principal Balance of such Deferring Security multiplied by the Moody’s Recovery Rate for such Deferring Security; and (ii) the Market Value for such Deferring Security;

(d) Charged-Off Loans will be carried at zero;

(e) cash and cash equivalents on hand representing Principal Proceeds (excluding amounts on deposit in the Future Funding Reserve Account).

“Principal Collection Subaccount” has the meaning specified in Section 8.02(a).

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any Cash capital contributions to the Borrower by the Equity holders thereof which have not been designated or directed to be applied to some other purpose by the Borrower, which designation or direction is consented to by the Administrative Agent, or by the Collateral Servicer on behalf of the Borrower by written notice to the Collateral Servicer, the Administrative Agent and the Trustee.

“Priority of Payments” has the meaning specified in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Authorities) but excluding any customary procedural requirements and agents’ and/or Obligor consents expected to be obtained in due course in connection with the transfer of the Collateral Loans to the Borrower).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA or Section 4975 of the Code that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA or Section 4975 of the Code.

“Purchase Price” means (a) with respect to each Collateral Loan other than a Revolving Collateral Loan or Delayed Funding Collateral Loan, the purchase price paid by the Borrower to acquire such Collateral Loan and (b) with respect to each Revolving Collateral Loan or Delayed Funding Collateral Loan, the purchase price paid by the Borrower to acquire the fully funded portion of such Collateral Loan.

“Ramp-Up Completion” shall mean (a) the provision of a Passing Accountants’ Certificate in accordance with the provisions of Section 2.16(a) or (b) the provisions of a Passing Accountants’ Certificate or satisfaction of the Rating Condition, in each case, in accordance with the provisions of Section 2.16(b).

“Ramp-Up Period” means the period from and including the Closing Date to and excluding the earliest of (a) the date upon which Ramp-Up Completion occurs, (b) the date of the acceleration of the maturity of the Advances pursuant to Section 6.01, (c) the Collateral Servicer receives written notice of its removal for “Cause” (pursuant to and as defined in the Collateral Servicing Agreement); (d) the Collateral Servicer shall have notified the Borrower of its intention to resign as Collateral Servicer or the occurrence of any other termination of the Collateral Servicing Agreement, whether or not in accordance with its terms; (e) termination of the Commitments in whole pursuant to Section 2.06(b); or (f) the twelve month anniversary of the Closing Date.

“Rating Agency” means Moody’s or, with respect to the Collateral generally, Moody’s (or, if, at any time Moody’s ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Borrower or the Collateral Servicer on behalf of the Borrower and consented to by the Administrative Agent). In the event that at any time any of the rating agencies referred to above ceases to be a “Rating Agency” and a replacement rating agency is selected in accordance with the preceding sentence, then references to rating categories of such replaced rating agency in this Agreement shall be deemed instead to be references to the equivalent categories of such replacement rating agency as of the most recent date on which such replacement rating agency and such replaced rating agency’s published ratings for the type of obligation in respect of which such replacement rating agency is used.

“Rating Condition” means, with respect to any action taken or to be taken by or on behalf of the Borrower, a condition that is satisfied if Moody’s has confirmed in writing (which may be in the form of a letter, press release or other publication of a change in Moody’s published ratings criteria to this effect) that such action will not cause the then-current rating of the Notes by Moody’s to be reduced or withdrawn; provided that the Rating Condition will not be applicable with respect to any action if (i) at the time of determination, no Notes are then rated by Moody’s or (ii) the Administrative Agent and all of the Lenders provide their written approval as to such action and written notice thereof is given to Moody’s.

“Rating Criteria” is satisfied for any Person at any time if:

(a) such Person has a Moody’s short term rating of at least “P-1” and a Moody’s long term rating of at least “A1” at such time; or

(b) such Person’s obligations in respect of this Agreement are fully supported by a Liquidity Facility provided by one or more Liquidity Banks, or one or more guarantors, and each such Liquidity Banks or guarantors meets the requirements under clause (a) above at such time; or

(c) the Rating Condition is satisfied with respect to such Person’s failure to satisfy the requirements under either of clause (a) or (b) at such time and both the Borrower and the Administrative Agent have consented thereto.

“Real Estate Loan” means a loan or other debt obligation (including, without limitation, a senior secured real estate loan or a B-note loan) that is (a) secured primarily by a mortgage, deed of trust or similar Lien on commercial real estate (other than hotels and casinos), residential real estate or undeveloped land or (b) a loan to a company engaged primarily in acquiring and developing undeveloped land (whether or not such loan is secured by real estate).

“Realized Loss” means, for any Collateral Loan, an amount equal to the loss recognized, if any, from the difference between the Borrower’s acquisition price for such Collateral Loan and its disposition price.

“Register” has the meaning specified in Section 13.06(d).

“Regulatory Change” has the meaning specified in Section 2.09(a).

“Regulation T”, “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Agreement” means a guaranteed reinvestment agreement from a bank, insurance company or other corporation or entity having Eligible Investment Required Ratings; provided that such agreement provides that it is terminable by the purchaser, without penalty and with the return of all invested funds, if within 60 days after the provider of such agreement no longer satisfies the Eligible Investment Required Ratings the provider has failed either (i) (x) to obtain a guarantor with Eligible Investment Required Ratings to guarantee the obligations of such provider under such agreement and (y) to satisfy the Rating Condition and obtain the consent of the Administrative Agent or (ii) (x) to obtain a replacement provider with Eligible Investment Required Ratings and (y) to satisfy the Rating Condition and obtain the consent of the Administrative Agent.

“Reinvestment Interest Diversion Ratio Test” means a test that will be satisfied at any time if the Overcollateralization Ratio is at least equal to the Row Diversion Test.

“Reinvestment Period” means the period from and including the Closing Date to and excluding the earliest of (a) 18 months from Closing Date (or such later date as may be agreed by the Borrower and each of the Lenders and notified in writing to the Administrative Agent and the Trustee, but subject to satisfaction of the Rating Condition with respect to each such extension), (b) the date of the acceleration of the maturity of the Advances pursuant to Section 6.01, (c) the Collateral Servicer receives written notice of its removal for “Cause” (pursuant to and as defined in the Collateral Servicing Agreement); (d) the Collateral Servicer shall have notified the Borrower of its intention to resign as Collateral Servicer or the occurrence of any other termination of the Collateral Servicing Agreement, whether or not in accordance with its terms; or (e) termination of the Commitments in whole pursuant to Section 2.06(b).

“Related Documents” means, with respect to any Collateral Loan, all agreements or documents evidencing, securing, governing or giving rise to such Collateral Loan. As used in this Agreement, each reference to the Related Documents to which the Borrower is a party shall be deemed to mean the Related Documents with respect to any Collateral Loan to which the Borrower is a party or to which the Borrower is otherwise bound.

“Related Document Modification” has the meaning assigned to such term in Section 5.02(v).

“Related Person” has the meaning assigned to such term in Section 2.04(f).

“Related Property” means, with respect to any Collateral Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Loan (including, without limitation, a pledge of the stock, membership or other ownership interests in the Obligor), including all proceeds from any sale or other disposition of such property or other assets.

“Repurchase and Substitution Limits” has the meaning assigned to such term in Section 10.01(a).

“Requested Amount” has the meaning assigned to such term in Section 2.02.

“Required Lenders” means, as of any date of determination, Lenders whose aggregate principal amount of outstanding Advances plus unused Commitments aggregate more than 50% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, the aggregate principal amount of all outstanding Advances.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such corporation or other entity, the second such Responsible Officer may be a secretary or assistant secretary, (b) without limitation of clause (a)(ii), in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a)(ii), in the case of a limited liability company, the Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer and (f) in the case of the Trustee or Custodian, an officer of the Trustee or Custodian, as applicable, responsible for the administration of this Agreement.

“Restricted Junior Payment” (i) Any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of Borrower now or hereafter outstanding, (iv) any payment of management fees by the Borrower and (v) except as otherwise expressly set forth in the next sentence of this definition, any other dividend, distribution or payment to any Equity holder not made in accordance with Section 9.01. For the avoidance of doubt, (i) payments and reimbursements due to the Collateral Servicer in accordance with this Agreement or any other Facility Document do not constitute Restricted Junior Payments, (ii) distributions to the Equity holders pursuant to Section 9.01 do not constitute Restricted Junior Payments, and (iii) distributions by the Borrower to its Equity holders of Collateral Loans or of cash or other proceeds relating thereto which have been repurchased or substituted in accordance with this Agreement and the Master Sale Agreement do not constitute Restricted Junior Payments.

“Restricted Payment Test” means a test applied under Section 9.01(a)(i)(I) that will be satisfied on the related Determination Date if (a) the aggregate Realized Losses and the aggregate Unrealized Losses, in each case, from the Closing Date to the related Determination Date, is less than or equal to the aggregate amounts previously distributed for the purposes specified in Section 9.01(a)(i)(J) on each Payment Date since the Closing Date plus any amounts payable on a pro-forma basis under Section 9.01(a)(i)(J) on such Payment Date and (b) the Maximum Moody’s Rating Factor Test has been satisfied.

“Retained Amount” means a retention of the Equity by the Retention Provider equal at all times to no less than 5% (or such higher amount as may be required by Article 122a) of the “net economic interest” (as defined in Article 122(a)) of the Facility calculated based on the Aggregate Principal Balance of all of the Collateral Loans at the time of determination without taking into account any deduction pursuant to the proviso to the definition of “Principal Balance” of any Collateral Loan or any deduction or discount in respect of the purchase price paid therefor by the Borrower.

“Retention of Net Economic Interest Letter” means a letter relating to the retention of net economic interest in substantially the form of Exhibit F hereto, from the Retention Provider and addressed to each Lender, each Agent and the Borrower.

“Retention Provider” means NewStar Financial, Inc.

“Review Criteria” has the meaning assigned to such term in Section 11.02(b)(i).

“Revolving Collateral Loan” means any Collateral Loan (other than a Delayed Funding Collateral Loan) that is a loan (including, without limitation, revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the borrower by the Borrower; provided that any such Collateral Loan will be a Revolving Collateral Loan only until all commitments to make revolving advances to the borrower expire or are terminated or irrevocably reduced to zero.

“Row Advance Rate” shall have the meaning specified in the Fee Letter.

“Row Diversion Test” shall have the meaning specified in the Fee Letter.

“Row Minimum Diversity Score” means the applicable Row Minimum Diversity Score as set forth in the column of that name in the Matrix corresponding to the Applicable Row Level.

“Row Minimum Weighted Average Spread” means the applicable Row Minimum Weighted Average Spread as set forth in the column of that name in the Matrix corresponding to the Applicable Row Level; provided that, during the Ramp-Up Period, the Row Minimum Weighted Average Spread shall be 4.75%.

“Row Moody’s Rating Factor” means the applicable Row Moody’s Rating Factor as set forth in the column of that name in the Matrix corresponding to the Applicable Row Level; provided that, during the Ramp-Up Period, the Row Moody’s Rating Factor shall be 3490.

“Row OC Test” shall have the meaning specified in the Fee Letter.

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan.

“SEC” means the Securities and Exchange Commission or any other governmental authority of the United States at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

“Second Lien Loan” means a loan or debt security, including a participation loan (for purposes of this definition, a “loan”) that is (i) is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the Obligor under the Collateral Loan, other than a Senior Secured First Lien Loan, (ii) is secured by a valid and perfected security interest or lien on specified collateral securing the Obligor’s obligations under such Collateral Loan, which security interest or lien is not by its terms subordinate to the security interest or lien securing any other debt for borrowed money other than a Senior Secured First Lien Loan on such specified collateral and (iii) is not secured solely or primarily by common stock or other equity interests; provided that with respect to clauses (i) and (ii) above, such right of payment, security interest or lien may be subordinate to customary permitted liens, such as, but not limited to, tax liens.

“Secured Parties” means the Administrative Agent, the Trustee, the Custodian, U.S. Bank National Association (in its capacity as a Securities Intermediary under the Account Control Agreement), the Lenders and their respective permitted successors and assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provisions shall be deemed to be a reference to any successor statutory or regulatory provision.

“Securities Intermediary” has the meaning specified in Section 8-102(a)(14) of the UCC.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Selling Institution” means an entity obligated to make payments to the Borrower under the terms of a Participation Interest.

“Senior Secured First Lien Loan” means any loan, letter of credit reimbursement obligation, Collateral Loan, security or participation interest under which the Borrower and any other lenders are granted a valid, perfected first-priority security interest in designated collateral with a senior first-out position (whether or not they are also granted a security interest of lower priority in additional collateral).

“Servicing Standard” means the Standard of Care as defined in the Collateral Servicing Agreement.

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, as amended.

“Special Purpose Provisions” has the meaning assigned to such term in Section 1.01 of the Borrower LLC Agreement.

“Specified Change” means any amendment, consent, waiver or other modification with respect to a Related Document that (a) reduces the principal amount of a Collateral Loan, (b) reduces the rate of interest payable on a Collateral Loan by more than 25% for a Credit Risk Loan or a Defaulted Loan and more than 50% for other Collateral Loans, (c) postpones the Due Date of any Scheduled Distribution in respect of a Collateral Loan, unless the Moody’s Default Probability Rating in respect of such Collateral Loan has been confirmed to not be reduced or withdrawn as a result of such change and the Maximum Weighted Average Life Test is satisfied after giving effect to such change, (d) releases any material guarantor or co-obligor of a Collateral Loan from its obligations, (e) terminates or releases all or substantially all of the assets securing a Collateral Loan, except as required by the Related Documents or (f) changes any of the provisions of a Related Document specifying the number or percentage of lenders required to effect any of the foregoing.

“Specified LIBOR” means, at any time:

(a) if no Interest Accrual Period for Eurodollar Rate Advances is then in effect hereunder, LIBOR determined as if (1) Eurodollar Rate Advances having an aggregate principal balance of $10,000,000 were outstanding hereunder and (2) the related Interest Accrual Period were in effect for the period from the immediately preceding Payment Date (or, if prior to the first Payment Date, the Closing Date) through the next following Payment Date;

(b) if only one Interest Accrual Period for Eurodollar Rate Advances is outstanding at such time, the LIBOR rate in effect with respect to the Eurodollar Rate Advances for such Interest Accrual Period; and

(c) if more than one Interest Accrual Period for Eurodollar Rate Advances is outstanding at such time, a rate per annum equal to (1) the sum of the products, for each such Interest Accrual Period, of the LIBOR rate in effect with respect to such Interest Accrual Period multiplied by the principal amount of Eurodollar Rate Advances then bearing interest at a rate based on such LIBOR rate, divided by (2) the aggregate principal amount of all Eurodollar Rate Advances outstanding at such time, rounded to the nearest 0.01%.

“Stage I” means, with respect to the Ramp-Up Period, the period from and including the Closing Date to and excluding the Interim Date.

“Stage II” means, with respect to the Ramp-Up Period, the period from and including the Interim Date to and excluding the date that is the earliest of clauses (a) through (f) in the definition of Ramp-Up Period.

“Step-Up Overcollateralization Test” A test that will be satisfied if the Overcollateralization Ratio for the applicable quarter is at least equal to the ratio set forth in the table below, provided that if the Step-Up Overcollateralization Test is “Not Applicable” then the test will be assumed to not be satisfied.

Quarter	Step-Up Overcollateralization Test
1st quarter post Reinvestment Period	150%
2nd quarter post Reinvestment Period	157%
3rd quarter post Reinvestment Period	164%
4th quarter post Reinvestment Period	171%
5th quarter post Reinvestment Period	179%
6th quarter post Reinvestment Period	186%
7th quarter post Reinvestment Period	193%

8th quarter post Reinvestment Period	200%
9th quarter post Reinvestment Period	250%
10th quarter post Reinvestment Period	250%
11th quarter post Reinvestment Period and after	Not Applicable

“Structured Finance Obligation” means any debt obligation owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that any ABL Facility, loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Subject Laws” has the meaning assigned to such term in Section 4.01(f).

“Synthetic Loan” A loan or swap transaction, other than a Participation Interest or Letter of Credit, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Tape” has the meaning assigned to such term in Section 8.07(a).

“Taxes” has the meaning assigned to such term in Section 13.03(a).

“Total Capitalization” means, at any time, the sum of (a) the Principal Collateralization Amount, (b) the Net Aggregate Exposure Amount and (c) the remaining aggregate outstanding amount of the undrawn Advances above the Net Aggregate Exposure Amount, but only to the extent proceeds from such undrawn Advances may be used to purchase Collateral Loans assuming a price of 100% such that the applicable Row Advance Rate equals or exceeds the Portfolio Advance Rate; provided that during the Ramp-Up Period, the Total Capitalization is equal to $230,000,000.

“Total Commitment” means (a) on or prior to the Commitment Termination Date, $150,000,000 (as such amount may be reduced from time to time pursuant to Section 2.06) and (b) following the Commitment Termination Date, the Net Aggregate Exposure Commitment Amount.

“Trade Ticket” means a confirmation of the purchase and sale of a Collateral Loan as provided by the Collateral Servicer to the Trustee in connection with such purchase.

“Trustee” US Bank, not in its individual capacity, but solely as Trustee, its successor in interest pursuant to Section 11.03 or such Person as shall have been appointed successor Trustee pursuant to Section 11.05 or Section 11.07.

“Trustee Fee Letter” means the fee letter dated February 16, 2012 among the Trustee, NewStar Financial, Inc. and the Borrower setting forth the fees payable by the Borrower to the Trustee and the Custodian in connection with the transactions contemplated by this Agreement, and consented to by the Administrative Agent, as the same may from time to time be amended, supplemented, waived or modified, as consented to by the Administrative Agent.

“Trustee Termination Notice” has the meaning specified in Section 11.05.

“UCC” means the Uniform Commercial Code, as from time to time in effect in the State of New York; provided that, if by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Trustee pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Unexpected Replacement” has the meaning specified in Section 5.02 (u).

“United States” and “U.S.” mean the United States of America.

“Unrealized Loss” means, with respect to any Defaulted Loan, Deferring Security or Charged-Off Loan, an amount equal to the difference between the Principal Balance of such loan and the carrying value from the definition of Principal Collateralization Amount under subclause (b), (c) or (d), as applicable.

“US Bank” has the meaning assigned to such term in the introduction to this Agreement.

“Valuation” means, with respect to any Collateral Loan, a valuation of the tangible and intangible assets securing such Collateral Loan and, without duplication, the cash flow generating capability of the Obligor and any guarantor of the related Collateral Loan that is conducted by a firm designated under the terms of this Agreement as an “Approved Valuation Firm” on the basis of the Appraised Value of such assets and, without duplication, the cash flow generating capability of the Obligor and any guarantor (that is, the price that would be paid by a willing buyer to a willing seller of such assets in an expedited sale on an arm’s-length basis), which may be in the form of an update or reaffirmation by an Approved Valuation Firm of a Valuation previously performed by an Approved Valuation Firm.

“Weighted Average Coupon” means, with respect to Fixed Rate Obligations (excluding Defaulted Loans), as of any date, the number obtained by:

(x) the sum of the products obtained by multiplying the cash-pay portion of the interest coupon of each such Fixed Rate Obligation (plus any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) as of such date by the Principal Balance of each such Collateral Loan as of such date, and

(y) dividing such sum by the sum of the Aggregate Principal Balance plus the Exposure Amount of all such Fixed Rate Obligations, and rounding the result up to the nearest 0.001%,

provided that, if the foregoing amount is less than the Minimum Weighted Average Coupon Test Level then all or a portion of the Weighted Average Coupon Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

“Weighted Average Coupon Adjustment” means, as of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Floating Spread for such date over the Row Minimum Weighted Average Spread, and (ii) the Aggregate Principal Balance plus the Exposure Amount of all Floating Rate Obligations (in each case excluding Defaulted Loans), and the denominator of which is the Aggregate Principal Balance plus Exposure Amount of all Fixed Rate Obligations (in each case excluding Defaulted Loans). In computing the Weighted Average Coupon Adjustment on any date, the Weighted Average Floating Spread for such Measurement Date shall be computed as if the Weighted Average Floating Spread Adjustment was equal to zero.

“Weighted Average Floating Spread” means, as of any date, the number obtained by dividing:

(a) the amount equal to (A) the Aggregate Funded Spread (with respect to all Collateral Loans), plus (B) the Aggregate Unfunded Spread, by

(b) the Aggregate Principal Balance of all Collateral Loans as of such date;

provided that, if the foregoing amount is less than the Row Minimum Weighted Average Spread then all or a portion of the Weighted Average Floating Spread Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

“Weighted Average Floating Spread Adjustment” means, as of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Coupon for such date over the Minimum Weighted Average Coupon Test Level and (ii) the Aggregate Principal Balance plus the Exposure Amount of all Fixed Rate Obligations (in each case excluding Defaulted Loans), and the denominator of which is the Aggregate Principal Balance plus the Exposure Amount of all Floating Rate Obligations as of such date (in each case excluding Defaulted Loans). In computing the Weighted Average Floating Spread Adjustment on any Measurement Date, the Weighted Average Coupon for such date shall be computed as if the Weighted Average Coupon Adjustment was equal to zero.

“Weighted Average Life” means, as of any date of determination with respect to all Collateral Loans, the number of years following such date obtained by summing the products obtained by multiplying:

The Average Life at such time of each such Collateral Loan	X	The Principal Balance of such Collateral Loan

and dividing such sum by:

The Aggregate Principal Balance at such time of all Collateral Loans.

For the purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Collateral Loan, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Collateral Loan and (b) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Loan.

“Weighted Average Moody’s Rating Factor” means the number (rounded up to the nearest whole number) determined by:

(a) summing the products of (i) the Principal Balance of each Collateral Loan (excluding Equity Securities) multiplied by (ii) the Moody’s Rating Factor of such Collateral Loan and

(b) dividing such sum by the Aggregate Principal Balance of all such Collateral Loans.

“Weighted Average Moody’s Recovery Rate” As of any Measurement Date, the number, expressed as a percentage, obtained by summing the product of the Moody’s Recovery Rate on such Measurement Date of each Collateral Loan and the Principal Balance of such Collateral Loan, dividing such sum by the Aggregate Principal Balance of all such Collateral Loans and rounding up to the first decimal place.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“WSO System” The loan administrator software system owned by Market WSO Corporation or such other loan administration software system approved in writing by the Administrative Agent.

“Zero Coupon Obligation” means a Collateral Loan that does not provide for periodic payments of interest in Cash or that pays interest only at its stated maturity.

Section 1.02 Rules of Construction.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires (i) singular words shall connote the plural as well as the singular, and vice versa (except as indicated), as may be appropriate, (ii) the words “herein,” “hereof” and “hereunder” and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision, (iii) the headings, subheadings and table of contents set forth in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof, (iv) references in this Agreement to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (v) each of the parties to this Agreement and its counsel have reviewed and revised, or requested revisions to, this Agreement, and the rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of this Agreement, (vi) any definition of or reference to any Facility Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (vii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (viii) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (ix) unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time and (x) unless otherwise specified herein and unless the context requires a different meaning, all terms used herein that are defined in Articles 8 and 9 of the UCC are used herein as so defined.

Section 1.03 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

Section 1.04 Collateral Value Calculation Procedures.

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loans, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) All calculations with respect to Scheduled Distributions on the Collateral Loans securing the Advances shall be made on the basis of information as to the terms of each of such Collateral Loans and upon reports of payments, if any, received on such Collateral Loans that are furnished by or on behalf of the Obligor of such Collateral Loans and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b) For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include (i) scheduled interest and principal payments on Defaulted Loans unless or until such payments are actually made and (ii) ticking fees in respect of Collateral Loans, and other similar fees, unless or until such fees are actually paid.

(c) For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Loans (other than Defaulted Loans, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Collection Period in respect of such Collateral Loans (including the proceeds of the sale of such Collateral Loans received and, in the case of sales which have not yet settled, to be received during the Collection Period) and not reinvested in additional Collateral Loans or retained in the Collection Account for subsequent reinvestment pursuant to Section 10.02 that, if received as scheduled, will be available in the Collection Account at the end of the Collection Period and (ii) any such amounts received in prior Collection Periods that were not disbursed on a previous Payment Date or retained in the Collection Account for subsequent reinvestment pursuant to Section 10.02.

(d) Each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate (as determined on each relevant date of determination). All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Advances or other amounts payable pursuant to this Agreement.

(e) References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(f) For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Defaulted Loans will be included in the calculation in an amount determined as set forth in clause (b) of the definition of Principal Collateralization Amount and Charged-Off Loans will not be included.

(g) Except as otherwise provided herein, Defaulted Loans will not be included in the calculation of the Collateral Quality Tests.

(h) For purposes of determining the Minimum Floating Spread Test (and related computations of stated interest coupons and Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not paid in cash) will be excluded.

(i) References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Collateral Loan include references to the Borrower’s acquisition of such Collateral Loan by way of contribution from the Collateral Servicer or an Affiliate thereof. Portions of the same Collateral Loan acquired by the Borrower on different dates (whether through purchase or receipt by contribution, but excluding subsequent draws under Revolving Collateral Loans or Delayed Funding Collateral Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan).

(j) For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(k) Any Specified Change that results in the transfer or release of all or substantially all of the assets securing a Collateral Loan shall, for purposes of the Concentration Limitations, result in the recategorizing of such Collateral Loan as a Defaulted Loan.

ARTICLE II

ADVANCES UNDER THE FACILITY

Section 2.01 Revolving Credit Facility.

On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make advances to the Borrower (each, an “Advance” and each borrowing on any single day, a “Borrowing”) from time to time on any Business Day during the period from the Closing Date until the Commitment Termination Date, and to make Net Aggregate Exposure Advances to the Borrower from time to time on any Business Day during the period from the Commitment Termination Date until the first date on which the Net Aggregate Exposure Amount has been permanently reduced to zero as set forth in a written notice from the Collateral Servicer to the Administrative Agent and the Trustee, in each case, in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Total Commitment; provided that no such Advances (including Net Aggregate Exposure Advances) and no prepayment of any Advances shall be made on the Business Day immediately preceding (but not including) any Payment Date.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.

Section 2.02 Advances.

(a) If the Borrower desires to make a Borrowing under this Agreement it shall give each Lender and the Administrative Agent (with a copy to the Trustee) a written notice (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt by the Administrative Agent) not later than 10:00 a.m. (New York City time) at least three Business Days prior to the day of the requested Borrowing (or such lesser notice period that the Administrative Agent deems acceptable).

Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, signed by a Responsible Officer of the Borrower, and otherwise be appropriately completed. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Commitment Termination Date (unless the requested Borrowing is a Net Aggregate Exposure Advance), and the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof (or, if less, the remaining unfunded Commitments hereunder).

(b) Each Lender shall not later than 2:00 p.m. (New York City time) on each Borrowing Date in respect of an Advance make its Percentage of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to the Principal Collection Subaccount.

Section 2.03 Evidence of Indebtedness; Notes.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder.

(b) The Administrative Agent shall maintain, in accordance with its usual practices, accounts in which it will record (i) the amount of each Advance made hereunder to the Borrower, (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any principal sum paid by the Borrower hereunder and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.03 shall be prima facie evidence of the existence and amounts of the Advances therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

(d) Any Lender may request that its Commitment to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender and otherwise appropriately completed. Thereafter, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section 13.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clauses (a) and (b) of this Section 2.03.

Section 2.04 Payment of Principal and Interest.

The Borrower shall pay principal and interest on the Advances as follows:

(a) 100% of the outstanding principal amount of each Advance, together with all accrued and unpaid interest thereon, shall be payable on the Final Maturity Date.

(b) Interest shall accrue on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at the following rates per annum:

(i) Base Rate Advances. While an Advance is a Base Rate Advance, a rate per annum equal to the sum of the Base Rate in effect from time to time plus the Applicable Margin.

(ii) Eurodollar Rate Advances. While an Advance is a Eurodollar Rate Advance, a rate per annum for each Interest Accrual Period for such Advance equal to the sum of LIBOR for such Interest Accrual Period plus the Applicable Margin.

(iii) CP Rate Advances. While an Advance is a CP Rate Advance, (i) a rate per annum for each Interest Accrual Period for such Advance equal to the CP Rate for such Interest Accrual Period plus the Applicable Margin; and (ii) each CP Rate Advance funded by a CP Conduit through its liquidity provider shall bear interest on the outstanding principal amount thereof for each Interest Accrual Period for such Advance equal to the sum of LIBOR for such Interest Accrual Period plus the Applicable Margin, for each day in such Interest Accrual Period prior to the day on which such funding has been refinanced through the issuance of Commercial Paper at the CP Rate for the remainder of such Interest Accrual Period plus the Applicable Margin.

All Advances shall constitute CP Rate Advances if made by a CP Conduit and Eurodollar Rate Advances if made by any Lender that is not a CP Conduit (subject to their conversion to Base Rate Advances pursuant to Section 2.11), provided that, in the event the Borrower is no longer able to borrow CP Rate Advances or Eurodollar Rate Advances as a result of the occurrence of any of the circumstances set forth in Section 2.11, the Borrower may request Base Rate Advances hereunder until such time as Eurodollar Rate Advances are available.

The Calculation Agent shall provide notice to the Administrative Agent, the Calculation Agent, the Lenders, the Borrower and the Collateral Servicer of any and all LIBOR rate sets on the date that any such rate set is determined.

The CP Conduit shall provide notice to the Administrative Agent, the Borrower and the Collateral Servicer of any and all CP Rate rate sets on the date that any such rate set is determined.

(c) Accrued interest on each Advance shall be payable in arrears (x) on each Payment Date, and (y) together with each prepayment of principal thereof on the principal amount so prepaid.

(d) Subject in all cases to Section 2.04(f), the obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.15), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment (other than payment) which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

(e) As a condition to the payment of principal of and interest on any Advance without the imposition of withholding tax, the Administrative Agent and the Borrower may require certification acceptable to the Administrative Agent or the Borrower from any recipient to enable the Borrower, the Administrative Agent and the Trustee to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Advance under any present or future law or regulation of the United States and any other applicable jurisdiction, or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.

(f) Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower payable solely from the Collateral and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and, subject to Section 2.12, all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, Affiliate, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns (any “Related Person”) for any amounts payable under this Agreement. It is understood that the foregoing provisions of this clause (f) shall not (i) prevent recourse to (x) the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (y) any Affiliate of the Borrower under any Facility Document to which it is a party thereto or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this clause (f) shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Related Person.

Section 2.05 Prepayment of Advances.

(a) Optional Prepayments. Other than in connection with a Payment in Full and termination of this Facility which is subject to Section 2.06(b), the Borrower (at the direction of the Collateral Servicer) may, up to three times per Collection Period and on any Business Day, voluntarily prepay the Advances together with accrued interest thereon in whole or in part using Principal Proceeds, without penalty or premium; provided that the Borrower shall have delivered to the Lenders and the Administrative Agent (with a copy to the Trustee) written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C hereto not later than 12:00 noon (New York City time) on the Business Day that is (i) in the case of CP Rate Advances or Eurodollar Rate Advances, three Business Days prior to the date of such prepayment, and (ii) in the case of Base Rate Advances, one Business Day prior to the date of such prepayment. Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each prepayment of any Advance by the Borrower pursuant to this Section 2.05(a) shall in each case be in a principal amount of at least $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire outstanding principal amount of the Advances of the Borrower. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments. The Borrower shall provide, in each Payment Date Report, notice of the aggregate amounts of Advances that are to be prepaid on the related Payment Date in accordance with the Priority of Payments.

(c) Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be (i) subject to Sections 2.04(c) and 2.10 and (ii) applied to the Advances of the Lenders in accordance with their respective Percentages.

Section 2.06 Reductions in Commitments.

(a) Automatic Reduction and Termination. The Total Commitment (and the Commitment of each Lender) shall be automatically reduced to the Net Aggregate Exposure Commitment Amount at the close of each business day (New York City time) on and after the Commitment Termination Date and shall be automatically terminated on the first date following the Commitment Termination Date on which the Exposure Amount has been permanently reduced to zero, as set forth in a written notice from the Collateral Servicer to the Administrative Agent and the Trustee.

(b) Optional Termination in Whole. Prior to the Commitment Termination Date, the Borrower shall have the right at any time to terminate the Commitments in their entirety upon not less than ten Business Days’ prior notice to the Lenders, the Administrative Agent and the Trustee of any such termination, which notice shall specify the effective date of such termination, provided that Payment in Full occurs on such date; provided, however, if the Borrower has revoked its notice of termination pursuant to the last sentence of this paragraph (b), the Borrower shall only be required to give two Business Days’ prior notice of a subsequent termination to the extent that Payment in Full occurs within ten Business Days’ of the effective date specified in the Borrower’s previous notice of termination. On the date thereof, the Borrower may use amounts in the Covered Accounts to effect any such Payment in Full. Such notice of termination shall be irrevocable and effective only upon receipt and shall terminate and cancel the Commitments of each Lender on the date specified in such notice (unless revoked at least two Business Days prior to the effective date specified for such termination, or such shorter period as may be consented to by the Administrative Agent in writing; provided that the Borrower shall pay any Affected Party any Breakage Payment with respect thereto as provided in Section 2.10).

(c) Effect of Termination. The Total Commitment (and the Commitment of each Lender) once terminated pursuant to this Section 2.06 may not be reinstated unless otherwise agreed to in writing by each Lender.

Section 2.07 Maximum Lawful Rate.

It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.

Section 2.08 Several Obligations.

The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date, neither the Administrative Agent nor the Trustee shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender.

Section 2.09 Increased Costs.

(a) Except with respect to Excluded Taxes, Other Taxes and changes in the rate of Taxes, which shall be governed exclusively by Section 13.03, and without duplication of amounts required to be paid or indemnified by Borrower pursuant to Section 13.03, if, due to either (i) the introduction of or any change in or in the interpretation, application or implementation of any Applicable Law (a “Regulatory Change”) after the date hereof, or (ii) the compliance with any guideline or change in the interpretation, application or implementation of any guideline or request from any central bank or other Authority (whether or not having the force of law) after the date hereof, there shall be any increase in the cost to any Affected Person of agreeing to make or making, funding or maintaining Advances to the Borrower, then the Borrower shall from time to time, on the Payment Dates, following such Affected Person’s demand, pay in accordance with the Priority of Payments to such Affected Person such additional amounts as may be sufficient to compensate such Affected Person for such increased cost. A certificate setting forth in reasonable detail the reason for and amount of such increased cost, submitted to the Borrower by an Affected Person (with a copy to the Administrative Agent and the Trustee), shall be conclusive and binding for all purposes, absent manifest error.

(b) If an Affected Person determines that (i) the applicability of any law, rule, regulation or guideline adopted after the date hereof pursuant to or arising after the date hereof out of the July 1988 paper or the June 2006 paper of the Basel Committee on Banking Supervision entitled: “International Convergence of Capital Measurements and Capital Standards: a Revised Framework,” or any successor paper or consultative package proposed by such Committee and adopted after the date hereof (“Basel II”) or (ii) the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy affecting such Affected Person or any holding company for such Affected Person or (iii) compliance, implementation or application, whether commenced prior to or after the date hereof, by any Affected Person with (A) Basel II, (B) the Dodd–Frank Wall Street Reform and Consumer Protection Act and all rules and regulations promulgated thereunder or issued in connection therewith (the “Dodd-Frank Act”), (C) Article 122a of the CRD and all rules and regulations promulgated thereunder or issued in connection therewith, (D) the Alternative Investment Fund Managers Directive and all rules and regulations promulgated thereunder or issued in connection therewith (“AIFMD”), (E) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the Office of the Comptroller of the Currency, Department of the Treasury; Board of Governors of the Federal Reserve System; Federal Deposit Insurance Corporation; and Office of Thrift Supervision, Department of Treasury on December 15, 2009 (the “FAS 166/167 Regulatory Capital Rules”), or any rules, regulations, guidance, interpretations or directives from bank regulatory agencies promulgated in connection therewith or (iv) any change arising after the date hereof in the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (v) compliance by any Affected Person (or any lending office of such Affected Person), or any holding company for such Affected Person which is subject to any of the capital requirements described above, with any request or directive issued after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, (A)(i) affects the amount of capital required to be maintained by such Affected Person and that the amount of such capital is increased by or based upon the existence of such Affected Person’s Commitment under this Agreement or upon such Affected Person’s making, funding or maintaining Advances or (ii) reduces the rate of return of an Affected Person to a level below that which such Affected Person could have achieved but for such compliance (taking into consideration such Affected Person’s policies with respect to capital adequacy), then the Borrower shall from time to time, on the Payment Dates, following such Affected Person’s notification, pay in accordance with the Priority of Payments such additional amounts which are sufficient to compensate such Affected Person for such increase in capital or reduced return. If any Affected Person becomes entitled to claim any additional amounts pursuant to this Section 2.09(b), it shall promptly notify the Borrower (with a copy to the Administrative Agent and the Trustee) of the event by reason of which it has become so entitled. A certificate setting forth in reasonable detail such amounts submitted to the Borrower by an Affected Person shall be conclusive and binding for all purposes, absent manifest error.

Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 2.09, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

Section 2.10 Compensation; Breakage Payments.

The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates in accordance with the Priority of Payments and on the date of any optional prepayment of Advances hereunder, following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts) in connection with any optional prepayment, for all reasonable losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed by the Borrower to make or carry a CP Rate Advance or a Eurodollar Rate Advance made to the Borrower and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits or margin), which such Affected Person may sustain (each, a “Breakage Payment”): (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any CP Rate Advance or Eurodollar Rate Advance by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment, prepayment or conversion of any of the Borrower’s CP Rate Advance or Eurodollar Rate Advance occurs on a date that is not the last day of the relevant Interest Accrual Period, (iii) if any payment or prepayment of any CP Rate Advance or Eurodollar Rate Advance is not made on any date specified in a Notice of Prepayment given by the Borrower, (iv) if any CP Rate Advance or Eurodollar Rate Advance is converted into a Base Rate Advance on a date other than the last day of the Interest Accrual Period therefor or (v) as a consequence of any revocation by the Borrower of a notice of termination in accordance with Section 2.06(b). A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Administrative Agent and the Trustee, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.11 Illegality; Inability to Determine Rates.

(a) Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for a Lender to (i) honor its obligation to make CP Rate Advances or Eurodollar Rate Advances hereunder, or (ii) maintain CP Rate Advances or Eurodollar Rate Advances hereunder, then such Lender shall promptly notify the Administrative Agent, the Trustee and the Borrower thereof. Thereafter, the obligation of the Lender to make or maintain CP Rate Advances or Eurodollar Rate Advances hereunder, as applicable, shall be suspended until the Lender revokes such notice, and all outstanding CP Rate Advances or Eurodollar Rate Advances, as applicable, shall be converted into Base Rate Advances on the date that such Lender shall specify to the Administrative Agent, the Trustee and the Borrower. Promptly after the reason for such suspension no longer applies, the Lender shall send written notice to the Administrative Agent, the Trustee and the Borrower, at which time, as soon as reasonably practicable after such Lender has specified to the Administrative Agent, the Trustee and the Borrower that it may again make and maintain such Advances, all outstanding Base Rate Advances shall be converted back into CP Rate Advances or Eurodollar Rate Advances, as applicable.

(b) Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain CP Rate Advances or Eurodollar Rate Advances, as applicable,

pursuant to Section 2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain CP Rate Advances or Eurodollar Rate Advances, as applicable; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c) If prior to the first day of any Interest Accrual Period, either (i) the Lender or Calculation Agent, as applicable, determines that for any reason adequate and reasonable means do not exist for determining the rate for such Interest Accrual Period for any CP Rate Advances or Eurodollar Rate Advances, or (ii) the Administrative Agent determines and notifies the Calculation Agent that the CP Rate or Eurodollar Rate with respect to such Interest Accrual Period for any CP Rate Advances or Eurodollar Rate Advances, as applicable, does not adequately and fairly reflect the cost to such Lender of funding such CP Rate Advances or Eurodollar Rate Advances, the Calculation Agent will promptly so notify the Borrower, the Administrative Agent, the Trustee and the Lender. Thereafter, the obligation of the Lender to make or maintain CP Rate Advances or Eurodollar Rate Advances, as applicable, shall be suspended until the Lender, Calculation Agent or the Administrative Agent, as applicable, revokes such notice, and all outstanding CP Rate Advances or Eurodollar Rate Advances, as applicable, shall be converted into Base Rate Advances on the date that such Lender, Calculation Agent or Administrative Agent, as applicable, shall specify to the Borrower. Promptly After the reason for such suspension no longer applies, the Lender, Calculation Agent or Administrative Agent, as applicable, shall send written notice to the Borrower, the Administrative Agent, the Trustee and each Lender, at which time, as soon as reasonably practicable thereafter, all outstanding Base Rate Advances shall be converted back into CP Rate Advances or Eurodollar Rate Advances, as applicable.

Section 2.12 Rescission or Return of Payment.

The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.13 Fees Payable by Borrower.

(a) The Borrower hereby agrees to pay to each Lender a commitment fee (a “Commitment Fee”) as set forth in the Fee Letter. Commitment Fees accrued during each Collection Period shall be payable on the related Payment Date.

(b) All payments by or on behalf of the Borrower under this Section 2.13 shall be made in accordance with the Priority of Payments.

Section 2.14 Post-Default Interest.

The Borrower shall pay interest on all Advances and all Commitment Fees and interest owed on Advances that are not paid when due for the period from the due date thereof until the date the same is paid in full at the Post-Default Rate. Interest payable at the Post-Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.15 Payments Generally.

(a) All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement, shall be paid by the Borrower (through the Trustee) to the applicable recipient in Dollars, in immediately available funds, in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense (other than payment), abatement, suspension or deferment. Each Lender shall provide wire instructions to the Borrower and the Trustee. Payments received after 2:00 p.m. (New York City time) on a Business Day will be deemed to have been paid on the next following Business Day.

(b) Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed in computing interest on any Advance, the date of the making of an Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s interest shall be paid on such Advance. All computations made by the Calculation Agent or the Administrative Agent under this Agreement shall be conclusive absent manifest error.

Section 2.16 Applicable Row Level.

(a) As a condition to the end of the Ramp-Up Period (the “Effective Date”), the Collateral Servicer shall provide, within 10 Business Days after the Effective Date, written notice to the Administrative Agent and the Trustee (with a copy to Moody’s and the Lenders) specifying the Applicable Row Level to be in effect for purposes of the Matrix, including a passing accountant’s certificate (the “Passing Accountants’ Certificate”) confirming as of the Effective Date (i) the Aggregate Principal Balance equals or exceeds $200,000,000, (ii) the aggregate outstanding principal balance of all Advances plus the Net Aggregate Exposure Amount is equal to or less than $120,000,000, (iii) each Collateral Quality Test and Concentration Limitation is satisfied, (iv) each Coverage Test is satisfied, (v) such Row Advance Rate to be in effect for purposes of the Matrix equals or exceeds the Portfolio Advance Rate at such time, (vi) no Commitment Shortfall exists and (vii) specifying the procedures undertaken by them to review the data and computations relating to such Passing Accountants’ Certificate.

(b) If the Collateral Servicer has not provided to Moody’s the Passing Accountants’ Certificate described in clause (a) above prior to the date 10 Business Days after the Effective Date (constituting a “Moody’s Ramp-Up Failure”), then (A) the Collateral Servicer shall either (i) provide such Passing Accountants’ Certificate to Moody’s within 20 Business Days following the Effective Date or (ii) satisfy the Rating Condition within 20 Business Days following the Effective Date and (B) if, by the 20th Business Day following the Effective Date, the Collateral Servicer has not provided a Passing Accountants’ Certificate to Moody’s or satisfied the Rating Condition, Interest Proceeds and Principal Proceeds shall be applied as provided in Sections 9.01(a)(ii) and 9.01(a)(iii) to the extent necessary to satisfy the Rating Condition.

(c) After the Ramp-Up Period, upon not less than one Business Day’s prior written notice to the Administrative Agent and the Trustee (with a copy to Moody’s and the Lenders), the Borrower or the Collateral Servicer may specify a different Applicable Row Level than the one in use at that time, provided that the Collateral Servicer (A) provides a written notice to the Administrative Agent and the Trustee (with a copy to Moody’s and the Lenders) specifying the Applicable Row Level to be in effect for purposes of the Matrix, and a report showing that at such time, with respect to the Collateral Loans, (i) each Collateral Quality Test and Concentration Limitation is satisfied, (ii) each Coverage Test is satisfied, (iii) the Row Advance Rate that is in use at such time equals or exceeds the Portfolio Advance Rate; (iv) no Commitment Shortfall exists, and (v) such Collateral Loans demonstrate compliance with all of the columns in the Matrix for both the existing and proposed Applicable Row Level, together with a certificate of a Responsible Officer of the Borrower or Collateral Servicer confirming the validity of the information contained in such report.

Section 2.17 Rating Criteria for Lenders.

At any time prior to the latest date on which a Borrowing can be made in accordance with the terms of this Agreement, each Lender (and its liquidity provider, if applicable) will be required, so long as such Lender’s Commitment has not expired, terminated or been reduced to zero, to satisfy the Rating Criteria and will agree to notify the Borrower if it shall at any such time fail to satisfy the Rating Criteria. If any such Lender (or its liquidity provider, if applicable) shall at any time prior to the latest date on which a Borrowing can be made in accordance with the terms of this Agreement, fail to satisfy the Rating Criteria such Lender will be required within ten Business Days thereafter to transfer all of its rights and obligations in respect of its Commitment to a purchaser that satisfies the Rating Criteria and that is eligible to be an assignee under the terms of Section 13.06 hereof. If such Lender (or its liquidity provider, if applicable) fails to satisfy the requirement in the immediately preceding sentence, the Borrower will have the right under this Agreement, and shall be obligated to, use reasonable efforts to replace such Lender (all the costs incurred by the Borrower in connection with such replacement being for the account of such Lender) with another entity that meets the Rating Criteria and that is eligible to be an assignee of the Commitments under the terms of this Agreement (by requiring the replaced Lender to transfer all of its rights and obligations in respect of its Commitment to the transferee entity). Each of the Trustee, the Administrative Agent and the Lender being replaced will agree to cooperate with all reasonable requests of the Borrower for the purpose of effecting such transfer. The purchase of the Commitment (whether in connection with the initial placement or in a subsequent transfer) by any purchaser who does not satisfy the Rating Criteria set forth in clause (a) of the definition thereof at the time of such purchase but who is then entitled to the benefits of a Liquidity Facility shall be subject to the requirement that each Rating Agency provide a Rating Confirmation.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Initial Borrowing.

The obligation of the Lenders to make Advances hereunder comprising the initial Borrowing shall be subject to the conditions precedent that the Administrative Agent shall have received on or before the Closing Date the following, each in form and substance satisfactory to the Administrative Agent:

(a) each of the Facility Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b) true and complete copies of the Constituent Documents of the Borrower and the Collateral Servicer as in effect on the Closing Date;

(c) true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings (other than the UCC financing statements to be filed pursuant to clause (e) below and any SEC filings required by Applicable Law to be made by NewStar Financial Inc. after the Closing Date), if any, required in connection with the transactions contemplated by this Agreement;

(d) a certificate of (i) a Responsible Officer of the Borrower and (ii) a Responsible Officer of the Collateral Servicer certifying (A) as to its Constituent Documents, (B) as to its resolutions or other action of its board of directors or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated thereby, (C) that its respective representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (D) no Default or Event of Default has occurred and is continuing, and (E) as to the incumbency and specimen signature of each of its respective Responsible Officers authorized to execute the Facility Documents to which it is a party;

(e) proper financing statements, under the UCC in all jurisdictions that the Administrative Agent deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement;

(f) copies of proper financing statements, amendments, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any predecessor in interest (including any transferor);

(g) legal opinions (addressed to each of the Secured Parties and Moody’s) of (i) Dechert LLP, counsel to the Borrower and the Collateral Servicer and (ii) Nixon Peabody LLP, counsel to the Trustee, covering such matters as the Administrative Agent and its counsel shall reasonably request;

(h) evidence satisfactory to it that all of the Covered Accounts shall have been established; and the Account Control Agreement shall have been executed and delivered by the Borrower, the Trustee and the Custodian and shall be in full force and effect;

(i) evidence satisfactory to it that the Borrower shall have paid (i) the fees to be received by Natixis on or prior to the Closing Date pursuant to this Agreement and each other Facility Document; (ii) the accrued reasonable fees and expenses in connection with the transactions contemplated hereby of (A) Ashurst LLP, counsel to the Administrative Agent and Lenders, (B) counsel to Moody’s, if any, and (C) Nixon Peabody LLP, counsel to the Trustee; and (iii) the fees to be received by Moody’s on or prior to the Closing Date pursuant to the engagement letter dated as of November 4, 2011 between the Borrower and Moody’s;

(j) Delivery of the Collateral (including any promissory note, executed assignment agreements and copies of any other Related Documents in Microsoft Word format or portable document format (.pdf) available to the Borrower for each initial Collateral Loan) in accordance with Section 13.20 shall have been effected;

(k) a certificate of a Responsible Officer of the Borrower, dated as of the Closing Date, to the effect that, in the case of each item of Collateral pledged to the Trustee, on the Closing Date and immediately prior to the delivery thereof on the Closing Date:

(i) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for (A) those which are being released on the Closing Date, (B) those granted pursuant to this Agreement and the Account Control Agreement and (C) Permitted Liens;

(ii) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (i) above;

(iii) the Borrower has not assigned, pledged or otherwise encumbered its interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests granted pursuant to this Agreement and the Account Control Agreement;

(iv) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Trustee; and

(v) upon grant by the Borrower, Delivery of the Collateral and execution of the Account Control Agreement, the Trustee has a first priority perfected security interest in the Collateral;

(l) a certificate of a Responsible Officer of the Borrower to the effect that attached thereto is a true and correct copy of a rating letter satisfactory to the Administrative Agent, delivered and signed by Moody’s and confirming that the Facility has been assigned a rating by Moody’s;

(m) evidence that NewStar Financial, Inc. has contributed at least $70,000,000 of Cash or aggregate outstanding principal balance of Collateral Loans (provided that Collateral Loans purchased at a purchase price (exclusive of accrued interest) below 97.0% of the outstanding principal balance thereof will be carried at their purchase price) to the Borrower, determined after giving effect to any and all fees, costs and expenses required by this Agreement or any other Facility Document to be paid by the Borrower on or prior to the Closing Date;

(n) a Retention of Net Economic Interest Letter substantially in the form of Exhibit F;

(o) a certificate of a Responsible Officer of the Collateral Servicer to the effect that each Collateral Loan that has received a Moody’s credit estimate rating or a Moody’s RiskCalc credit estimate rating as permitted by this Agreement and that otherwise does not have a Moody’s public rating (i) has received such credit estimate rating within the 12 month period prior to the Closing Date and (ii) if such rating has not been refreshed within the six months period prior to the Closing Date, is in-process to be refreshed by Moody’s;

(p) such other opinions, instruments, certificates and documents from the Borrower as the Administrative Agent or any Lender shall have reasonably requested;

(q) all legal and due diligence matters incident to this Agreement and the other Facility Documents shall be satisfactory to the Borrower, the Administrative Agent, the Lenders and their respective counsel;

(r) a certificate of a Responsible Officer of the Borrower, dated as of the Closing Date, indicating that the Collateral Loans owned by the Borrower on the Closing Date have (i) a Diversity Score greater than or equal to 12, (ii) a Weighted Average Floating Spread greater than or equal to 4.75%, (iii) a Weighted Average Moody’s Rating Factor less than or equal to 3490, and (iv) a Weighted Average Life of less than or equal to 4.0 years from the Closing Date;

(s) an agreed-upon procedures letter of Independent Accountants relating to the Collateral Loans owned by the Borrower;

(t) evidence that the Borrower has directed the Trustee to deposit the Closing Expense Account Amount into the Closing Expense Account for use pursuant to Section 8.03(c); and

(u) a Notice of Borrowing prepared by the Borrower in accordance with Section 2.02 (except that the three Business Days notice requirement contained therein is hereby waived by the Administrative Agent) and submitted to each Lender and the Administrative Agent requesting an amount specified in the Fee Letter.

Section 3.02 Conditions Precedent to Each Borrowing.

The obligation of the Lenders to make each Advance (including any such Advance in respect of the initial Borrowing) on each Borrowing Date shall be subject to the fulfillment of the following conditions; provided that the conditions described in clauses (d), (e),

(f) and (g) (other than a Default or Event of Default described in Sections 6.01(e) or (f)) below need not be satisfied if the proceeds of the Borrowing are used to fund Revolving Collateral Loans or Delayed Funding Collateral Loans then owned by the Borrower or to fund the Future Funding Reserve Account to the extent required under Section 8.04:

(a) in the case of the initial Borrowing hereunder, the conditions precedent set forth in Section 3.01 shall have been fully satisfied on or prior to the applicable Borrowing Date;

(b) the Lenders and the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance delivered in accordance with Section 2.02;

(c) immediately after the making of such Advance on the applicable Borrowing Date, the aggregate outstanding principal amount of the Advances plus the Net Aggregate Exposure Amount shall not exceed the Total Commitment as in effect on such Borrowing Date;

(d) immediately after the making of such Advance on the applicable Borrowing Date, each Coverage Test shall be satisfied;

(e) each of the representations and warranties of the Borrower contained in this Agreement and the other Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(f) no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance; and

(g) the provisions of Section 10.02 have been satisfied in connection with any acquisition of additional Collateral Loans with the proceeds of the applicable Advance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower.

The Borrower represents and warrants to each of the Secured Parties on and as of the Closing Date, each Determination Date and the date each Advance is made, as follows:

(a) Due Organization. The Borrower is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b) Due Qualification and Good Standing. The Borrower is in good standing in the State of Delaware. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents to which it is a party, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under, the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or performance and compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates).

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, and made all Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement and the other Facility Documents, and no Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f) Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied with all Applicable Laws, including the Securities Act and the

Investment Company Act, relating to the conduct of its business and its assets. The Borrower has preserved and kept in full force and effect its legal existence. The Borrower has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, (x) to the extent applicable, the Borrower is in compliance in all material respects with the regulations and rules promulgated by the U.S. Department of Treasury and/or administered by the U.S. Office of Foreign Asset Controls (“OFAC”), including U.S. Executive Order No. 13224, and other related statutes, laws and regulations (collectively, the “Subject Laws”), (y) the Borrower has adopted internal controls and procedures designed to ensure its continued compliance with the applicable provisions of the Subject Laws and, to the extent applicable, will adopt procedures consistent with the PATRIOT Act and implementing regulations, and (z) no Equity holder in the Borrower is a Person whose name appears on the “List of Specially Designated Nationals” and “Blocked Persons” maintained by the OFAC.

(g) Location. The Borrower maintains the majority of its books and records in the State of Massachusetts. The Borrower’s registered office and the jurisdiction of organization of the Borrower is the jurisdiction referred to in Section 4.01(a).

(h) Investment Company Act. Neither the Borrower, nor the pool of Collateral, is required to register as an “investment company” or a company controlled by an “investment company” required to register as an “investment company” under the Investment Company Act.

(i) Information and Reports. Each Notice of Borrowing, each Monthly Report, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby taken as a whole, and all such written information provided by or on behalf of the Borrower to any Secured Party taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading as of the date such information is stated or certified provided that neither the Borrower nor the Collateral Servicer shall be responsible for any factual information furnished or omitted to be furnished to it by any third party not affiliated with it, except to the extent that a Responsible Officer thereof has actual knowledge that such factual information is inaccurate in any material respect or such Responsible Officer’s lack of actual knowledge is a violation of the standard of care of the Collateral Servicer or is the result of bad faith, gross negligence or willful misconduct. Promptly after a Responsible Officer has actual knowledge thereof, the Borrower or the Collateral Servicer on the Borrower’s behalf shall notify the Administrative Agent and the Trustee in writing.

(j) ERISA. Neither the Borrower nor any member of its ERISA Group has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan.

(k) Taxes. The Borrower and its sole owner has filed all income tax returns and all other tax returns which are required to be filed by it, if any, and has paid all taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person.

(l) Tax Status. The Borrower is (i) disregarded as an entity separate from its owner and (ii) has not made an election under U.S. Treasury Regulation Section 301.7701-3 and is not otherwise treated as an association taxable as a corporation. The Borrower’s direct or indirect owner for U.S. Federal income tax purposes is and will remain a United States person that is, for the avoidance of doubt, not a disregarded entity, as defined by Section 7701(a)(3) of the Code.

(m) Collections. All Collections have been remitted directly to the Interest Collection Subaccount (in the case of Interest Proceeds) or the Principal Collection Subaccount (in the case of Principal Proceeds) as required by this Agreement.

(n) Environmental Matters. The operations and property of the Borrower comply with all applicable Environmental Laws.

(o) Plan Assets. The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA. The Borrower has not taken, or omitted to take, any action which would result in any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(p) Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is and will be Solvent.

(q) Representations Relating to the Collateral. The Borrower hereby represents and warrants that:

(i) it owns and has legal and beneficial title to all Collateral Loans and other Collateral free and clear of any Lien, claim or encumbrance of any Person, other than Permitted Liens;

(ii) other than the security interest granted to the Trustee pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral; the Borrower has not authorized the filing of and is not aware of any Financing Statements against the Borrower that include a description of collateral covering the Collateral other than any Financing Statement relating to the security interest granted to the Trustee hereunder or that has been terminated; and the Borrower is not aware of any judgment, PBGC liens or tax lien filings against the Borrower;

(iii) the Collateral constitutes Money, Cash, Accounts, Instruments, General Intangibles, Uncertificated Securities, Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC);

(iv) all Covered Accounts constitute “securities accounts” under Section 8-501(a) of the UCC or “deposit accounts” under Section 9-102(a)(29) of the UCC;

(v) this Agreement creates a valid, continuing and, upon Delivery of Collateral and execution of the Account Control Agreement, perfected security interest (as defined in Section 1-201(b)(35) of the UCC) in the Collateral in favor of the Trustee, for the benefit and security of the Secured Parties, which security interest is prior to all other liens, claims and encumbrances and is enforceable as such against creditors of and purchasers from the Borrower;

(vi) the Borrower has received all consents and approvals required by the terms of the Collateral to the pledge hereunder to the Trustee of all of its interest and rights in the Collateral (but only to the extent relating to customary procedural requirements and agent consents (except where the Collateral Servicer or any of its Affiliates is the agent) expected to be obtained in due course and not to Obligor consents);

(vii) with respect to the Collateral that constitutes Security Entitlements, all such Collateral has been and will have been credited to the Custodial Account;

(viii) with respect to Collateral that constitutes Accounts or General Intangibles, the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate Financing Statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral granted to the Trustee, for the benefit and security of the Secured Parties, hereunder, and the Borrower hereby agrees that any such Financing Statement may be an “all assets” filing; and

(ix) each loan listed in Schedule 3 and each loan acquired after the Closing Date, in each case as of the date of the acquisition by the Borrower thereof, complies with the criteria set forth in the definition of “Collateral Loan”.

(r) Article 122a. As of the Closing Date, the Borrower shall ensure (by obtaining a signed Retention of Net Economic Interest Letter from a Responsible Officer of the Retention Provider) that the Retention Provider (i) at all times holds the Retained Amount in accordance with option (d) of paragraph 1 of Article 122a, (ii) has not changed and will not change the manner in which it retains the Retained Amount, except to the extent permitted under Article 122a and (iii) has not entered and will not enter into any credit risk mitigation, short position or any other credit risk hedge or credit risk hedging arrangement of any kind with respect to the Retained Amount, except to the extent permitted under Article 122a.

(s) Financial Information.

(i) Immediately prior to giving effect to the transactions contemplated by this Agreement, the Borrower has no assets, liabilities or contingent liabilities other than any under the 17g-5 letter between Moody’s and the Borrower, any contract establishing the Borrower’s 17g-5 website and any contract with its Independent Manager.

(ii) Since the date described in (i) above, (a) there has been no change that has had a Material Adverse Effect and (b) the Borrower has not incurred any Indebtedness or Contingent Obligation except pursuant to the Facility Documents.

(t) Litigation. There is no action, suit or proceeding pending against, threatened against or adversely affecting, (i) the Borrower, (ii) the Loan Documents or any of the transactions contemplated by the Facility Documents or (iii) any of the Borrower’s assets, before any court, arbitrator or any governmental body, agency or official which has had or could reasonably be expected to have a Material Adverse Effect.

(u) Patents, Trademarks, Etc. The Borrower has obtained and holds in full force and effect all patents, trademarks, service marks, trade names, copyrights and other such rights, free from any burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which has had or could reasonably be expected to have a Material Adverse Effect.

(v) No Default. No Default or Event of Default exists under or with respect to any Transaction Document other than any with respect to which the Borrower has given notice as required pursuant to this Agreement. The Borrower is not in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its properties is bound in any respect, the existence of which default has had or could reasonably be expected to have a Material Adverse Effect.

(w) Concentration Account. The Concentration Account and the Collection Account are the only accounts to which Obligors have been instructed by the Borrower, or the Collateral Servicer on the Borrower’s behalf, to send Principal Proceeds and Interest Proceeds on the Collateral Loans. Except as contemplated by the Intercreditor Agreement, the Borrower has not granted any Person other than the Trustee an interest in the Concentration Account. The Concentration Account is subject only to the interests of the parties to the Intercreditor Agreement.

(x) CP Conduit. As of the Closing Date and based solely on a review of Moody’s website as of 10:00 a.m. (New York City time) on the Closing Date, the CP Conduit complies with the Rating Criteria.

Section 4.02 Representations and Warranties of the Trustee.

The Trustee in its individual capacity and as Trustee represents and warrants as follows (and any successor Trustee appointed pursuant to Sections 11.05 and 11.07 represents and warrants as follows in its individual capacity and as Trustee):

(a) Due Organization. The Trustee is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Trustee under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Trustee, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Trustee is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Authority applicable to the Trustee, required in connection with the execution and delivery of this Agreement, the performance by the Trustee of the transactions contemplated hereby and the fulfillment by the Trustee of the terms hereof have been obtained.

(f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(g) Non-Affiliated. The Trustee is not affiliated, as that term is defined in Rule 405 under the Securities Act, with the Borrower or with any Person involved in the organization or operation of the Borrower.

(h) Qualified Institutions. The Trustee meets the requirements of Rule 3a-7(a)(4)(i) under the Investment Company Act.

ARTICLE V

COVENANTS

Section 5.01 Affirmative Covenants of the Borrower.

The Borrower covenants and agrees that, until the Payment in Full Date:

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe, comply with and conform to all Applicable Laws applicable to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply in all material respects with the terms and conditions applicable to it of each Facility Document, the Borrower LLC Agreement and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private

Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents, the Borrower LLC Agreement and the Related Documents to which it is a party.

(b) Enforcement. (i) It shall not take any action, and will use its commercially reasonable best efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Collateral, except to the extent not restricted by Section 5.02(v) and otherwise in conformity with this Agreement or as required under any Related Document.

(ii) It will not, without the prior written consent of the Administrative Agent (at the direction of the Required Lenders) (except in the case of the Collateral Servicing Agreement, in which case no consent shall be required), contract with other Persons for the performance of actions and obligations to be performed by the Borrower hereunder and under the Collateral Servicing Agreement by such Persons. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect to the Borrower’s obligations under any Facility Document to which it is a party. In the event of such contract, the performance of any of Borrower’s such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Borrower. The Borrower will punctually perform, and use its best efforts to cause the Collateral Servicer and any such other Person to perform in all material respects, all of their respective obligations and agreements contained in the Collateral Servicing Agreement, this Agreement or any such other agreement.

(c) Further Assurances. It shall promptly upon the request of either the Administrative Agent or the Trustee, at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Trustee’s first-priority perfected security interest in the Collateral pledged by the Borrower to the Trustee for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the request of either the Administrative Agent or the Trustee, the Borrower shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary or desirable to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents. Subject to Section 7.02, the Borrower authorizes the Trustee and the Administrative Agent to file or record, without the Borrower’s signature, UCC-1 financing statements (including financing statements describing the Collateral as “all assets” or the equivalent) that name the Borrower as debtor and the Trustee as secured party, and ratifies any such filings or recordings made within 30 days prior to the date hereof, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as such Administrative Agent or Trustee, as applicable, determines appropriate to perfect the security interests of the Trustee under this Agreement.

In addition, the Borrower will take such reasonable action from time to time as shall be necessary or prudent to ensure that all assets (including all Covered Accounts) of the Borrower constitute “Collateral” hereunder. Subject to the foregoing, the Borrower will upon the request of either the Administrative Agent or the Trustee, at the Borrower’s expense, take such other action (including executing and delivering or authorizing for filing any required UCC financing statements) as shall be necessary or desirable to create and perfect a valid and enforceable first-priority security interest on all Collateral acquired by the Borrower as collateral security for the Obligations and will in connection therewith deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 3.01 on the Closing Date or as the Administrative Agent shall have requested.

(d) Financial Statements; Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent:

(i) as soon as possible, and in any event within two Business Days (in the case of clauses (A), (B), and (C) below) or within one Business Day (in the case of clause (D) below) after a Responsible Officer of the Collateral Servicer or the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default, (B) Event of Default, (C) early termination of the Reinvestment Period as a result of the occurrence of an event referred to in clause (d) of the definition of Reinvestment Period, (D) litigation or governmental proceeding pending or actions threatened against the Borrower’s rights in the Collateral Loans; or (E) any failure to satisfy the Interest Coverage Ratio Test or the Overcollateralization Ratio Test, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take, if any, with respect thereto;

(ii) from time to time such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of each Coverage Test and Collateral Quality Test) as the Administrative Agent or the Required Lenders (through the Administrative Agent) may request, or as the Lenders may require in order to comply with the FAS 166/167 Regulatory Capital Rules or Basel II or their respective obligations under Article 122a or AIFMD (including a refreshed Retention of Net Economic Interest Letter from the Retention Provider) in each such case if reasonably available to the Borrower; and

(iii) promptly after the occurrence of any ERISA Event, notice of such ERISA Event and copies of any communications with all Authorities or any Multiemployer Plan with respect to such ERISA Event.

(e) Access to Records and Documents. It shall cause the Collateral Servicer to permit (at the Borrower’s expense) the Administrative Agent and each Lender, or their designees, to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies of (i) the Collateral Servicer’s books, records and accounts relating to the Collateral and/or to the Collateral Servicer’s and the Borrower’s performance under the Facility Documents and the Related Documents and to the Collateral Servicer’s loan platform, including, without limitation, all financial and other materials received by the Collateral Servicer from or with respect to any Obligor with respect to any Collateral Loan owned by the Borrower, and to discuss the foregoing with the Collateral Servicer’s Responsible Officers and accountants, and (ii) all of the Related Documents reasonably available to the Collateral Servicer; provided that neither the Borrower nor the Collateral Servicer shall be required to disclose any information which it is required by law or contract to keep confidential unless a confidentiality agreement is otherwise entered into and provided further that, so long as no Event of Default has occurred and is continuing, rights under this clause (e) and under Section 11.10 (other than any audit pursuant to the last sentence of Section 11.10 which may be exercised as provided therein) may be exercised by any or all of the Persons entitled to do so in the aggregate no more frequently than twice in any consecutive 12 month period.

(f) Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

(i) to fund or pay the purchase price of Collateral Loans or Eligible Investments acquired by the Borrower in accordance with the terms and conditions set forth herein;

(ii) to fund additional extensions of credit under Revolving Collateral Loans and Delayed Funding Collateral Loans purchased in accordance with the terms of this Agreement;

(iii) to fund the Future Funding Reserve Account to the extent the Future Funding Reserve Account is required to be funded pursuant to Section 8.04; and

(iv) to fund a cash distribution in the amount specified in the Fee Letter to NewStar Financial, Inc. on the Closing Date.

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X.

(g) Opinions as to Collateral. On or before July 25th in each calendar year, commencing in 2013, the Borrower shall furnish to the Administrative Agent, the Trustee and Moody’s an opinion of counsel, addressed to the Borrower, the Administrative Agent, the Trustee and Moody’s, relating to the continued perfection of the security interest granted by the Borrower to the Trustee hereunder.

(h) Rating Monitoring. On or before February 16th in each calendar year, commencing in 2013, the Borrower shall pay for the ongoing monitoring of the rating of the Facility from Moody’s. Promptly after a Responsible Officer of the Borrower has actual knowledge thereof, the Borrower shall notify the Administrative Agent, the Trustee and the Collateral Servicer in writing (and the Administrative Agent shall promptly provide the Lenders with a copy of such notice) if at any time the rating of the Facility has been, or is known will be, changed or withdrawn, the rating outlook on the Facility has been, or is known will be, changed or the Borrower has received any communication from Moody’s that any such action will occur or is pending.

(i) No Other Business. From and after the Closing Date, the Borrower shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans, Eligible Investments and the other Collateral in connection therewith (including assets received upon enforcement or work-out) and entering into and performing its obligations under the Facility Documents, any applicable Related Documents and any other agreements contemplated by this Agreement and any business incidental or ancillary thereto.

(j) Tax Matters. The Borrower shall (and each Lender hereby agrees to) treat the Facility and the Notes as debt for U.S. Federal income tax purposes and will take no contrary position unless otherwise required by appropriate taxing authorities. The Borrower shall at all times maintain its status as an entity disregarded as an entity separate from its owner for U.S. Federal income tax purposes. The Borrower shall at all times ensure that for U.S. Federal income tax purposes its direct or indirect owner is and will remain a United States person that is, for the avoidance of doubt, not a disregarded entity, as defined by Section 7701(a)(30) of the Code and, if such owner is an indirect owner, that each intermediate owner of the Borrower is at all times also a disregarded entity for U.S. Federal income tax purposes. Notwithstanding any contrary agreement or understanding, the Collateral Servicer, the Borrower, the Administrative Agent, the Trustee and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed tax treatment of the transaction under applicable U.S. Federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed tax treatment of the transaction under applicable U.S. Federal, state or local law.

(k) Provision of Information. With respect to each Collateral Loan, the Borrower will provide to each Rating Agency, Agent or Lender all information reasonably requested by such Rating Agency, Agent or Lender that is in its possession or can be reasonably obtained by it without undue burden or expense, including, without limitation, all Related Documents and all financial and other materials received by the Collateral Servicer from or with respect to any Obligor provided that neither the Borrower nor the Collateral Servicer will be required to disclose any information which it is required by law or contract to keep confidential. In addition, the Borrower will cause the Collateral Servicer to provide to the Administrative Agent copies of all information provided by the Collateral Servicer to any Rating Agency in connection with any Credit Estimate.

(l) Article 122a of the CRD. The Borrower shall ensure (by obtaining a signed Retention of Net Economic Interest Letter from a Responsible Officer of the Retention Provider from time to time upon the written request of the Administrative Agent) that the Retention Provider (i) at all times holds the Retained Amount in accordance with option (d) of paragraph 1 of Article 122a, (ii) has not changed and will not change the manner in which it retains the Retained Amount, except to the extent permitted under Article 122a and (iii) has not entered and will not enter into any credit risk mitigation, short position or any other credit risk hedge or credit risk hedging arrangement of any kind with respect to the Retained Amount, except to the extent permitted under Article 122a.

(m) Confidentiality Restrictions in Related Documents. In the event any provision of any Related Document prohibits or otherwise restricts disclosure of such Related Document or any information contained therein by the Borrower or the Collateral Servicer to the Administrative Agent or any Lender, upon acquisition of the related Collateral Loan, the Borrower shall promptly use its commercially reasonable efforts to obtain such consent or waiver as is necessary to permit such disclosure or otherwise enter into confidentiality agreements.

(n) Trustee May Perform.

(i) If the Borrower fails to perform any agreement contained herein to be performed by it, the Trustee may, upon the written instructions of the Administrative Agent or a majority of the Lenders, itself file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Administrative Agent or a the majority of the Lenders may determine to be necessary or desirable from time to time to perfect, preserve or otherwise protect the security interest of the Trustee, for the benefit of itself and the Secured Parties and otherwise perform, or cause performance of, any other such actions as the majority of the Lenders shall determine is necessary or desirable, and the reasonable expenses of the Trustee incurred in connection therewith shall be payable by the Borrower.

(ii) The powers conferred on the Trustee hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers or release or diminish the Borrower’s or the Collateral Servicer’s obligations hereunder. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Trustee shall have no duty as to any Collateral or responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Trustee has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 5.02 Negative Covenants of the Borrower.

The Borrower covenants and agrees that, until the Payment in Full Date:

(a) Restrictive Agreements. It shall not enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents and any other Permitted Lien.

(b) Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation or dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement or any other Facility Documents.

(c) Amendments to Constituent Documents and Facility Documents. Except as otherwise provided in this Agreement, it shall not amend, change, waive or otherwise modify or take any action in contravention of any of its Constituent Documents or any Facility Document (other than the Fee Letter (provided that any amendment, change, waiver or modification of such Fee Letter shall require the prior written consent of the Borrower and the Administrative Agent and satisfaction of the Rating Condition) and the Trustee Fee Letter (provided that any amendment, change, waiver or modification of such Trustee Fee Letter shall require the prior written consent of the Borrower, the Trustee and the Administrative Agent), or any document contained in clause (ii) of the definition of Facility Documents, in each case, without the consent of the Required Lenders. In the event any action is taken by the Borrower in connection with the foregoing, it will promptly notify Moody’s of such action.

(d) ERISA. It shall not (i) establish any Plan or Multiemployer Plan and shall not become a member of an ERISA Group and (ii) take, or omit to take, any action which would result in any of the assets of the Borrower or any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(e) Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired, except for Permitted Liens and as otherwise expressly permitted by this Agreement and the other Facility Documents.

(f) Margin Requirements. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates any provision of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X, or for any purpose that would cause any of the Lenders to be in violation of Regulation T or Regulation U.

(g) Changes to Filing Information. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives thirty days’ prior written notice to the Administrative Agent and the Trustee and takes all actions that either the Administrative Agent or the Trustee, as applicable, reasonably determines to be necessary to protect and perfect the Trustee’s perfected security interest in the Collateral of the Borrower contemplated by this Agreement.

(h) Transactions with Affiliates. Subject to Article X, and the Master Sale Agreement, it shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including, without limitation, sales of Defaulted Loans, Credit Risk Loans and other Collateral Loans), unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

(i) Investment Company Restriction. It shall not and it shall not permit the pool of Collateral to become required to register as an “investment company” under the Investment Company Act.

(j) Subject Laws. It shall not utilize, directly or indirectly, the proceeds of any Advance for the benefit of any Person controlling, controlled by, or under common control with any other Person whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or otherwise in violation of any Subject Laws.

(k) No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Facility or assert any claim against any present or future Lender, by reason of the payment of any taxes levied or assessed upon any part of the Collateral.

(l) Indebtedness; Guarantees; Securities; Other Assets. It shall not incur, assume, suffer to exist or guarantee any indebtedness or other liabilities, or issue any securities, (other than its Equity) whether debt or equity, in each case other than as expressly permitted by this Agreement and the other Facility Documents. The Borrower shall not acquire any Collateral Loans or other property other than as expressly permitted under the Facility Documents.

(m) Validity of this Agreement. It shall not (i) permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement, except as may be permitted hereby or by the Collateral Servicing Agreement and (ii) except for Permitted Liens and as otherwise permitted by this Agreement, take any action that would result in the lien of this Agreement to no longer constitute a valid first priority security interest in the Collateral.

(n) Collateral Servicing Agreement. It shall not amend the Collateral Servicing Agreement except pursuant to the terms thereof and Sections 5.02(c) and 7.07 of this Agreement.

(o) Priority of Payments. Except for the payment of transaction expenses made in accordance with the terms of this Agreement, it shall not make any distributions from the Collection Account or the Payment Account other than in accordance with the Priority of Payments or as otherwise expressly permitted by this Agreement.

(p) Subsidiaries. It shall not have or permit the formation of any subsidiaries without (i) the prior written consent of the Administrative Agent not to be unreasonably withheld or delayed and (ii) satisfaction of the Rating Condition.

(q) Name. It shall not conduct business under any name other than its own.

(r) Employees. It shall not have any employees (other than officers and directors to the extent they are employees).

(s) Non-Petition. The Borrower shall not be party to any agreement without including customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for any Related Document or any other agreement related to the purchase and sale of any Collateral Loans which contains customary purchase or sale terms or which is documented using customary loan trading documentation, in each case, if such Related Document or agreement does not contain any provision providing for recourse to the Borrower, including, without limitation, any indemnification obligation.

(t) Certificated Securities. The Borrower shall not acquire or hold any Certificated Securities in bearer form (other than securities not required to be in registered form under Section 163(f)(2)(A) of the Code) in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165-12(c) (as determined by the Collateral Servicer).

(u) Independent Manager. Without limiting anything in the Borrower LLC Agreement, the Borrower shall at all times, except while an Unexpected Replacement is being obtained as provided herein and in the Borrower LLC Agreement, maintain at least one independent manager who (A) for the five year period prior to his or her appointment as independent manager has not been, and during the continuation of his or her service as independent manager is not: (i) a stockholder (or other interest holder, including membership interests), director, officer, manager, trustee, employee, partner, member, attorney or counsel of the Borrower, the Collateral Servicer or any of their Affiliates; (ii) a creditor, customer or supplier (other than as a supplier of registered agent or registered office services) of Borrower or any of its Affiliates (other than his or her services as an independent manager or special member of Borrower or other Affiiliates that are structured to be “bankruptcy remote”), or other Person who derives any of its purchases or revenues from its activities with, the Borrower, the Collateral Servicer or any of their Affiliates; (iii) a Person controlling or under common control with any Person excluded from serving as independent manager under clause (i) or (ii) above; or (iv) a member of the immediate family by blood or marriage of any Person excluded from serving as independent manager under clause (i), (ii) or (iii) above; and (B) is a Professional Independent Manager (as defined below). The criteria set forth above in this Section 5.02(u) are referred to herein as the “Independent Manager Criteria”.

A natural person who satisfies the Independent Manager Criteria other than clause (i) above solely by reason of being the independent director or independent manager of a Special Purpose Entity affiliated with the Borrower shall not be disqualified from serving as an independent manager of the Borrower if such individual is a Professional Independent Manager. A natural person who satisfies the Independent Manager Criteria other than clause (ii) above shall not be disqualified from serving as an independent manager of the Borrower if such individual is a Professional Independent Manager. For purposes of this Section 5.02(u):

“Professional Independent Manager” means an individual who is employed by a nationally-recognized company that provides professional independent directors or independent managers for Special Purpose Entities and other corporate services in the ordinary course of its business.

“Special Purpose Entity” means a limited liability company or other business entity that is created with the purpose of being “bankruptcy remote” and whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the special purpose provisions of the Borrower LLC Agreement.

Without limiting anything in the Borrower LLC Agreement, in the event that the manager of the Borrower intends to appoint a new independent manager, the manager of the Borrower shall provide written notice to the Administrative Agent not less than ten days prior to the effective date of such appointment and shall certify in such notice that the designated Person satisfies the Independent Manager Criteria, provided that, if:

(i) an independent manager of the Borrower dies, becomes incapacitated or no longer is employed by the firm that is then providing independent managers for the Borrower; or

(ii) the firm referred to in clause (i) is no longer in the business of providing independent managers or directors for Special Purpose Entities generally,

(either of the circumstances in clause (i) or (ii) above, an “Unexpected Replacement”) then the manager of the Borrower shall (A) provide written notice to the Administrative Agent as soon as possible thereafter and (B) unless the Administrative Agent otherwise objects, promptly appoint a new independent manager from the same firm as the deceased or incapacitated or formerly employed independent manager (in the case of clause (i)) or from another firm that is in the business of providing independent managers or directors for Special Purpose Entities generally (in the case of clause (ii)), in each case as to which the manager of the Borrower shall certify that the designated Person satisfies the Independent Manager Criteria.

The Borrower hereby confirms that, as of the Closing Date, the independent manager of the Borrower (Ricardo Beausoleil) satisfies the Independent Manager Criteria.

(v) Changes to Related Documents. The Borrower shall not consent to or execute any amendment, consent, waiver or other modification with respect to a Related Document (each, a “Related Document Modification”) that would effect a Specified Change without the prior written consent of the Administrative Agent; provided, however, with prior written notice to the Administrative Agent, the Borrower may enter into a Related Document Modification that effects a Specified Change to a Related Document without the prior written consent of the Administration Agent provided that such Collateral Loan thereafter shall be deemed to be a Defaulted Loan (unless the written consent of the Administrative Agent is obtained) as provided in clause (v) of the definition thereof or a Charged-Off Loan (unless the written consent of the Administrative Agent (at the direction of the Required Lenders) to such Specified Change is obtained) as provided in clause (ii) of the definition thereof, as applicable.

(w) Investments; Retention of Funds.

(i) The Borrower shall not make any investment other than in (A) Collateral Loans, (B) Eligible Investments and (C) Equity Securities permitted to be acquired by the Borrower in connection with a work out or restructuring of a Collateral Loan or the exercise of remedies in connection therewith.

(ii) All Interest Proceeds and Principal Proceeds will be applied by the Borrower only as provided in Sections 9.01 and in Article X.

(x) Hedge Agreements. The Borrower shall not enter into any hedge agreement without (i) the prior written consent of the Administrative Agent and (ii) satisfaction of the Rating Condition.

(y) Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters, without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(z) Changes in Payment Instructions to Obligors under the Intercreditor Agreement. The Borrower will not add or terminate the Concentration Account at the Concentration Account Bank or make any change, or permit the Collateral Servicer, in its capacity as Concentration Account Servicer, to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral to the Concentration Account Bank (other than the instructions directing Obligors to make payments directly to the Collection Account), unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld, conditioned or delayed) and has received duly executed copies of the Intercreditor Agreement (incorporating appropriate amendments).

(aa) Restricted Payments. The Borrower shall not make any Restricted Junior Payment, except that, so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and make distributions to its Equity holders on their membership interests in accordance with the Priority of Payments.

Section 5.03 Certain Undertakings Relating to Separateness.

(a) Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement, the Borrower shall conduct its business and operations separate and apart from that of any other Person (including the Collateral Servicer and any of its Affiliates, the holders of the Equity and their respective Affiliates) and in furtherance of the foregoing:

(1) The Borrower shall maintain its accounts, financial statements, books, accounting and other records, and other Borrower documents separate from those of any other Person (without limiting the foregoing, it is acknowledged that for accounting purposes, the Borrower may be consolidated with another Person as required by GAAP and included in such Person’s consolidated financial statements).

(2) The Borrower shall not commingle or pool any of its funds or assets with those of any Affiliate or any other Person, and it shall hold all of its assets in its own name, except as otherwise permitted or required under the Facility Documents.

(3) The Borrower shall conduct its own business in its own name and, for all purposes, shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person (except as may be required for U.S. federal income tax purposes and except that for accounting purposes, the Borrower may be consolidated with another Person as required by GAAP and included in such Person’s consolidated financial statements).

(4) The Borrower shall pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due.

(5) The Borrower has observed, and shall observe all (A) Delaware limited liability company formalities and (B) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence, and shall preserve its existence, and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its limited liability company agreement in a manner that would adversely affect the existence of the Borrower as a bankruptcy-remote special purpose entity without the prior written consent of the Required Lenders.

(6) The Borrower does not, and shall not, (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person except as permitted by or pursuant to the Facility Documents.

(7) The Borrower shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person.

(8) Except as may be required by the Code and regulations thereunder, the Borrower shall not identify itself as a division of any other Person.

(9) Except as otherwise contemplated under the Intercreditor Agreement, the Borrower shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

(10) The Borrower shall not use its separate existence to perpetrate a fraud in violation of applicable law.

(11) The Borrower shall not, in connection with the Facility Documents, act with an intent to hinder, delay or defraud any of its creditors in violation of applicable law.

(12) The Borrower shall maintain an arm’s length relationship with its Affiliates and the Collateral Servicer.

(13) Except as permitted by or pursuant to the Facility Documents, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person.

(14) Except as provided in the Facility Documents, the Borrower shall not acquire any securities or debt instruments of the Collateral Servicer, its Affiliates or any other Person.

(15) The Borrower shall not make loans or advances to any Person, except for the Collateral Loans and as permitted by or pursuant to the Facility Documents.

(16) The Borrower shall make no transfer of all or substantially all of its assets except as permitted by or pursuant to the Facility Documents.

(17) The Borrower shall file its own tax returns separate from those of any other Person or entity, except to the extent that the Borrower is not required to file tax returns under applicable law or is not permitted to file its own tax returns separate from those of any other Person.

(18) [Reserved].

(19) The Borrower shall use separate stationary, invoices and checks.

(20) The Borrower shall correct any known misunderstanding regarding its separate identity.

(21) The Borrower shall intend to maintain adequate capital in light of its contemplated business operations.

(22) The Borrower shall at all times be organized as a single-purpose entity with organizational documents substantially similar to those in effect on the Closing Date, together with any amendments or modifications thereto as permitted thereunder.

(23) The Borrower shall at all times conduct its business so that any assumptions made with respect to the Borrower in any “substantive non-consolidation” opinion letter delivered in connection with the Facility Documents will continue to be true and correct in all material respects.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default.

“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default in the payment, when due and payable, of (i) any interest on the Advances or any Commitment Fee in respect of the Facility and such default continues for three Business Days or (ii) any principal (including deferred interest) of any Advance on the Final Maturity Date or in connection with any Notice of Prepayment given by the Borrower of an optional prepayment in whole; provided that, a failure to pay any interest, when due and payable, under Sections 9.01(a)(i)(E) or 9.01(a)(ii)(E) shall not constitute an Event of Default; or

(b) the failure on any Payment Date to disburse amounts available in the Payment Account in accordance with the Priority of Payments and such default continues for three Business Days; provided that, in the case of a failure to disburse due to an administrative error or omission by the Trustee or the Calculation Agent, such failure continues for three Business Days after the Trustee receives written notice or has actual knowledge of such administrative error or omission; or

(c) either of the Borrower or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act; or

(d) except as otherwise provided in this Section 6.01, a default in the performance, or breach, of any representation, warranty, covenant or agreement of the Borrower under any Facility Document or in any certificate or other writing delivered pursuant thereto to be correct in any material respect when made (other than (w) defaults, breaches or failures that individually or collectively could not reasonably be expected to have a Material Adverse Effect on the Borrower or the ability of the Borrower to perform its obligations under any Facility Document, (x) the covenant to satisfy any of the Concentration Limitations, Collateral Quality Tests or either of the Coverage Tests, or (y) specified covenants, representations, warranties or agreements, a default in the performance or breach or failure of which is otherwise specifically dealt with in the other clauses to this Section 6.01) and, in each case, such default, breach or failure (i) is not susceptible of cure or (ii) continues for a period of 30 days after the earlier of (1) notice thereof to the Borrower (which may be by e-mail) by either the Administrative Agent or the Trustee, in each case specifying such default, breach or failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder and (2) actual knowledge by any Responsible Officer of the Borrower or the Collateral Servicer, as applicable; or

(e) the entry of a decree or order by a court having competent jurisdiction adjudging the Borrower as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under the Bankruptcy Code or any other similar applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Borrower or of any substantial part of its property, respectively, or ordering the winding up or liquidation of its affairs, respectively, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(f) the institution by the Borrower of proceedings to be adjudicated as bankrupt or insolvent, or the consent of the Borrower to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar applicable law, or the consent by the Borrower to the filing of any such petition or to the appointment in a proceeding of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Borrower or of any substantial part of its property, respectively, or the making by Borrower of an assignment for the benefit of creditors, or the admission by the Borrower in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Borrower in furtherance of any such action; or

(g) [Reserved]; or

(h) the failure of the Overcollateralization Ratio (calculated for this purpose assuming that the Caa Adjustment equals zero) to be at least 115% for longer than three consecutive Business Days (an “EoD OC Ratio Failure”); or

(i) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $1,000,000 against the Borrower (exclusive of judgment amounts fully covered by insurance), and the Borrower shall not have either (x) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within 20 days from the date of entry thereof, or (2) the Borrower shall have made payments of amounts in excess of $1,000,000 in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds or if funded solely with new cash capital contributions to the Borrower from its Equity holders or amounts that are available to be disbursed to the Equity holders pursuant to the Priority of Payments); or

(j) a default in the performance of or compliance with or a breach of any obligation of the Borrower contained in any of the Special Purpose Provisions or Section 5.02(u) such that reputable counsel of national standing could no longer render a substantive non-consolidation opinion with respect thereto; or

(k) an Event of Bankruptcy relating to the Collateral Servicer occurs; or

(l) (1) any Facility Document shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or the Collateral Servicer, (2) the Borrower or the Collateral Servicer shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien or security interest thereunder, or (3) any Lien or security interest securing any obligation under any Facility Document shall, in whole or in part (other than in respect of a de minimis amount of Collateral), cease to be a first priority perfected security interest of the Trustee except for Permitted Liens and as otherwise expressly permitted in accordance with the applicable Facility Document; or

(m) (1) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower and such Lien shall not have been released within ten Business Days of the date that the Borrower is notified in writing of such Lien, (2) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower and such Lien shall not have been released within five Business Days, unless in each case a reserve has been established therefor in accordance with GAAP and such action is being diligently contested in good faith by appropriate proceedings (except to the extent that the amount secured by such Lien exceeds $500,000) or (3) the occurrence of an ERISA Event; or

(n) [Reserved]; or

(o) the occurrence of (i) an act by (a) the Borrower (b) the Collateral Servicer, or (c) any executive officer of the Borrower or the Collateral Servicer that constitutes fraud or a felony in the performance of its obligations under the Facility Documents or (ii) the Collateral Servicer or any of its executive officers primarily responsible for administration of the Collateral (in the performance of his or her investment management duties) being indicted for a criminal offense materially related to its commercial lending business; or

(p) a Commitment Shortfall exists for longer than three Business Days; or

(q) the Collateral Servicer is not NewStar Financial, Inc. or one of its Affiliates.

Upon a Responsible Officer obtaining knowledge of the occurrence of an Event of Default, each of (i) the Borrower, (ii) the Trustee and (iii) the Collateral Servicer shall notify each other, specifying the specific Event of Default(s) that occurred as well as all other Events of Default that are then known to be continuing. Upon the occurrence of an Event of Default known to a Responsible Officer of the Trustee, the Trustee shall promptly notify the Administrative Agent (which will notify the Lenders promptly) and Moody’s of such Event of Default in writing, specifying the specific Event of Default(s) that occurred as well as all other Events of Default that are then known to be continuing.

Section 6.02 Remedies.

If an Event of Default shall have occurred and be continuing, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and, subject to Section 7.03(b), the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent (at the direction of the Required Lenders), by notice to the Borrower, may do any one or more of the following:

(a) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate provided that the undrawn Commitments may not be reduced or terminated to an amount less than the Net Aggregate Exposure Amount plus the aggregate of unsettled purchases of Collateral Loans, and

(b) declare the principal of and the accrued interest on the Advances and the Notes and all other amounts whatsoever payable by the Borrower hereunder (including any amounts payable under Section 2.10) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower, and any such amounts payable shall be paid in accordance with Section 9.01(a)(iv);

provided that, upon the occurrence of any Event of Default described in clause (e) or (f) of Section 6.01, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.

ARTICLE VII

PLEDGE OF COLLATERAL; RIGHTS OF THE TRUSTEE

Section 7.01 Grant of Security.

(a) The Borrower hereby grants, pledges, transfers and collaterally assigns to the Trustee, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(i) all Collateral Loans, Equity Securities and Eligible Investments, both now and hereafter owned, including all collections and other proceeds thereon or with respect thereto;

(ii) each Covered Account and all money and all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii) all interest, dividends, stock dividends, stock splits, distributions and other money or property of any kind distributed in respect of the Collateral Loans, the Equity Securities and the Eligible Investments which the Borrower is entitled to receive, including all Collections;

(iv) each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such Facility Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Trustee under this Agreement;

(v) all Cash or Money in possession of the Borrower or delivered to the Trustee (or its bailee);

(vi) all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(vii) all other property of the Borrower or which is otherwise delivered to the Trustee by or on behalf of the Borrower (whether or not constituting Collateral Loans, Equity Securities or Eligible Investments), including equity or equity-like investments (including, without limitation, any warrant that is received in connection with a Collateral Loan) in Obligors and their Affiliates where the Borrower owns a debt obligation;

(viii) all security interests, liens, collateral, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(ix) all Proceeds of any and all of the foregoing.

(b) All terms used in this Section 7.01 that are defined in the UCC shall have the respective meanings assigned to such terms in the UCC.

Section 7.02 Release of Lien on Collateral.

(a) Upon deposit into the Payment Account of all required amounts then required to be deposited to effect a Payment in Full in accordance with this Agreement and termination of all Commitments in accordance with this Agreement, and upon receipt of a certificate of a Responsible Officer of the Borrower or of the Collateral Servicer on behalf of the Borrower as provided in Section 8.08(e) and written request therefor, the Trustee, on behalf of the Secured Parties, shall, upon execution of the Payoff Letter, terminate and release its Lien on the Collateral and transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Trustee, for the benefit of the Secured Parties in, to and under the related Collateral and all future monies due or to become due with respect thereto, any Related Property and all Proceeds of such Collateral, and recoveries relating thereto, all rights to security for any such Collateral, and all Proceeds and products of the foregoing. In addition, the Trustee, at the expense of the Borrower, will (i) execute such instruments of release with respect to the Collateral in recordable form if necessary, in favor of the Borrower or its designees as the Borrower or the Collateral Servicer may reasonably request, (ii) deliver to the Borrower or its designees any portion of the Collateral (including the applicable Related Documents) in its possession as identified to it by the Borrower or by the Collateral Servicer with the consent thereto of the Administrative Agent required pursuant to Section 11.09 and (iii) otherwise take such actions as requested by the Borrower or by the Collateral Servicer as are necessary and appropriate to release the Lien of the Trustee for the benefit of the Secured Parties in the Collateral and transfer the same to the Borrower or its designees.

(b) Except as otherwise provided in Section 7.02(a) in connection with a Payment in Full and the termination of the Commitments, upon the sale, substitution or disposition of any Collateral by the Borrower or by the Collateral Servicer on behalf of the Borrower in compliance with the terms and conditions of this Agreement (including Article 10 and the delivery of the certification required by Section 10.03(b)), on the date of any such sale, substitution or other disposition upon deposit into the Collection Account of all required amounts then required to be deposited with respect thereto under this Agreement, the Trustee, on behalf of the Secured Parties, shall automatically and without further action be deemed to and hereby does terminate and release its Lien on the related Collateral and, at the expense of the Borrower, transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Trustee, for the benefit of the Secured Parties in, to and under the related Collateral and all future monies due or to become due with respect thereto, any Related Property and all Proceeds of such Collateral, and recoveries relating thereto, all rights to security for any such Collateral, and all Proceeds and products of the foregoing. In addition, the Trustee, at the expense of the Borrower, will (i) execute such instruments of release with respect to the portion of the Collateral to be so sold, substituted or transferred in recordable form if necessary, in favor of the Borrower or its designee as the Borrower or the Collateral Servicer may reasonably request, (ii) deliver to the Borrower or its designee any portion of the Collateral (including the applicable Related Documents) to be so sold, substituted or transferred in its possession as identified to it by the Borrower or by the Collateral Servicer and (iii) otherwise take such actions as requested by the Borrower or the Collateral Servicer as are necessary and appropriate to release the Lien of the Trustee for the benefit of the Secured Parties on the portion of the Collateral to be so sold, substituted or transferred.

(c) Any and all actions under this Section 7.02 in respect of the Collateral shall be without any recourse to, or representation or warranty by, the Trustee or any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03 Rights and Remedies.

The Trustee (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law.

(a) Upon the occurrence and during the continuance of an Event of Default, the Trustee or its designees shall at the written direction of the Administrative Agent (at the direction of the Required Lenders), and in each case, where applicable subject to the terms of the Related Documents (i) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other documents relating to the Collateral to the Trustee or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) take control of the Proceeds of any such Collateral; (iii) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (iv) release, make extensions, discharges, exchanges or substitutions for, or surrender, all or any part of the Collateral; (v) enforce the Borrower’s rights and remedies with respect to the Collateral; (vi) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (vii) make copies of all books, records and documents relating to the Collateral; and (viii) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor.

(b) Upon an acceleration of the Advances after an Event of Default, the Trustee or its designees shall at the written direction of the Administrative Agent (at the direction of the Required Lenders), and in each case, where applicable subject to the terms of the Related Documents (i) require that the Borrower (with written notice to the Collateral Servicer) immediately take all preparatory actions necessary to facilitate any the sale, liquidation or other disposition of the Collateral and (ii) with ten Business Days written notice to the Collateral Servicer and the Borrower, unless a Payment in Full is made prior to the expiration of such ten Business Day time period, sell, liquidate or otherwise dispose of the Collateral, all without judicial process or proceedings, in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents and the priority set forth in Section 9.01(a)(iv).

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default or upon an acceleration of the Advances after an Event of Default, as applicable, at the request of the Trustee (acting at the direction of the Administrative Agent) or the Administrative Agent but subject to the requirements of the Related Documents, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral to be assigned to the Trustee or its designee. For purposes of taking the actions described in paragraphs (a) and (b) of this Section 7.03 the Borrower hereby irrevocably appoints the Trustee as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid and which can be exercised only if such Event of Default is continuing), with power of substitution, in the name of the Trustee (or its designee) or in the name of the Borrower or otherwise, for the use and benefit of the Trustee for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as permitted by applicable law, without notice to the Borrower.

All sums paid or advanced by the Trustee or the Lenders in connection with the foregoing and all out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection therewith, together with interest thereon at the Post-Default Rate from the date of payment until repaid in full, shall be paid by the Borrower to the Trustee or the Lenders, as applicable, from time to time on demand in accordance with Section 9.01(a)(iv) and shall constitute and become a part of the Obligations secured hereby.

Without the prior written consent of all of the Lenders, credit bidding by any Lender (or any other Person) in connection with any foreclosure sale hereunder shall not be permitted.

Section 7.04 Remedies Cumulative.

Each right, power, and remedy of the Administrative Agent, the Trustee and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by either of the Administrative Agent, the Trustee or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05 Related Documents.

(a) The Borrower hereby agrees that after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of either the Administrative Agent or the Trustee promptly forward to the Administrative Agent or the Trustee, as applicable, all information and notices which it receives under or in connection with the Related Documents within two Business Days of receipt and (ii) upon the written request of either the Administrative Agent or the Trustee, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents only in accordance with the direction of the Administrative Agent or the Trustee, as applicable.

(b) The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents in trust for the Trustee on behalf of the Secured Parties, and upon request of either the Administrative Agent or the Trustee following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Trustee or its designee.

Section 7.06 Borrower Remains Liable.

(a) Except as may be necessary in connection with any assignment of the Collateral to the Trustee or its designee pursuant to the first sentence of the second paragraph of Section 7.03, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b) Except as may be necessary in connection with any assignment of the Collateral to the Trustee or its designee pursuant to the first sentence of the second paragraph of Section 7.03, no obligation or liability of the Borrower is intended to be assumed by the Administrative Agent, the Trustee or any other Secured Party under or as a result of this Agreement or the other Facility Documents, and the transactions contemplated hereby and thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of law, the Administrative Agent, the Trustee and the other Secured Parties expressly disclaim any such assumption. The Borrower agrees to indemnify, defend and hold harmless the Administrative Agent, the Trustee and the other Secured Parties from any loss, liability or expense incurred as a result of any claim that any such obligation or liability has been so assumed.

Section 7.07 Assignment of Collateral Servicing Agreement and the Master Sale Agreement.

(a) The Borrower hereby acknowledges that its grant contained in Section 7.01 includes all of the Borrower’s estate, right, title and interest in, to and under the Collateral Servicing Agreement and the Master Sale Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Collateral Servicer thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, neither the Administrative Agent nor the Trustee shall have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived.

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower under the provisions of the Collateral Servicing Agreement or the other documents referred to in paragraph (a) above, nor shall any of the obligations contained in the Collateral Servicing Agreement or such other documents be imposed on the Administrative Agent or the Trustee.

(c) Upon the occurrence of the Final Maturity Date (or, if earlier, the Payment in Full of all of the Obligations (other than any unasserted contingent obligations) and the termination of all of the Commitments) and the release of the Collateral from the lien of this Agreement, this assignment and all rights herein assigned to the Trustee for the benefit of the Secured Parties shall cease and terminate and all the estate, right, title and interest of the Trustee in, to and under the Collateral Servicing Agreement and the other documents referred to in this Section 7.07 shall revert to the Borrower and no further instrument or act shall be necessary to evidence such termination and reversion but the Trustee will provide such instruments upon request of the Borrower or the Collateral Servicer on its behalf pursuant to Section 7.02(b).

(d) The Borrower represents that the Borrower has not executed any other assignment of the Collateral Servicing Agreement or the Master Sale Agreement.

(e) The Borrower agrees that this assignment is irrevocable until the Payment in Full Date, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f) The Borrower hereby agrees, and hereby undertakes to obtain the agreement and consent of the Collateral Servicer in the Collateral Servicing Agreement, to the following:

(i) The Collateral Servicer shall consent to the provisions of this assignment and agree to perform any provisions of this Agreement applicable to the Collateral Servicer subject to the terms of the Collateral Servicing Agreement.

(ii) The Collateral Servicer shall acknowledge that the Borrower is assigning all of its right, title and interest in, to and under the Collateral Servicing Agreement to the Trustee for the benefit of the Secured Parties.

(iii) Neither the Borrower nor the Collateral Servicer will enter into any agreement amending, modifying or terminating the Collateral Servicing Agreement without complying with the applicable terms thereof.

Section 7.08 Protection of Collateral.

The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable to secure the rights and remedies of the Secured Parties hereunder and to:

(i) grant security more effectively on all or any portion of the Collateral;

(ii) maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature of the lien (subject to clause (ii) of the definition of Permitted Liens) or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations)

(iv) enforce any of the Collateral or other instruments or property included in the Collateral;

(v) preserve and defend title to the Collateral and the rights therein of the Trustee and the other Secured Parties in the Collateral against the claims of all Persons and parties;

(vi) pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral; and

(vii) file precautionary UCC-1 financing statements and related continuation statements, in each case, naming the Borrower as secured party and the assignor under the Master Sale Agreement as debtor in respect of the Collateral Loans from time to time purchased by the Borrower thereunder.

The Borrower hereby designates the Trustee as its agent and attorney in fact to prepare and file all UCC-1 financing statements, continuation statements and other instruments, and take all other actions, required pursuant to this Section 7.08. Such designation shall not impose upon the Trustee, or release or diminish, the Borrower’s obligations under this Section 7.08.

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01 Collection of Money.

(a) Payments to Concentration Account. (i) As long as the Intercreditor Agreement shall remain in effect, the Collateral Servicer, in its capacity as Concentration

Account Servicer, shall instruct all Obligors to make all payments in respect of the Collateral Loans directly to the Concentration Account maintained by the Concentration Account Bank on or before the applicable Cut-Off Date and (ii) after the Intercreditor Agreement has terminated, the Collateral Servicer, in its capacity as Concentration Account Servicer, shall, and if the Concentration Account Servicer fails to do so the Trustee shall, instruct all Obligors to make all payments in respect of the Collateral Loans directly to the Collection Account on or before the applicable Cut-Off Date. The Collateral Servicer shall promptly identify (with the assistance of the Trustee, if necessary) any collections as being on account of Interest Proceeds or Principal Proceeds or other Collections, whether received by it in its capacity as Concentration Account Servicer under the Intercreditor Agreement or on deposit in the Custodial Account or otherwise, and shall transfer or cause to be transferred to the Collection Account all such Collections which are in the form of available funds by the close of business on the second Business Day after such Collections are so received. Upon the transfer of Collections to the Collection Account, and on the basis of information received from the Collateral Servicer, the Trustee shall segregate Principal Proceeds and Interest Proceeds and transfer the same to the corresponding Principal Collection Subaccount and Interest Collection Subaccount, as applicable, in accordance with Section 8.02(a).

(b) Deposits. On and after each Cut-Off Date, the Concentration Account Servicer will (or will cause the Concentration Account Bank to) deposit (in immediately available funds) into the Collection Account all Collections received on and after the applicable Cut-Off Date.

Except as otherwise expressly provided in the Intercreditor Agreement and herein, the Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Trustee pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Trustee shall segregate and hold all such Money and property received by it in a Covered Account and in trust for the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be established as a single segregated trust account and maintained under the Account Control Agreement with (a) a federal or state-chartered depository institution having Moody’s short-term rating of at least at least “P-1” and a long-term rating of at least “A1” and, if such institution’s Moody’s ratings falls below such levels, then the assets held in such Covered Account shall, upon direction of the Administrative Agent to the Trustee, the Borrower and the Collateral Servicer following notice to the Administrative Agent, the Borrower and the Collateral Servicer from the Trustee, be moved within 30 days to another institution that has such Moody’s ratings or (b) in segregated trust accounts with the corporate trust department of a federal or state-chartered deposit institution (including the Trustee) subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation Section 9.10(b). Any Covered Account may contain any number of subaccounts for the convenience of the Trustee or as required by the Collateral Servicer for convenience in administering the Covered Account or the Collateral.

Section 8.02 Collection Account.

(a) In accordance with this Agreement and the Account Control Agreement, the Trustee shall, on or prior to the Closing Date, establish at the Custodian a single, segregated trust account in the name “NewStar Commercial Loan Funding 2012-1 LLC Collection Account, subject to the lien of the Trustee”, which shall be designated as the “Collection Account”, which shall be maintained with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Trustee. In addition, the Trustee shall establish two segregated subaccounts within the Collection Account, one of which will be designated the “Interest Collection Subaccount” and one of which will be designated the “Principal Collection Subaccount”. The Trustee shall from time to time deposit into the Interest Collection Subaccount, in addition to the deposits required pursuant to Section 8.05(a), immediately upon receipt thereof all Interest Proceeds received by the Trustee. The Trustee shall deposit immediately upon receipt thereof all other amounts remitted to the Collection Account into the Principal Collection Subaccount including, in addition to the deposits required pursuant to Section 8.05(a), all Principal Proceeds (unless, as directed by the Collateral Servicer, simultaneously reinvested in additional Collateral Loans in accordance with Article X or in Eligible Investments or required to be deposited in the Future Funding Reserve Account pursuant to Section 8.04) received by the Trustee. All Monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Trustee as part of the Collateral and shall be applied to the purposes herein provided. All amounts in the Collection Account shall be reinvested pursuant to Section 8.05(a).

(b) The Trustee, within one Business Day after receipt of any distribution or other proceeds in respect of the Collateral which are not Cash or Collateral Loans, shall so notify the Borrower and the Collateral Servicer and the Borrower shall use its commercially reasonable efforts to, within twenty Business Days after the end of the later of (i) the end of the Reinvestment Period or (ii) the receipt of such property, sell such distribution or other proceeds for Cash in an arm’s length transaction and deposit the proceeds thereof in the Collection Account; provided that the Borrower need not sell such distributions or other proceeds pursuant to this Section 8.02(b) if (x) it obtains the consent of the Required Lenders or (y) such distribution or proceeds are otherwise permitted to be held by the Borrower hereunder, it being understood that such distributions or other proceeds may be required to be sold pursuant to other provisions of this Agreement, including with respect to Margin Stock, in accordance with Section 10.01(a)(iii)(y).

(c) At any time when reinvestment is permitted pursuant to Article X, the Collateral Servicer on behalf of the Borrower may by delivery of a certificate of a Responsible Officer of the Collateral Servicer direct the Trustee to, and upon receipt of such certificate the Trustee shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds (together with accrued interest received with regard to any Collateral Loan and Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Loan) and reinvest such funds in additional Collateral Loans or exercise a warrant held in the Collateral, in each case in accordance with the requirements of Article X and such certificate. At any time as of which no funds are on deposit in the Future Funding Reserve Account, the Collateral Servicer on behalf of the Borrower may by delivery of a certificate of a Responsible Officer direct the Trustee to, and upon receipt of such certificate the Trustee shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds and remit such funds as so directed by the Collateral Servicer to meet the Borrower’s funding obligations in respect of Delayed Funding Collateral Loans or Revolving Collateral Loans.

(d) The Trustee shall transfer to the Payment Account, from the Collection Account for application pursuant to Section 9.01(a), on or before the Business Day preceding each Payment Date, any amounts then held in the Collection Account other than Interest Proceeds or Principal Proceeds received after the end of the Collection Period with respect to such Payment Date (and not otherwise designated for reinvestment by the Collateral Servicer or to be used to settle binding commitments (entered into prior to the Determination Date) for the purchase of Collateral Loans or to be used to meet the Borrower’s funding obligations in respect of Delayed Funding Collateral Loans or Revolving Collateral Loans) and as described in the Payment Date Report for such Payment Date.

Section 8.03 Transaction Accounts.

(a) Payment Account. In accordance with this Agreement and the Account Control Agreement, the Trustee shall, on or prior to the Closing Date, establish at the Custodian a single, segregated trust account in the name “NewStar Commercial Loan Funding 2012-1 LLC Payment Account, subject to the lien of the Trustee for the benefit of the Secured Parties”, which shall be designated as the “Payment Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Trustee. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable under the Priority of Payments on the Payment Dates in accordance with their terms and the provisions of this Agreement.

(b) Custodial Account. In accordance with this Agreement and the Account Control Agreement, the Trustee shall, on or prior to the Closing Date, establish at the Custodian a single, segregated custodial account in the name “NewStar Commercial Loan Funding 2012-1 LLC Custodial Account, subject to the lien of the Trustee”, which shall be designated as the “Custodial Account”, which shall be maintained by the Borrower with the Custodian in accordance with this Agreement and the Account Control Agreement and which shall be subject to the lien of the Trustee. The only permitted withdrawals from the Custodial Account shall be in accordance with the provisions of this Agreement. The Trustee agrees to give the Borrower prompt notice if (to the Trustee’s actual knowledge) the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(c) Closing Expense Account. In accordance with this Agreement and the Account Control Agreement, the Trustee shall, on or prior to the Closing Date, establish at the Custodian a single, segregated custodial account in the name “NewStar Commercial Loan Funding 2012-1 LLC Closing Expense Account, subject to the lien of the Trustee”, which shall be designated as the “Closing Expense Account”, which shall be maintained by the Borrower with the Custodian in accordance with this Agreement and the Account Control Agreement and which shall be subject to the lien of the Trustee. The only permitted withdrawals from the Closing Expense Account shall be in accordance with the provisions of this Agreement. The Borrower shall direct the Trustee to deposit the amount specified in Section 3.01(t) to the Closing Expense Account. On any Business Day from the Closing Date until the end of the Ramp-Up Period, the Trustee shall apply funds from the Closing Expense Account, as directed by the Collateral Servicer, to pay expenses of the Borrower incurred in connection with the establishment of the Borrower, fees of the Lenders and Administrative Agent and any other costs associated with maintaining the Facility. At the end of the Ramp-Up Period, all funds in the Closing Expense Account will be deposited in the Collection Account as Interest Proceeds and/or Principal Proceeds (in the respective amounts directed by the Collateral Servicer in its sole discretion) and the Closing Expense Account will be closed. Any income earned on amounts deposited in the Closing Expense Account will be deposited in the Interest Collection Subaccount as Interest Proceeds as it is received.

Section 8.04 The Future Funding Reserve Account; Fundings.

In accordance with this Agreement and the Account Control Agreement, the Trustee shall, on or prior to the Closing Date, establish at the Custodian a single, segregated trust account in the name “NewStar Commercial Loan Funding 2012-1 LLC Future Funding Reserve Account, subject to the lien of the Trustee”, which shall be designated as the “Future Funding Reserve Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Trustee. The only permitted deposits to or withdrawals from the Future Funding Reserve Account shall be in accordance with the provisions of this Agreement.

Upon the purchase of any Delayed Funding Collateral Loan or Revolving Collateral Loan or, if necessary, on the Commitment Termination Date, the Collateral Servicer or Borrower shall cause funds to be withdrawn from the Principal Collection Subaccount and deposited and at all times maintained by the Trustee in the Future Funding Reserve Account, in an amount (the “Future Funding Reserve Required Amount”) sufficient to ensure no Commitment Shortfall exists as of such time.

Fundings of Revolving Collateral Loans and Delayed Funding Collateral Loans shall be made, as directed by the Collateral Servicer, using, first, amounts on deposit in the Future Funding Reserve Account, then amounts on deposit in the Principal Collection Subaccount and finally, available Borrowings.

Amounts on deposit in the Future Funding Reserve Account will be invested in overnight funds that are Eligible Investments selected by the Collateral Servicer pursuant to Section 8.05 and earnings from all such investments will be deposited in the Interest Collection Subaccount as Interest Proceeds. So long as no Event of Default pursuant to Section 6.01(e) or (f) has occurred and is then continuing, all funds in the Future Funding Reserve Account (other than earnings from Eligible Investments therein) will be available solely to cover drawdowns on the Delayed Funding Collateral Loans and Revolving Collateral Loans; provided that, to the extent that the aggregate amount of funds on deposit therein at any time exceeds the Future Funding Reserve Required Amount, the Trustee (at the direction of the Collateral Servicer) shall promptly remit such excess to the Principal Collection Subaccount.

Section 8.05 Reinvestment of Funds in Covered Accounts; Reports by Trustee.

(a) By delivery of a certificate of a Responsible Officer (which may be in the form of standing instructions), the Borrower (or the Collateral Servicer on behalf of the Borrower) shall at all times direct the Trustee to, and, upon receipt of such certificate, the

Trustee shall, invest all funds on deposit in the Collection Account and the Future Funding Reserve Account as so directed in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein). If prior to the occurrence of an Event of Default, the Borrower shall not have given any such investment directions, the Trustee shall seek instructions from the Collateral Servicer within three Business Days after the transfer of any funds to such accounts and shall promptly invest an Eligible Investment of the type described in clause (vii) of the definition of the term “Eligible Investments” that mature overnight. If the Trustee does not thereafter receive written instructions from the Collateral Servicer within five Business Days after the transfer of such funds to such accounts, it shall invest and reinvest the funds held in such accounts, as fully as practicable, as directed by the Administrative Agent, but only in one or more Eligible Investments of the type described in clause (vii) of the definition of the term “Eligible Investments” maturing no later than the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). If, after the occurrence of an Event of Default, the Borrower shall not have given such investment directions to the Trustee for three consecutive days, the Trustee shall notify the Administrative Agent thereof and, at the direction of the Administrative Agent, shall invest and reinvest such Monies as fully as practicable in an Eligible Investment of the type described in clause (vii) of the definition of the term “Eligible Investments” maturing not later than the earlier of (i) thirty days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). Should any such specific Eligible Investment be unavailable, and in the absence of another proper investment instruction, all such funds shall be held uninvested. Except to the extent expressly provided otherwise herein, all interest and other income from such investments shall be deposited in the Interest Collection Subaccount, any gain realized from such investments shall be credited to the Principal Collection Subaccount upon receipt, and any loss resulting from such investments shall be charged to the Principal Collection Subaccount. The Collateral Servicer shall not in any way be held liable by reason of any insufficiency of such accounts which results from any loss relating to any such investment, except with respect to investments in obligations of the Collateral Servicer or any Affiliate thereof.

(b) The Trustee agrees to give the Borrower prompt notice if any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Trustee or an entity organized and doing business under the laws of the United States or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $200,000,000, subject to supervision or examination by federal or state authority, having a long-term debt rating of at least “Baa1” by Moody’s and having an office within the United States.

(c) The Trustee shall supply, in a timely fashion, to the Borrower, Moody’s and the Collateral Servicer any information regularly maintained by the Trustee that the Borrower, Moody’s or the Collateral Servicer may from time to time reasonably request with respect to the Collateral Loans, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Trustee by reason of its acting as Trustee hereunder and required to be provided by Section 8.06 or to permit the Collateral Servicer to perform its obligations under the Collateral Servicing Agreement or the Borrower’s obligations hereunder that have been delegated to the Collateral Servicer. The Trustee shall promptly forward to the Collateral Servicer copies of notices, requests for consent and other writings received by it from the Obligor or guarantor of any Collateral Loan, the issuer of any Equity Security or from the issuer or any Clearing Agency with respect to any Eligible Investment (including, without limitation, requests to vote, requests with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from any Obligor or guarantor or issuer or Clearing Agency with respect to any Collateral.

Section 8.06 Accountings.

(a) Monthly. On each Monthly Report Date, beginning in April 2012 the Borrower or the Collateral Servicer on behalf of the Borrower shall compile and provide (or cause to be compiled and provided) to Moody’s, the Administrative Agent, the Trustee, the Collateral Servicer and the Lenders, a monthly report on a settlement basis (each a “Monthly Report”), determined as of the close of business on the related Monthly Report Determination Date. The Monthly Report for a calendar month shall contain the information with respect to the Collateral Loans and Eligible Investments included in the Collateral set forth in Part 1 of Schedule 2 hereto.

In addition, the Collateral Servicer shall provide on a quarterly basis to the Administrative Agent, the Trustee and the Lenders a portfolio monitoring report setting forth in reasonable detail each amendment, modification or waiver under any Related Document for each Collateral Loan that became effective during the quarterly period covered by such report.

(b) Payment Date Accounting. The Borrower or the Collateral Servicer on behalf of the Borrower shall render an accounting (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date, and shall deliver such Payment Date Report to the Borrower, the Administrative Agent, the Trustee, the Collateral Servicer, the Independent Accountants, Moody’s and each Lender not later than the Business Day preceding the related Payment Date. The Payment Date Report shall contain the information set forth in Part 2 of Schedule 2 hereto.

(c) Interest Rate Notice. The Borrower shall include in each Payment Date Report a notice setting forth the interest rate for the Advances for the Interest Accrual Period preceding the next Payment Date, as established by the Calculation Agent.

(d) Failure to Provide Accounting. If the Trustee shall not have received any accounting provided for in this Section 8.06 on the first Business Day after the date on which such accounting is due to the Trustee, the Trustee shall notify the Collateral Servicer who shall use all reasonable efforts to obtain such accounting by the applicable Payment Date. To the extent the Collateral Servicer is required to provide any information or reports pursuant to this Section 8.06 as a result of the failure of the Borrower to provide such information or reports, the Collateral Servicer shall be entitled to retain an independent certified public accountant in connection therewith and the reasonable costs incurred by the Collateral Servicer for such independent certified public accountant shall be paid by the Borrower.

Section 8.07 Other Data; Obligor Financial Information.

(a) Not later than 4:00 p.m. (Eastern time) two Business Days after the 15th day of each calendar month, the Collateral Servicer shall provide to the Trustee (in a format agreed to by the Trustee and the Collateral Servicer) such information (the “Tape”). The Tape shall include, but not be limited to, the information set forth in Part 2 of Schedule 2 (in the case of Payment Date Reports) and Part 1 of Schedule 2 (in the case of Monthly Reports). The Trustee shall not be obligated to verify, recompute, reconcile or recalculate any such information or data or compare any such information to any Daily Statement and shall have no liability for any errors in such data or information, except to the extent that such errors are caused by the Trustee’s own fraud, bad faith, willful misfeasance, gross negligence or reckless disregard of its duties hereunder. The Trustee shall retain each Tape delivered to it during the term of this Agreement.

(b) In addition, the Collateral Servicer shall, upon the request of the Trustee, the Administrative Agent or any Rating Agency, furnish the Trustee, the Administrative Agent or Rating Agency, as the case may be, such underlying data in the possession of the Collateral Servicer used to generate a Monthly Report or Payment Date Report as may be reasonably requested. The Collateral Servicer will also forward to the Trustee, the Administrative Agent and Moody’s (i) within 60 days after each calendar quarter (except the fourth calendar quarter), commencing with the quarter ending June 30, 2012, the unaudited quarterly financial statements of the Collateral Servicer and (ii) within 120 days after each fiscal year of the Collateral Servicer, commencing with the fiscal year ending December 31, 2012, the audited annual financial statements of the Collateral Servicer, together with the related report of the independent accountants to the Collateral Servicer; provided that so long as the Collateral Servicer is required under the Securities Act to file its financial statements with the Securities and Exchange Commission, the foregoing requirement to provide such financial statements to the Trustee and Moody’s shall not apply. The Trustee will have no obligation to review any such statements.

(c) At the end of each Business Day, the Collateral Servicer shall provide to the Trustee (in a format agreed to by the Trustee and the Collateral Servicer and acceptable to the Administrative Agent) a statement (the “Daily Statement”) of (i) all collections received and deposited in the Principal Collection Subaccount and the Interest Collection Subaccount on such Business Day, (ii) all disbursements from or deposits to the Future Funding Reserve Account on such Business Day, (iii) a holdings report setting forth (with respect to such Business Day) (1) all acquisitions, substitutions and dispositions of Collateral Loans, (2) all payments received with respect to any Collateral Loan, (3) all Exposure Amounts funded by the Borrower with respect to any Delayed Funding Collateral Loan or Revolving Collateral Loan, (4) the Exposure Amount with respect to each Delayed Funding Collateral Loan and Revolving Collateral Loan as well as the commitment fee rate for each such Loan, (5) the outstanding principal amount of each Collateral Loan, (6) the base rate or spread payable with respect to each Collateral Loan, (7) the contract reset date for each Collateral Loan, (8) the Moody’s Industry Classification of each Collateral Loan, (9) certain amendment or modification activity on the Collateral Loans and (10) certain changes in the rating and recovery rate of any Collateral Loan. The Trustee shall retain in an accessible format each Daily Statement until delivery of a Tape for the preceding Collection Period, and following receipt by the Trustee of a Tape for a Collection Period, the Trustee shall have no obligation to retain any Daily Statements received by it prior to the delivery of such

Tape. The Trustee shall provide access to any Daily Statement in its possession to the Administrative Agent, any successor Collateral Servicer and otherwise only as directed by (and at the expense of) the Collateral Servicer. Nothing herein shall impose any obligation on the Trustee to maintain or update a database of information of the Collateral.

(d) With respect to every Collateral Loan included in the Collateral that has received a Moody’s credit estimate, on the six month anniversary of such initial estimate or the most recent annual refresh of such estimate, the Collateral Servicer shall provide to Moody’s the most recent (audited or unaudited) financial statements with respect to the related Obligor actually in the possession of the Collateral Servicer on such date, until such time as the related Collateral Loan has been paid in full or is no longer part of the Collateral.

(e) The Collateral Servicer will forward to Moody’s promptly upon request any additional financial information in the Collateral Servicer’s possession or reasonably obtainable by the Collateral Servicer as Moody’s shall reasonably request with respect to an Obligor as to which any Scheduled Distribution is past due for at least ten days.

(f) Upon any Collateral Loan becoming a Defaulted Loan, without any request therefor by Moody’s, and promptly after receipt thereof by the Collateral Servicer, the Collateral Servicer will use its commercially reasonable efforts to obtain updated financial information with respect to the related Obligor, which, promptly after receipt thereof, it will forward to Moody’s (with a copy to the Administrative Agent).

(g) The Collateral Servicer will provide to Moody’s such financial information, documents and other materials in the Collateral Servicer’s possession or reasonably obtainable by the Collateral Servicer (including information relating to any amendment, modification, waiver or variance effected pursuant to Section 5.02(v)) as Moody’s shall reasonably request in connection with any annual review and/or re-grading of the Collateral Loans and the related Obligors which Moody’s may undertake.

Section 8.08 Release of Collateral.

(a) If no Event of Default has occurred and is continuing, the Borrower may, by delivery of a certificate of a Responsible Officer of the Collateral Servicer, deliver to the Trustee at least three Business Days (or such lesser time as is acceptable to the Trustee or the Custodian, as applicable) prior to the settlement date for any sale of any Collateral certifying that the sale of such Collateral is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01, direct the Trustee to release or cause to be released such Collateral from the Lien of this Agreement in accordance with Section 7.02(b) and, upon receipt of such certificate, the Trustee (or Custodian) shall promptly deliver any such Collateral, if in physical form, duly endorsed to the Person designated in such certificate or, if such Collateral is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Servicer in such certificate; provided that the Trustee (or Custodian) may deliver any such Collateral in physical form for examination in accordance with street delivery custom.

(b) Subject to the terms of this Agreement, the Trustee (or Custodian) shall upon the delivery of a certificate of a Responsible Officer of the Borrower (i) deliver any Collateral, and release or cause to be released such Collateral from the Lien of this Agreement in accordance with Section 7.02(b), which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof and (ii) provide notice thereof to the Collateral Servicer.

(c) Upon a Responsible Officer of the Trustee receiving actual notice of any tender offer, voluntary redemption, exchange offer, conversion or other similar action (an “Offer”) or any request for a waiver, consent, amendment or other modification, in each case, with respect to any Collateral, the Trustee shall notify the Collateral Servicer of such Offer or request. Unless the Advances have been accelerated following an Event of Default, the Collateral Servicer may direct (x) the Borrower to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the Lien of this Agreement such Collateral in accordance with the terms of the Offer against receipt of payment or exchange therefor, or (y) the Borrower or the Trustee to agree to or otherwise act with respect to such consent, waiver, amendment or modification.

(d) As provided in Section 8.02(a), the Trustee shall deposit any proceeds received by it from the disposition of any Collateral in the applicable subaccount of the Collection Account, unless simultaneously applied to the purchase or substitution of additional Collateral Loans or Eligible Investments as permitted under and in accordance with the requirements of this Article VIII and Article X.

(e) The Trustee shall, upon receipt of a certificate of a Responsible Officer of the Borrower to the effect that there are no Commitments outstanding and Payment in Full has occurred or will contemporaneously occur in connection with the release of the Collateral from the Lien of this Agreement, and upon written request therefor, release any remaining Collateral from the Lien of this Agreement in accordance with Section 7.02(a).

(f) Any Collateral or amounts that are released pursuant to Section 8.08(a), (b) or (c) shall be, and hereby are, released from the Lien of this Agreement.

Section 8.09 Reports by Independent Accountants.

(a) On or prior to the Closing Date, the Borrower shall appoint one or more firms of independent certified public accountants, independent auditors or independent consultants of recognized international reputation (together with its successors, the “Independent Accountants”) for purposes of reviewing and delivering the reports or certificates of such accountants required by this Agreement, which may be the firm of independent certified public accountants, independent auditors or independent consultants that performs accounting services for the Borrower or the Collateral Servicer. The Borrower may remove any firm of Independent Accountants at any time upon notice to, but without the consent of any of, the Lenders. Upon any resignation by such firm or removal of such firm by the Borrower, the Borrower (or the Collateral Servicer on behalf of the Borrower) shall promptly appoint by a certificate of a Responsible Officer of the Borrower delivered to the Trustee, the Administrative Agent and Moody’s a successor thereto that shall also be a firm of independent certified public accountants, independent auditors or independent consultants of recognized international reputation, which may be a firm of independent certified public accountants, independent auditors or independent consultants that performs accounting services for the Borrower or the Collateral Servicer. If the Borrower shall fail to appoint a successor to the Independent Accountant which has resigned within thirty days after such resignation, the Borrower shall promptly notify the Trustee and the Administrative Agent of such failure in writing and the Administrative Agent shall appoint a successor Independent Accountant of recognized international reputation. The fees of such Independent Accountants and any successor shall be payable by the Borrower.

(b) The Borrower shall cause to be delivered to the Administrative Agent, the Trustee, the Collateral Servicer, each Lender upon written request therefor and Moody’s a statement from a firm of Independent Accountants (i) in respect of the Closing Date, listing the Aggregate Principal Balance of the Collateral Loans and the outstanding principal balance and/or other relevant information relating to the characteristics of all other Collateral as of the Closing Date and (ii) on a quarterly basis after the Closing Date, for each Payment Date Report received since the last statement, (x) indicating that the calculations within those Payment Date Reports have been performed in accordance with the applicable provisions of this Agreement and (y) listing the Aggregate Principal Balance of the Collateral Loans and the outstanding principal balance and/or other relevant information relating to the characteristics of all other Collateral as of the immediately preceding Determination Dates; provided that in the event of a conflict between such firm of Independent Accountants and the Borrower with respect to any matter in this Section 8.09, the determination by such firm of Independent Accountants shall be conclusive.

Section 8.10 Reports to Moody’s.

In addition to the information and reports specifically required to be provided to Moody’s pursuant to the terms of this Agreement, the Borrower or the Collateral Servicer on behalf of the Borrower shall provide Moody’s with such additional information as Moody’s may from time to time reasonably request which is in the possession thereof or otherwise is reasonably obtainable thereby without undue burden or expense, including notification to Moody’s regarding any material amendment to any Collateral Loan that has received a Moody’s credit estimate rating. Moody’s may, at its option, redetermine the credit estimate rating of any such Collateral Loan which is subject to a Specified Change.

ARTICLE IX

APPLICATION OF MONIES

Section 9.01 Disbursements of Monies from Payment Account.

(a) Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, on each Payment Date, the Trustee shall disburse amounts transferred from the Collection Account to the Payment Account pursuant to Section 8.02 in accordance with the following priorities (the “Priority of Payments”), as set forth in the Payment Date Report prepared by the Collateral Servicer.

(i) Unless an Enforcement Event has occurred and is continuing, on each Payment Date during the Ramp-Up Period, Interest Proceeds on deposit in the Interest Collection Subaccount, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred into the Payment Account, shall be applied in the following order of priority:

(A) (1) first, to pay taxes, registration and filing fees, if any, of the Borrower; and (2) second, to pay all Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that the aggregate amount applied under clause (A)(2) for such Payment Date shall not exceed the Administrative Expense Cap for such Payment Date;

(B) to the payment of accrued and unpaid Collateral Servicing Fees;

(C) to the payment of accrued and unpaid interest on the Advances and Commitment Fees due to the Lenders and amounts payable to the Lenders or any Affected Person under Section 2.10; provided that the amount applied under this clause (C) for such Payment Date shall not exceed the Interest Cap for such Payment Date;

(D) if the Coverage Tests are not satisfied as of the related Determination Date, (1) to the repayment of principal in respect of the Advances, or (2) if but only if the outstanding principal amount of the Advances equals zero (after giving effect to any payment made pursuant to clause (1)), to deposit in the Future Funding Reserve Account, in each case in the amount necessary to result in the satisfaction of the Coverage Tests (on a pro forma basis as of such Determination Date);

(E) to the payment or application of amounts referred to in clause (C) above, to the extent not paid in full pursuant to applications under said clause (C) for such Payment Date together with any accrued and previously unpaid amounts owing from any prior Payment Dates;

(F) (1) first, if the Interim Date has not occurred on the sixth month anniversary of the Closing Date and Ramp-Up Completion has not occurred, to the repayment of Advances in the amount necessary to satisfy the Rating Condition, (2) second, if the Interim Date has not occurred on the sixth month anniversary of the Closing Date and Ramp-Up Completion has not occurred, for deposit into the Future Funding Reserve Account up to an amount that would result in the Net Aggregate Exposure Amount equaling zero and (3) third, to the payment or application of amounts referred to in clause (A)(2) above, to the extent not paid in full pursuant to applications under said clause (A)(2) (other than any indemnification payments owed to the Collateral Servicer by the Borrower pursuant to the Collateral Servicing Agreement);

(G) to pay accrued and unpaid amounts owing to the Secured Parties and any other Affected Person (if any) under Sections 2.09 and 13.03;

(H) to the payment of costs and expenses of the Borrower (including any costs and expenses to be reimbursed or other amounts owed to the Collateral Servicer in accordance with the Facility Documents);

(I) during Stage II of the Ramp-Up Period, at the discretion of the Collateral Servicer, and so long as the Restricted Payment Test is satisfied, to pay a dividend to the holders of the Equity;

(J) to the payment of one or more of the following, at the discretion of the Collateral Servicer: (i) to the Principal Collection Subaccount for the purchase of additional Collateral Loans (including funding Revolving Collateral Loans and Delayed Funding Collateral Loans), (ii) for deposit into the Future Funding Reserve Account up to an amount that would result in the Net Aggregate Exposure Amount equaling zero, and/or (iii) to prepay Advances;

(K) with notice to the Administrative Agent, to pay any obligations of the Borrower or to establish any reserves determined by the Borrower to be necessary or desirable, including, without limitation, with respect to any indemnities owed to the Collateral Servicer; and

(L) the remainder to the holders of the Equity.

(ii) Unless an Enforcement Event has occurred and is continuing, on each Payment Date after the end of the Ramp-Up Period, Interest Proceeds on deposit in the Interest Collection Subaccount, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred into the Payment Account, shall be applied in the following order of priority:

(A) (1) first, to pay taxes, registration and filing fees, if any, of the Borrower; and (2) second, to pay all Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that the aggregate amount applied under clause (A)(2) for such Payment Date shall not exceed the Administrative Expense Cap for such Payment Date;

(B) to the payment of accrued and unpaid Collateral Servicing Fees;

(C) to the payment of accrued and unpaid interest on the Advances and Commitment Fees due to the Lenders and amounts payable to the Lenders or any Affected Person under Section 2.10; provided that the amount applied under this clause (C) for such Payment Date shall not exceed the Interest Cap for such Payment Date;

(D) if the Coverage Tests are not satisfied as of the related Determination Date, (1) to the repayment of principal in respect of the Advances, or (2) if but only if the outstanding principal amount of the Advances equals zero (after giving effect to any payment made pursuant to clause (1)), to deposit in the Future Funding Reserve Account, in each case in the amount necessary to result in the satisfaction of the Coverage Tests (on a pro forma basis as of such Determination Date);

(E) to the payment or application of amounts referred to in clause (C) above, to the extent not paid in full pursuant to applications under said clause (C) for such Payment Date together with any accrued and previously unpaid amounts owing from any prior Payment Dates;

(F) (1) first, if a Moody’s Ramp-Up Failure has occurred, to the repayment of Advances in the amount necessary to satisfy the Rating Condition, (2) second, if a Moody’s Ramp-Up Failure has occurred, for deposit into the Future Funding Reserve Account up to an amount that would result in the Net Aggregate Exposure Amount equaling zero and (3) third, to the payment or application of amounts referred to in clause (A)(2) above, to the extent not paid in full pursuant to applications under said clause (A)(2) (other than any indemnification payments owed to the Collateral Servicer by the Borrower pursuant to the Collateral Servicing Agreement);

(G) to pay accrued and unpaid amounts owing to the Secured Parties and any other Affected Person (if any) under Sections 2.09 and 13.03;

(H) during the Reinvestment Period, if the Reinvestment Interest Diversion Ratio Test is not satisfied on a pro forma basis after application of all amounts to be applied on such Payment Date pursuant to 9.01(a)(ii)(A) through (G) then, as determined by the Collateral Servicer, (i) to the Principal Collection Subaccount and/or, (ii) to prepay the Advances, in each case in the amount necessary to result in the satisfaction of the Reinvestment Interest Diversion Ratio Test;

(I) during the Reinvestment Period, to the payment of costs and expenses of the Borrower (including any costs and expenses to be reimbursed or other amounts owed to the Collateral Servicer in accordance with the Facility Documents);

(J) during the Reinvestment Period, the remainder to be allocated at the Collateral Servicer’s option (in written notice to the Administrative Agent and the Trustee delivered on or prior to the related Determination Date) to any one or more of the following payments: (i) for distribution to the holders of the Equity, (ii) to the Principal Collection Subaccount for the purchase of additional Collateral Loans (including funding Revolving Collateral Loans and Delayed Funding Collateral Loans), and/or (iii) to prepay the Advances, and/or (iv) for deposit into the Future Funding Reserve Account up to an amount that would result in the Net Aggregate Exposure Amount equaling zero and/or (v) with notice to the Administrative Agent, to pay any obligations of the Borrower or to establish any reserves it deems necessary or desirable;

(K) after the Reinvestment Period, to the extent that the Step-Up Overcollateralization Test is not satisfied on a pro forma basis after application of all amounts to be applied on such Payment Date pursuant to this Section 9.01, then, first to the repayment of the Advances in the amount necessary to result in the satisfaction of the Step-Up Overcollateralization Test, and second, for deposit into the Future Funding Reserve Account until the Net Aggregate Exposure Amount equals zero;

(L) after the Reinvestment Period, to the payment of costs and expenses of the Borrower (including any costs and expenses to be reimbursed or other amounts owed to the Collateral Servicer in accordance with the Facility Documents);

(M) after the Reinvestment Period, with notice to the Administrative Agent, to pay any obligations of the Borrower or to establish any reserves determined by the Borrower to be necessary or desirable, including, without limitation, with respect to any indemnities owed to the Collateral Servicer; and

(N) after the Reinvestment Period, the remainder to the holders of the Equity.

(iii) Unless an Enforcement Event has occurred and is continuing, on each Payment Date, Principal Proceeds on deposit in the Principal Collection Subaccount that are received on or before the related Determination Date (or if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred to the Payment Account and not designated for reinvestment by the Collateral Servicer in accordance with the terms of the Facility Documents shall be applied, except for any Principal Proceeds that will be used to settle binding commitments (entered into prior to the Determination Date) for the purchase of Collateral Loans, in the following order of priority:

(A) (1) first, to the payment of unpaid amounts under clause (C) in clause (i) or (ii) above, as applicable, to the extent not paid in full thereunder (2) second, if the Interim Date has not occurred on the sixth month anniversary of the Closing Date and Ramp-Up Completion has not occurred, to the repayment of Advances in the amount necessary to satisfy the Rating Condition, (3) third, if the Interim Date has not occurred on the sixth month anniversary of the Closing Date and Ramp-Up Completion has not occurred, for deposit into the Future Funding Reserve Account up to an amount that would result in the Net Aggregate Exposure Amount equaling zero and (4) fourth, to the payment of unpaid amounts under clauses (A), (B), (D) and (E) in clause (i) or (ii) above, as applicable, (in the same order of priority specified therein), to the extent not paid in full thereunder;

(B) (1) first, if a Moody’s Ramp-Up Failure has occurred, to the repayment of Advances in the amount necessary to satisfy the Rating Condition, and (2) second, during the Reinvestment Period, at the discretion of the Collateral Servicer, (i) to the Principal Collection Subaccount for the purchase of additional Collateral Loans (including funding Revolving Collateral Loans and Delayed Funding Collateral Loans), and/or (ii) to prepay the Advances, and/or (iii) for deposit into the Future Funding Reserve Account up to an amount that would result in the Net Aggregate Exposure Amount equaling zero;

(C) after the Reinvestment Period, to the repayment of the Advances until paid in full;

(D) after the Reinvestment Period, for deposit into the Future Funding Reserve Account until the Net Aggregate Exposure Amount equals zero;

(E) after the Reinvestment Period, to the payment of amounts referred to in clauses (F), (G), (H) and (K) of clause (i) above or in clauses (F), (I), (L) and (M) of clause (ii) above, as applicable, (in the same order of priority specified therein), to the extent not paid in full thereunder; and

(F) after the Reinvestment Period, the remainder to the holders of the Equity.

(iv) Notwithstanding the provisions of the foregoing Sections 9.01(a)(i), 9.01(a)(ii) and 9.01(a)(iii), if declaration of acceleration of the maturity of the Advances has occurred following an Event of Default and such Event of Default is continuing and has not been cured or waived (an “Enforcement Event”), on each date or dates fixed by the Trustee at the written direction of the Required Lenders, all Interest Proceeds, Principal Proceeds and any other proceeds from the liquidation of the Collateral will be applied in the following order of priority:

(A) (1) first, to pay taxes, registration and filing fees, if any, of the Borrower; and (2) second, to pay all Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that the aggregate amount applied under clause (A)(2) for such Payment Date shall not exceed the Administrative Expense Cap for such Payment Date;

(B) to the payment of accrued and unpaid interest on the Advances and Commitment Fees due to the Lenders and amounts payable to the Lenders or any Affected Person under Section 2.10, without regard for the Interest Cap;

(C) for deposit into the Future Funding Reserve Account until the Net Aggregate Exposure Amount equals zero;

(D) to the repayment of principal in respect of the Advances;

(E) to the payment or application of amounts referred to in clause (A)(2) above, to the extent not paid in full pursuant to applications under said clause (A)(2);

(F) to pay accrued and unpaid amounts owing to the Secured Parties and any other Affected Person (if any) under Sections 2.09 and 13.03;

(G) to the payment of accrued and unpaid Collateral Servicing Fees and interest at the Base Rate on such Collateral Servicing Fees from and including that date such Collateral Servicing Fees would have been payable according to this Section 9.01 to but not including the date of payment;

(H) to the payment of costs and expenses of the Borrower (including any costs and expenses to be reimbursed or other amounts owed to the Collateral Servicer in accordance with the Facility Documents);

(I) with notice to the Administrative Agent, to pay any obligations of the Borrower or to establish any reserves determined by the Borrower to be necessary or desirable; and

(J) the remainder to the holders of the Equity.

(b) If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Payment Date Report, the Trustee shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

ARTICLE X

SALE AND SUBSTITUTION OF COLLATERAL LOANS;

PURCHASE OF ADDITIONAL COLLATERAL LOANS

Section 10.01 Sales and Substitutions of Collateral Loans.

(a) Sales and Substitutions. Subject to the satisfaction of the conditions specified in Section 10.03 and provided that (A) no Event of Default has occurred and is continuing or would result upon giving effect thereto, (B) on or prior to the trade date for such sale, transfer, exchange, substitution or other disposition, the Collateral Servicer has certified to the Trustee and the Administrative Agent that each of the conditions applicable to such sale, transfer, exchange, substitution or other disposition has been satisfied (including without limitation those set forth in the following proviso) and (C) upon giving effect thereto and the application of the proceeds thereof or the substitution of the Collateral Loan, each Coverage Test is satisfied and each Collateral Quality Test is satisfied (other than in connection with any sale after the Reinvestment Period) (or if any such Collateral Quality Test is not satisfied, such test is maintained or improved after giving effect to such sale (other than in connection with a sale after the Reinvestment Period) or substitution), the Borrower may, but will not be required to, direct the Trustee to sell and the Trustee shall sell or substitute in the manner directed by Borrower any Collateral Loan (or any portion thereof) provided that such sale or substitution also meets the requirements of clauses (i) through (viii) of this Section 10.01(a) that are applicable to it:

(i) Credit Risk Loans. The Borrower may direct the Trustee in writing to sell any Credit Risk Loan at any time during or after the Reinvestment Period without restriction.

(ii) Defaulted Loans. The Borrower may direct the Trustee in writing to sell any Defaulted Loan at any time during or after the Reinvestment Period without restriction.

(iii) Equity Securities. The Borrower (A) may direct the Trustee in writing to sell any Equity Security (other than Margin Stock) at any time without restriction and (B) shall direct the Trustee in writing to sell (x) any distribution or other proceeds in respect of the Collateral which are not Cash or Collateral Loans, within twenty Business Days after the end of the later of (a) the end of the Reinvestment Period or (b) the receipt of such property, (unless the consent of the Required Lenders is obtained in accordance with Section 8.02(b)) and (y) any Margin Stock, regardless of price, within 30 days of receipt, by the Borrower thereof unless such sale is prohibited by Applicable Law, in which case such Margin Stock shall be sold as soon as such sale is permitted by Applicable Law.

(iv) Discretionary Sales by the Borrower. The Borrower or the Collateral Servicer on behalf of the Borrower, at its option, may direct the Trustee in writing to sell or substitute any Collateral Loan at any time provided that any substitution of a Collateral Loan after the Reinvestment Period shall require the consent of the Required Lenders and satisfaction of the Rating Condition and provided, further, that, as certified to the Trustee and the Administrative Agent by a Responsible Officer of the Borrower or the Collateral Servicer, the Aggregate Principal Balance of all Performing Collateral Loans (excluding Credit Risk Loans) sold or substituted (other than Credit Risk Loans) pursuant to this Section 10.01(a)(iv) since the Closing Date is not greater than 10% of the maximum Total Capitalization (for the avoidance of doubt, such limitation shall accrue starting at 1/12 of the limitation and increase by 1/12 of the limitation for each month until the end of the first annual period subsequent to the Closing Date, at which time the limitation shall be 10% per each annual period thereafter, and after the Reinvestment Period, shall increase to 15% per annual period).

(v) Optional Repurchases or Substitutions by the Originator Pursuant to the Master Sale Agreement. Subject to Section 10.03 and the restrictions on the Borrower set forth in clause (iv) of this Section 10.01(a), the Originator may optionally repurchase and substitute Collateral Loans pursuant to and in accordance with the Master Sale Agreement and the Borrower shall sell and transfer Collateral Loans to the Originator in connection therewith provided that, as certified to the Trustee and the Administrative Agent by a Responsible Officer of the Borrower or the Collateral Servicer, (A) the Aggregate Principal Balance of all (i) Charged-Off Loans, (ii) Defaulted Loans (other than any Defaulted Loans that would not otherwise be Defaulted Loans but for the provisions of clause (v) or (vi) of the definition thereof), (iii) Collateral Loans for which a Specified Change has occurred of a type specified in clause (a) of the definition thereof or (iv) Collateral Loans for which an extension or delay of the scheduled maturity date thereof occurs as a result of the credit impairment of such Collateral Loan or the related Obligor or guarantor which are optionally repurchased or substituted by the Originator pursuant to the Master Sale Agreement may not exceed an amount equal to, as of any date of determination, 10% of the Net Purchased Loan Balance, and (B) the Aggregate Principal Balance of all Collateral Loans optionally repurchased or substituted by the Originator pursuant to the Master Sale Agreement may not exceed an amount equal to, as of any date of determination, 20% of the Net Purchased Loan Balance (the limitations set forth in clause (A) and clause (B) referred to herein as the “Repurchase and Substitution Limits”).

(vi) Sales of Collateral Loans to Non-Affiliates. One or more (or any portion of any) Collateral Loans may be sold from time to time by the Borrower, or the Collateral Servicer on the Borrower’s behalf, to Persons who are not Affiliates of the Borrower or the Collateral Servicer, only if such sale is on an arm’s length basis and for fair market value.

(vii) Sales of Collateral Loans to Affiliates. One or more (or any portion of any) Collateral Loans may be sold from time to time by the Borrower, or the Collateral Servicer on the Borrower’s behalf, to the Collateral Servicer or an Affiliate thereof or to any account or fund for which the Collateral Servicer or an Affiliate thereof acts as investment advisor with discretionary authority, only if (A) the terms and conditions thereof are no less favorable to the Borrower than the terms it would obtain in a comparable, timely sale with a non-Affiliate, (B) the transactions are effected in accordance with all Applicable Laws, (C) such sale is for an amount equal to or greater than (1) to the extent such Collateral Loan is neither a Defaulted Loan nor a Credit Risk Loan, the higher of (I) the current cost basis of the Borrower with respect to such Collateral Loan (as evidenced in writing containing a reasonably detailed description of the basis therefor delivered to the Administrative Agent by the Collateral Servicer) and (II) the Market Value with respect to such Collateral Loan and (2) to the extent such Collateral Loan is a Defaulted Loan or a Credit Risk Loan, (I) the highest bid provided by an unaffiliated loan market participant after obtaining bids from three unaffiliated loan market participants (or, if the Collateral Servicer is unable to obtain bids from three such participants, then such lesser number of bids from unaffiliated loan market participants from which the Collateral Servicer can obtain bids using efforts consistent with the Servicing Standard) or (II) if the Collateral Servicer is unable to obtain a bid for such Credit Risk Loan or Defaulted Loan from an unaffiliated loan market participant, the Appraised Value of such Collateral Loan set forth in an Appraisal with respect thereto.

(viii) Sale Proceeds of Credit Risk and Defaulted Loans. With regard to the acquisition of Collateral Loans with (A) sale proceeds of Credit Risk Loans or (B) sale proceeds of Defaulted Loans, such acquired Collateral Loans (i) shall have an aggregated Principal Balance of not less than 100% of the sale proceeds (or, in the case of any below-par security, the purchase price, excluding accrued interest, expressed as a percentage of par and multiplied by the outstanding principal balance thereof) of the Collateral Loan being sold and (ii) shall not have a purchase price above par.

(b) Terms of Sales. All sales of Collateral Loans and other property of the Borrower under the provisions above in this Section 10.01 must be exclusively for Cash provided that any sale or substitution of Collateral Loans or other property of the Borrower to or with the Equity holder of the Borrower may be made in Cash, as capital contributions or as a substitution of assets, and in accordance with the applicable provisions of the Facility Documents.

(c) Sales in Connection with Payment in Full and Termination of the Facility. Notwithstanding any other provision in the Facility Documents, the Borrower or the Collateral Manager on behalf of the Borrower, may direct the Trustee in writing to sell, assign, transfer and release all or any portion of the Collateral in connection with the Payment in Full of all Obligations (other than any unasserted contingent obligations), termination of the Commitments and release of the Lien of the Trustee for the benefit of the Secured Parties in the Collateral as provided in Section 7.02(a) of this Agreement.

(d) Purchases of Collateral Loans During the Ramp-Up Period. Each Collateral Loan acquired during Stage I of the Ramp-Up Period or acquired during Stage II of the Ramp-Up Period shall be funded as specified in the Fee Letter.

Section 10.02 Purchase of Additional Collateral Loans.

On any date during the Reinvestment Period (or after the Reinvestment Period, with the consent of the Required Lenders and satisfaction of the Rating Condition), if, as certified to the Trustee and the Administrative Agent by the Borrower or the Collateral Servicer on behalf of the Borrower, no Default or Event of Default has occurred and is continuing, and if each of the applicable conditions specified in this Section 10.02 and Section 10.03 is met, the Borrower, or the Collateral Servicer on behalf of the Borrower, may direct the Trustee to invest Principal Proceeds (and accrued interest received with respect to any Collateral Loan to the extent used to pay for accrued interest on additional Collateral Loans) in additional Collateral Loans, and the Trustee shall invest such proceeds. The Borrower shall ensure that all such investments in Collateral Loans are settled during the Reinvestment Period such that no amounts are payable thereunder in respect of the purchase price thereof after the end of the Reinvestment Period.

(a) Investment Criteria. No Collateral Loan may be purchased unless such Collateral Loan satisfies the Eligibility Criteria as of the date the Borrower, or the Collateral

Servicer on behalf of the Borrower, commits to make such purchase, in each case after giving effect to such purchase and all other sales or purchases previously or simultaneously committed to.

(b) Investment in Eligible Investments. Cash on deposit in any Covered Account may be invested at any time in Eligible Investments in accordance with Article VIII.

(c) Purchase of Additional Collateral Loans from Affiliates. Additional Collateral Loans may be purchased or acquired from time to time by the Borrower, or the Collateral Servicer on the Borrower’s behalf, from the Collateral Servicer or any of its Affiliates only if (i) the terms and conditions thereof are no less favorable to the Borrower than the terms it would obtain in a comparable, timely purchase or acquisition with a non-Affiliate and (ii) the transactions are effected in accordance with all Applicable Laws.

Section 10.03 Conditions Applicable to All Sale and Purchase Transactions.

(a) Delivery of Collateral. Upon any acquisition of a Collateral Loan pursuant to this Article X, a security interest in all of the Borrower’s right, title and interest to such Collateral Loan shall be and hereby is granted to the Trustee pursuant to this Agreement, such Collateral shall be Delivered as required pursuant to this Agreement, and, if applicable, the Borrower shall receive the Collateral Loan and any related Collateral for which one or more Collateral Loans were substituted. On or before June 30th in each calendar year, commencing in 2013, the Borrower shall furnish to the Administrative Agent, the Trustee and the Lenders an Opinion of Counsel relating to the security interest granted by the Borrower to the Trustee, stating that, as of the date of such opinion, the lien and security interest created by this Agreement with respect to the Collateral remains in effect and that no further action (other than as specified in such opinion) needs to be taken to ensure the continued effectiveness of such lien over the next year.

(b) Acquisition and Disposition Standards. The Borrower shall not, nor shall the Collateral Servicer on behalf of the Borrower, acquire (whether by purchase or substitution) or dispose of any Collateral Loan unless each of the following conditions is met: (a) if such Collateral Loan is being acquired by the Borrower, it is an Eligible Asset, (b) such Collateral Loan is being acquired or disposed of in accordance with the terms of this Agreement, (c) such Collateral Loan is not being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes, (d) the Collateral Servicer reasonably believes that such acquisition or disposition will not result in a downgrade or withdrawal of any rating assigned by a Rating Agency to the Facility and (e) the Collateral Servicer shall certify in writing delivered to the Trustee and the Administrative Agent not less than 3 Business Days in advance of the relevant acquisition or disposition to the satisfaction of the foregoing as a condition precedent to each such acquisition or disposition. The requirements set forth in clauses (a), (b), (c) and (d) of this Section 10.03(b) are referred to as the “Collateral Acquisition and Disposition Standards”.

Section 10.04 Additional Capital Contributions.

Subject to Section 10.03, the Equity holders of the Borrower may, but shall have no obligation to, at any time or from time to time make capital contributions to the Borrower, including without limitation for the purpose of curing any Default (but, for the avoidance of doubt, no such contribution shall cure any Event of Default without the consent of each Lender), satisfying any Coverage Test or Collateral Quality Test, enabling the acquisition or sale of any Collateral Loan or satisfying any conditions under Section 3.02. Each capital contribution shall either be made (i) in Cash or (ii) by assignment and contribution of an Eligible Investment or (iii) by assignment and contribution of a Collateral Loan. Unless otherwise directed by the Borrower by prior or contemporaneous written notice to the Collateral Servicer, the Administrative Agent and the Trustee, all Cash contributed to the Borrower shall be treated as Principal Proceeds except to the extent that such Cash is used to pay expenses incurred in connection with the Closing Date.

ARTICLE XI

THE TRUSTEE AND DOCUMENT CUSTODIAN

Section 11.01 Designation of Trustee.

(a) Initial Trustee. The role of Trustee hereunder shall be conducted by the Person designated as Trustee hereunder from time to time in accordance with this Section 11.01. Until the Administrative Agent shall give to US Bank a Trustee Termination Notice and the provisions of Section 11.05 have been satisfied, US Bank is hereby designated as, and hereby agrees to perform the duties and obligations of, Trustee pursuant to the terms hereof.

(b) Successor Trustee. Upon the Trustee’s receipt of a Trustee Termination Notice from the Administrative Agent of the designation and acceptance of appointment of a successor Trustee pursuant to the provisions of Section 11.05, the Trustee agrees that it will terminate its activities as Trustee hereunder.

(c) Secured Party. The Administrative Agent and the Lenders hereby appoint US Bank, in its capacity as Trustee, as their trustee for purposes of perfection of a security interest in the Collateral. US Bank, in its capacity as Trustee, hereby accepts such appointment and agrees to perform the duties set forth in Section 11.02(b) and (c).

Section 11.02 Duties of Trustee.

(a) Appointment. The Borrower and the Administrative Agent each hereby appoints US Bank to act as Trustee for the benefit of the Secured Parties. The Trustee hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein subject to the provisions hereof.

(b) Duties. Until its removal pursuant to Section 11.05, the Trustee or the Custodian, as applicable, shall perform on behalf of the Administrative Agent and the Secured Parties the following duties and obligations:

(i) The Custodian hereunder, shall take and retain custody of the Related Documents delivered by the Borrower pursuant to Sections 3.01 and 3.02 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the

Secured Parties. Within five Business Days of its receipt (excluding, for the avoidance of doubt, any Related Documents in the custody of the Trustee or Custodian as of the Closing Date) of any Related Documents, the Custodian shall review the specified Related Documents (as identified on the related Collateral Loan Checklist) to confirm that (A) such documents have been properly executed and have no missing or mutilated pages, (B) as identified on the Collateral Loan Checklist, there is evidence in the file that UCC and other filings (required by the Related Documents) have been made, (C) if listed on the Collateral Loan Checklist, an Insurance Policy exists with respect to any real or personal property constituting the Related Property, and (D) the original principal balance of such Collateral Loan, loan number and Obligor name with respect to such Collateral Loan is referenced on the related electronic file delivered with such loan documents as specified below and, on its face, is not a duplicate Collateral Loan (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Trustee, in connection with each delivery of Related Documents hereunder to the Trustee or Custodian, the Collateral Servicer shall provide to the Custodian an electronic file (in EXCEL or a comparable format) that contains the related Collateral Loan Checklist or that otherwise contains the Collateral Loan identification number, the original principal balance of such Collateral Loan and the name of the Obligor with respect to each related Collateral Loan. If, at the conclusion of such review, the Custodian shall determine that (i) the original principal balance of each Collateral Loan for which it has received Related Documents is less than as set forth on the electronic file, the Custodian shall promptly notify the Administrative Agent and the Collateral Servicer of such discrepancy, and (ii) any Review Criteria are not satisfied, the Custodian shall within one Business Day notify the Collateral Servicer of such determination and provide the Collateral Servicer with a list of the non-complying Collateral Loans and the applicable Review Criteria that they fail to satisfy. The Collateral Servicer shall have five Business Days to correct any non-compliance with any Review Criteria. In addition, if the Collateral Servicer does not cure any such non-compliance, it shall provide a written request to the Custodian (such request subject to the approval of the Administrative Agent) for the return by the Custodian to the Borrower of any Collateral Loan which fails to satisfy any Review Criteria. Other than the foregoing, neither the Trustee nor the Custodian shall have any responsibility for reviewing any Related Documents.

(ii) In taking and retaining custody of the Related Documents, the Trustee or Custodian, as applicable, shall be deemed to be acting as the agent of the Administrative Agent and the Secured Parties; provided that the Trustee makes no representations as to the existence, perfection or priority of any Lien on the Related Documents or the instruments therein; and provided further that the Trustee’s and Custodian’s duties as agent shall be limited to those expressly contemplated herein.

(iii) All Related Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on Schedule 10 attached hereto, or at such other office as shall be specified to the Administrative Agent and the Collateral Servicer by the Trustee or Custodian in a written notice delivered at least 45 days prior to such change. All Related Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Related Documents shall be clearly segregated from any other documents or instruments maintained by the Trustee and Custodian.

(iv) On each Monthly Report Date, the Trustee shall provide a written report to the Administrative Agent and the Collateral Servicer (in a form acceptable to the Administrative Agent) identifying each Collateral Loan for which it (or the Custodian) holds Related Documents, the non-complying Collateral Loans and the applicable Review Criteria that any non-complying Collateral Loan fails to satisfy.

(v) Prior to acquiring a Collateral Loan, the Borrower or the Collateral Servicer will provide the Trustee and Custodian with a Trade Ticket, together with the Notice of Borrowing to be used in connection therewith.

(vi) [Reserved].

(vii) Promptly after receipt thereof, the Trustee shall provide to the Collateral Servicer a copy of all written notices and written communications identified as being sent to it in connection with the Collateral held hereunder which it receives from the related Obligor or any other Person. In no instance shall the Trustee be under any duty or obligation to take any action on behalf of the Collateral Servicer (or Borrower) in respect of the exercise of any voting or consent rights, or similar actions, unless it timely receives specific written instructions from the Collateral Servicer (prior to the occurrence of an Event of Default) or the Administrative Agent (after the occurrence of an Event of Default) in which event the Trustee shall vote, consent or take such other action in accordance with such instructions.

(viii) In performing its duties, the Trustee and Custodian, as applicable, shall use the same degree of care and attention as it employs with respect to similar collateral that it holds as Trustee for others.

(c) Additional Duties. Until its removal pursuant to Section 11.05 (after which the successor Trustee or successor Custodian, as applicable, shall perform the duties of the Trustee or Custodian hereunder), the Trustee or Custodian, as applicable, shall perform, on behalf of the Borrower and the Collateral Servicer, the following duties and obligations:

(i) No later than 11:00 a.m. on each Business Day, the Trustee shall deliver to the Collateral Servicer either via e-mail or via the Trustee’s Internet website a daily “cash availability report” which will detail all cash receipts with respect to the Collateral Loans received as of the close of business of the prior Business Day, identifying which portion thereof constitutes Interest Proceeds, which portion thereof constitutes Principal Proceeds and any other amounts received not classified as either Interest Proceeds or Principal Proceeds. No later than the close of business on the Business Day the Collateral Servicer receives such a daily cash availability report, the Collateral Servicer shall review the same and identify any discrepancies between the cash receipts shown on the Trustee’s daily cash availability report and the cash receipts relating to the Collateral Loans shown on the WSO System. Thereafter the Trustee and the Collateral Servicer will cooperate to promptly resolve any discrepancies.

(ii) The Custodian shall provide a list of all Related Documents held in custody by the Custodian pursuant to this Agreement to the Administrative Agent and the Collateral Servicer on at least a monthly basis, either via e-mail or via the Trustee’s Internet website.

(iii) The Trustee and Custodian shall maintain all necessary or appropriate records, operating procedures and systems with respect to its express duties under this Agreement and shall provide with reasonable promptness such additional reports and information (which information is reasonably available to the Trustee or Custodian) as may be reasonably requested from time to time by the Collateral Servicer.

(iv) The Trustee shall make payments pursuant to the terms of the Payment Date Report in accordance with the Priority of Payments contained in Section 9.01 (the “Payment Duties”).

(d) (i) Each of the Administrative Agent, each Lender and each Secured Party further authorizes the Trustee to take such action as Trustee hereunder and to exercise such powers under this Agreement and the other Facility Documents as are delegated to the Trustee by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; provided however that, notwithstanding the foregoing and for the avoidance of doubt, the parties hereto acknowledge that the Trustee shall not be obligated to exercise any such power or take any action unless provided indemnity reasonably satisfactory to it. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Trustee (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Trustee as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral Loans now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 11.02(d)(i) shall be deemed to relieve the Collateral Servicer or Borrower of its obligation to protect the interest of the Trustee (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 5.01(c) or deemed to require the Administrative Agent or the Trustee to assume any of the obligations of the Collateral Servicer or the Borrower.

(ii) The Administrative Agent may direct the Trustee to take any action hereunder in the exercise of its powers under this Agreement and to take any other incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Trustee hereunder, the Trustee shall not be required to take any such action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Administrative Agent; provided that the Trustee shall not be required to take any action hereunder or under any other Facility Document if the taking of such action, in the reasonable determination of the Trustee, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the

Trustee to liability hereunder or otherwise (unless it has received an indemnity reasonably satisfactory to it with respect thereto). In the event the Trustee requests the consent of the Administrative Agent and the Trustee does not receive a response (either consenting or declining to consent) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Trustee shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any of the Related Documents (x) unless and until expressly so directed by the Administrative Agent and provided with indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in complying with or performing such request or direction or (y) prior to the occurrence of the Commitment Termination Date (and upon such occurrence, the Trustee shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (x)). The Trustee shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party has the right to so direct the Trustee, or the Administrative Agent. The Trustee shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Trustee has knowledge of such matter or written notice thereof (specifically identifying this Agreement and stating that it is a notice of an Event of Default) is received by the Trustee.

Section 11.03 Merger or Consolidation.

Any Person (i) into which the Trustee or Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Trustee or Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Trustee or Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Trustee or Custodian hereunder, shall be the successor to the Trustee or Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 11.04 Trustee and Custodian Compensation.

As compensation for its activities hereunder, the Trustee and Custodian shall be entitled to a fee (the “Trustee Fee”) from the Collateral Servicer in accordance with the Trustee Fee Letter and as consented to by the Administrative Agent. To the extent that such Trustee Fee is not paid by the Collateral Servicer, the Trustee shall be entitled to receive the unpaid balance of its Trustee Fee to the extent of funds available therefor pursuant to the provision of Section 9.01. The Trustee’s entitlement to receive the Trustee Fee shall cease on the earlier to occur of: (i) its removal as Trustee pursuant to Section 11.05 or (ii) the termination of this Agreement.

The Trustee shall be reimbursed for fees and expenses as provided in Section 13.04. To the extent not paid by the Borrower, such fees and expenses shall be paid by the Collateral Servicer.

Section 11.05 Trustee Removal.

The Trustee may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Trustee (the “Trustee Termination Notice”) at least 15 days prior to such removal; provided that, notwithstanding its receipt of a Trustee Termination Notice, the Trustee shall continue to act in such capacity until a successor Trustee has been appointed (with, so long as an Event of Default has not occurred and is not continuing, the consent of the Borrower, such consent not to be unreasonably withheld or delayed), has agreed to act as Trustee hereunder, has made the representations and warranties contained in Section 4.02, and has received all Related Documents held by the previous Trustee.

Section 11.06 Limitation on Liability.

(a) The Trustee undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Trustee hereunder. Without limiting the generality of the foregoing, the Trustee, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Collateral Servicer or the Borrower. The Trustee may act through its agents, nominees, attorneys and custodians (each selected with due care) in performing any of its duties and obligations under this Agreement; provided that the Trustee shall not be responsible for any misconduct or negligence on the part of any non-affiliated agent appointed and supervised, or non-affiliated attorney appointed, with due care by it hereunder. Neither the Trustee nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them.

(b) The Trustee and Custodian shall not be liable for any obligation of the Collateral Servicer, the Administrative Agent or the Borrower contained in this Agreement or for any errors of the Collateral Servicer or the Borrower contained in any computer tape, certificate or other data or document delivered to the Trustee and Custodian hereunder or on which the Trustee and Custodian must rely in order to perform its obligations hereunder, and the Secured Parties, the Administrative Agent and the Trustee and Custodian each agree to look only to the Collateral Servicer or the Borrower to perform such obligations. The Trustee shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Trustee acting in accordance with information prepared or provided by a Person other than the Trustee or the failure of any such other Person to prepare or provide such information. The Trustee shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Borrower, the Collateral Servicer or the Administrative Agent, (ii) any inaccuracy or omission in a notice or communication received by the Trustee or the Custodian from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Trustee or Custodian that is not an affiliate of the Trustee.

(c) The Trustee and Custodian may conclusively rely on and shall be fully protected in acting upon any certificate (including any Officer’s Certificate of the Collateral Servicer, the Borrower or the Administrative Agent), instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Trustee and Custodian may rely conclusively on and shall be fully protected in acting upon (i) the written instructions of any designated or authorized officer of the Administrative Agent or the Lenders or (ii) the verbal instructions of the Administrative Agent or the Lenders. The Trustee and Custodian shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(d) The Trustee may consult counsel satisfactory to it (including, without limitation, counsel to the Borrower, Collateral Servicer or Administrative Agent) and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(e) The Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its Payment Duties and in the case of its negligent performance of its duties in taking and retaining custody of the Related Documents.

(f) The Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Trustee shall not be obligated to take any legal or other action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(g) The Trustee shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Trustee.

(h) The Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder or to take any action that could in its judgment cause it to incur any cost, expenses or liability, unless it is provided indemnity reasonably acceptable to it against any such expenditure, risk, costs, expense or liability.

(i) It is expressly agreed and acknowledged that the Trustee is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(j) In case any reasonable question arises as to its duties hereunder, the Trustee may, prior to the occurrence of an Event of Default or the Commitment Termination Date, request instructions from the Collateral Servicer and may, after the occurrence of an Event of Default or the Commitment Termination Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Servicer or the Administrative Agent, as applicable, except where it would be grossly negligent to do so. The Trustee shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Collateral Servicer or the Administrative Agent. In no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The Trustee shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower or the Collateral Servicer or another Person in furnishing necessary, timely and accurate information to the Trustee.

(l) The Trustee shall be without liability to the Borrower, Collateral Servicer or any Secured Party for any damage or loss resulting from or caused by events or circumstances beyond the Trustee’s reasonable control including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension by any Authority of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts; errors by the Borrower, the Collateral Servicer or any Secured Party in its instructions to the Trustee; or changes in applicable law, regulation or orders.

(m) Whether or not expressly stated herein or in any other Facility Document, the Bank in its capacity as Custodian and in all other capacities hereunder and thereunder shall be entitled to the same rights, protections and immunities as are afforded to it in its capacity as Trustee.

(n) To the extent required by any applicable law (or pursuant to a voluntary agreement entered into by the Borrower with the IRS or any other taxing authority), the Trustee may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, except where it would be grossly negligent to do so. If any payment has been made to any Lender by the Trustee without the applicable withholding tax being withheld from such payment and the Trustee has paid over the applicable withholding tax to the IRS or any other tax authority, or the IRS or any other tax authority asserts a claim that the Trustee did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Trustee of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective, such Lender shall indemnify the Trustee fully for all amounts paid, directly or indirectly, by the Trustee as tax or otherwise and including any penalties or interest, other than any amounts paid, directly or indirectly, that result from gross negligence of the Trustee. Each Lender hereby authorizes the Trustee to set off and apply any and all amounts at any time owing to such Lender under any Note, Facility Document, or otherwise payable by the Trustee to the Lender from any other source against any amount due to the Trustee under this paragraph (n).

(o) The Trustee shall not be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of the Trustee responsible for the administration of this Agreement, or unless and to the extent written notice of such matter is received by the Trustee at its address in accordance with Section 13.02. Any permissive grant of power to the Trustee hereunder shall not be construed to be a duty to act.

Section 11.07 The Trustee Not to Resign.

The Trustee shall not resign from the obligations and duties hereby imposed on it except upon (x) the Trustee’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Trustee could take to make the performance of its duties hereunder permissible under Applicable Law or (y) obtaining the prior written consent of the Collateral Servicer and Administrative Agent prior to an Event of Default (or the prior written consent of the Administration Agent only after an Event of Default); provided, however, in the case of any resignation pursuant to clause (x) or (y) above, the Trustee shall give prompt notice of such resignation to Moody’s. Any such determination permitting the resignation of the Trustee shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Lender. No such resignation shall become effective until a successor Trustee (which successor Trustee, so long as an Event of Default has not occurred and is not continuing, shall be reasonably acceptable to Borrower) shall have assumed the responsibilities and obligations of the Trustee hereunder and has made the representations and warranties contained in Section 4.02.

Section 11.08 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, each of the Trustee and Document Custodian is hereby authorized (provided that upon the occurrence and during the continuance of an Event of Default such authorization may be revoked in writing by the Administrative Agent), upon written receipt from the Collateral Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit G, to release to the Collateral Servicer the specified Related Documents or the documents set forth in such request and receipt to the Collateral Servicer. All documents so released to the Collateral Servicer shall be held by the Collateral Servicer in trust for the Trustee for the benefit of the Secured Parties in accordance with the terms of this Agreement. The Collateral Servicer shall return to the Document Custodian the Related Documents or other such documents (i) immediately upon the request of the Administrative Agent, or (ii) when the Collateral Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Collateral Loan shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Collateral Servicer to the Trustee and Document Custodian in the form annexed hereto as Exhibit G, the Collateral Servicer’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Document Custodian to the Collateral Servicer.

(b) Limitation on Release. The foregoing provision respecting release to the Collateral Servicer of the Related Documents and documents by the Trustee or Document Custodian upon request by the Collateral Servicer shall be operative only to the extent that at any time the Trustee or Document Custodian shall not have released to the Collateral Servicer active Related Documents (including those requested) pertaining to more than 15 Collateral Loans at the time being serviced by the Collateral Servicer under this Agreement. Any additional Related Documents or documents requested to be released by the Collateral Servicer may be released only upon written authorization of the Administrative Agent (other than with respect to the release of Related Documents in connection with Sections 10.01, and 10.02). The limitations of this paragraph shall not apply to the release of Related Documents to the Collateral Servicer pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Trustee or Document Custodian of the Collateral Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit G (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Trustee or Document Custodian, as applicable, shall promptly release the specified Related Documents to the Servicer.

Section 11.09 Return of Related Documents.

The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld and, in any event, not required in connection with a release of Related Documents pursuant to Section 7.02(b)), require that the Trustee or Document Custodian, as applicable, return each Related Document (a) delivered to the Trustee or Document Custodian, as applicable, in error, (b) as to which the lien on the Related Property has been released pursuant to Section 7.02, or (c) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Trustee, the Document Custodian and the Administrative Agent a written request in the form of Exhibit G hereto (signed by the Borrower and, when required to be signed by the Administrative Agent, by the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Trustee or Document Custodian, as applicable, shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent (when required to be signed by the Administrative Agent) promptly, but in any event within five Business Days, return the Related Documents so requested to the Borrower.

Section 11.10 Access to Certain Documentation and Information Regarding the Collateral; Audits.

The Trustee and Document Custodian shall provide to the Administrative Agent and each Lender access to the Related Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent and each Lender is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon five Business Days prior written request, (ii) during normal business hours and

(iii) subject to the Collateral Servicer’s, Trustee’s and Document Custodian’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Lender, the Administrative Agent and each Lender may, without duplication of any such rights under Section 5.01(e), review the Collateral Servicer’s collection and administration of the Collateral in order to assess compliance by the Collateral Servicer with the credit and collection policy and the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral and Related Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Prior to the occurrence of an Event of Default, the Collateral Servicer shall be required to undergo no more than two such reviews hereunder or under Section 5.01(e) within any 12-month period, the expenses of which shall be borne by the Collateral Servicer. On and after the occurrence of an Event of Default, the Collateral Servicer shall be required to undergo and bear the expense of all such reviews. Without limiting the foregoing provisions of this Section 11.10, from time to time on request of the Administrative Agent, the Trustee and Document Custodian shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the Collateral Servicer’s expense, a review of the Related Documents and all other documentation regarding the Collateral; provided that prior to the occurrence of an Event of Default, the Administrative Agent may require such a review no more than twice within any 12-month period.

Section 11.11 Indemnification.

Subject to the terms of Section 13.21 with respect to any CP Conduit, each of the Lenders agrees to indemnify and hold each of the Trustee and the Custodian and the respective officers, directors, employees or agents (each, a “Trustee/Custodian Indemnified Party”) harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 13.04 or otherwise) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys fees and expenses) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against a Trustee/Custodian Indemnified Party in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by a Trustee/Custodian Indemnified Party under this Agreement or any other Facility Document or any Related Document; provided that, prior to an Event of Default, no Lender or Lenders shall be liable to a Trustee/Custodian Indemnified Party for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (for purposes hereof, “Liabilities”) unless such Liabilities are imposed on, incurred by, or asserted against a Trustee/Custodian Indemnified Party as a result of any action taken, or not taken, by the Trustee or the Custodian, as applicable, at the direction of such Lender or Lenders, as the case may be, in accordance with the terms and conditions set forth in this Agreement (it being understood that the Trustee or the Custodian shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement at the request or direction of any of the Lenders (or other Persons authorized or permitted under the terms hereof to make such request or give such direction) pursuant to this Agreement or any of the other Facility Documents, unless such Lenders shall have provided to the Trustee or the Custodian, as applicable, security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable and documented attorney’s fees and expenses) and Liabilities which might reasonably be incurred by it in compliance with such request or direction, whether such indemnity is provided under this Section 11.11 or otherwise).

The rights of the Trustee and the Custodian and obligations of the Lenders under or pursuant to this Section 11.11 shall survive the termination of this Agreement, and the earlier removal or resignation of the Trustee hereunder.

ARTICLE XII

THE ADMINISTRATIVE AGENT

Section 12.01 Authorization and Action.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Administrative Agent shall be read into this Agreement or any other Facility Document to which such Administrative Agent is a party (if any) as duties on its part to be performed or observed. The Administrative Agent shall not have or be construed to have any other duties or responsibilities in respect of this Agreement and the transactions contemplated hereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders; provided that such Administrative Agent shall not be required to take any action which exposes such Administrative Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of such Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to such Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner.

Section 12.02 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 12.03 Administrative Agent’s Reliance, Etc.

(a) Neither the Administrative Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including, without limitation, counsel for the Borrower or the Collateral Servicer or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents or any Related Documents on the part of the Borrower or the Collateral Servicer or any other Person or to inspect the property (including the books and records) of the Borrower or the Collateral Servicer; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Collateral, this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) believed by it to be genuine and believe by it to be signed or sent by the proper party or parties. The Administrative Agent shall not have any liability to the Borrower or any Lender or any other Person for the Borrower’s or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b) The Administrative Agent shall not be liable for the actions of omissions of the Trustee (including without limitation concerning the application of funds), or under any duty to monitor or investigate compliance on the part of the Trustee with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties thereunder. The Administrative Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including, without limitation, each Notice of Borrowing received hereunder). The Administrative Agent shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instruction to exercise such discretion or grant such consent from any such Lender, as applicable). The Administrative Agent shall not be liable for any error of judgment made in good faith unless it shall be proven that such Administrative Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Facility Documents or Related Documents shall obligate the Administrative Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. The Administrative Agent shall not be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. The Administrative Agent shall not be charged with knowledge or notice of any matter unless actually known to an officer of such Administrative Agent responsible for the administration of this Agreement, or unless and to the extent written notice of such matter is received by such Administrative Agent at its address in accordance with Section 13.02. Any permissive grant of power to the Administrative Agent hereunder shall not be construed to be a duty to act. Before acting hereunder, the Administrative Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action.

(c) The Administrative Agent shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(d) To the extent required by any applicable law (or pursuant to a voluntary agreement entered into with the IRS or any other taxing authority), the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding tax to the IRS or any other tax authority, or the IRS or any other tax authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Note, Facility Document, or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

Section 12.04 Indemnification.

Subject to the terms of Section 13.21 with respect to any CP Conduit, each of the Lenders agrees to indemnify and hold the Administrative Agent harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 13.04 or otherwise) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys fees and expenses) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other

Facility Document or any Related Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Facility Document or any Related Document; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s gross negligence or willful misconduct.

The rights of the Administrative Agent and obligations of the Lenders under or pursuant to this Section 12.04 shall survive the termination of this Agreement, and the earlier removal or resignation of the Administrative Agent hereunder.

Section 12.05 Successor Administrative Agent.

Subject to the terms of this Section 12.05, the Administrative Agent may, upon thirty days’ notice to the Lenders and the Borrower, resign as Administrative Agent. If the Administrative Agent shall resign, then the Required Lenders, during such thirty or ten day period (as applicable), shall appoint a successor administrative agent. If for any reason a successor administrative agent is not so appointed and does not accept such appointment during such thirty or ten day period (as applicable) (the last day of such period, the “Appointment Cut-off Date”), such Administrative Agent may appoint a successor administrative agent. The appointment of any successor Administrative Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if (i) an Event of Default shall have occurred and be continuing, (ii) if such assignee is a Lender or an Affiliate of such Administrative Agent or any Lender; or (iii) for any reason no successor has been appointed within 30 days after the relevant Appointment Cut-off Date and the Borrower has theretofore not entered into an agreement in principle with a potential successor that would be qualified to act as such Administrative Agent hereunder. Any resignation of the Administrative Agent shall be effective upon the appointment of a successor administrative agent pursuant to this Section 12.05 and the acceptance of such appointment by such successor. After the effectiveness of any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (but not in its capacity as a Lender, if applicable) and the provisions of this Article XII and Section 12.05 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and under the other Facility Documents.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 No Waiver; Modifications in Writing.

(a) No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder or with respect to the Advances shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement, and any consent to any departure by any party to this Agreement from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) No amendment, modification, supplement or waiver of this Agreement shall be effective unless (i) it is signed by the Borrower and the Required Lenders (or the Administrative Agent on behalf of the Required Lenders), (ii) it is consented to by the Collateral Servicer, (iii) if it affects the rights or obligations of the Originator with respect to any Facility Document, it is consented to by the Originator, and (iv) notice thereof has been delivered to the Rating Agency, provided that:

(i) no such amendment, modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders (or the Administrative Agent on behalf of all of the Lenders), (A) increase or extend the term of the Commitments or change the Final Maturity Date, (B) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (C) reduce the amount of any such payment of principal, (D) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (E) release all or substantially all of the Collateral, except as permitted or required hereunder, (F) alter the terms of Section 9.01 or this Section 13.01(b), or (G) modify in any manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof; and

(ii) any amendment, modification, supplement or waiver of Article VIII, Article XI, Article XII, or of any of the other rights or duties of the Administrative Agent or Trustee hereunder, shall require the consent of the Administrative Agent or Trustee, as applicable.

Section 13.02 Notices, Etc.

Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail, and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 13.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 13.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers) indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

If to the Administrative Agent:	Natixis, New York Branch 9 West 57th Street, 36th Floor New York, New York 10019
Attention: Yazmin Vasconez Telephone No.: 212-891-6176
Facsimile No.: 646-282-2361
Email: agent_group@us.natixis.com

If to the Trustee / Custodian (other than the Document Custodian)	U.S. Bank National Association Corporate Trust Services
One Federal Street, Third Floor
Boston, MA 02110
Attention: Seth Frink
Phone: 617-603-6539
Fax: 866-350-5276
Email: seth.frink@usbank.com

If to the Document Custodian:	U.S. Bank National Association Document Custody Services 1719 Range Way
Florence, SC 29501 Attention: Steven Garrett Phone: 843-676-8901
Fax: 843-673-0162 Email: steven.garrett@usbank.com

If to the Borrower:	NewStar Commercial Loan Funding 2012-1 LLC 500 Boylston Street Suite 1250
Boston, MA 02116 Attention: Brian Forde Phone: 617-848-4373
Fax: 617-848-4300 Email: bforde@newstarfin.com

With a copy to the

Collateral Servicer:	NewStar Financial, Inc. 500 Boylston Street Suite 1250
Boston, MA 02116 Attention: Brian Forde Phone: 617-848-4373
Fax: 617-848-4300 Email: bforde@newstarfin.com

If to the Lender:	Versailles Assets LLC
c/o Global Securitization Services LLC
68 South Service Road, Suite 120
Melville, NY 11747
Attention: Andrew Stidd
Telecopy: (631) 587-4700
Telephone: (212) 302-8767
Email: versailles_transactions@cm.natixis.com

If to any other Lender:	As provided in the Assignment and Acceptance pursuant to which such other Lender becomes a Lender hereunder.

If to Moody’s:	Moody’s Investors Service, Inc. 7 World Trade Center 250 Greenwich Street
New York, New York 10007 United States Attention: CDO Monitoring Department Fax: 212-553-0344
Email: cdomonitoring@moodys.com

Section 13.03 Taxes.

(a) Any and all payments by or on behalf of the Borrower under this Agreement and the Notes shall be made, in accordance with this Agreement, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto, excluding, income, franchise and branch profits taxes imposed (i) by the jurisdiction (or any political subdivision thereof) under the laws of which any Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located, or (ii) by any jurisdiction by reason of any Secured Party having any other present or former connection with such jurisdiction (other than a connection arising solely from entering into, receiving any payment under or enforcing its rights under this Agreement, the Notes or any other Facility Document) (each an “Excluded Tax” and any taxes, levies, imposts, deductions, charges, withholdings and liabilities other than such Excluded Taxes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law (or by the interpretation or administration thereof) to deduct any Taxes from or in respect of any sum payable by it hereunder, under any Note or under any other Facility Document to any Secured Party, (i) the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.03) such Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall timely pay the full amount deducted to the relevant Authority in accordance with Applicable Law.

(b) In addition, the Borrower agrees to timely pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by the Borrower hereunder, under the Notes or under any other Facility Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or under any other Facility Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each of the Secured Parties for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 13.03) paid by any Secured Party in respect of the Borrower, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. Payments by the Borrower pursuant to this indemnification shall be made promptly following the date the Secured Party makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. Such certificate shall be presumed to be correct absent manifest error.

(d) The Borrower shall not be required to indemnify any Secured Party, or pay any additional amounts to any Secured Party, in respect of United States Federal withholding tax or United States federal backup withholding tax to the extent that (i) the obligation to pay such additional amounts would not have arisen but for a failure by such Secured Party to comply with paragraphs (g) or (h) below, except to extent that the relevant Lender’s assignor or transferor (if any) was entitled at the time of assignment or transfer to receive an increased amount under paragraph (c) with respect to such Tax or Other Taxes; provided that, so long as the relevant Lender has complied with paragraphs (g) or (h) below, any Taxes resulting from any change in law (or interpretation, administration or application of any law or treaty or any published practice or published concession of any relevant taxing authority) after the date such relevant Lender becomes a Lender shall be compensated pursuant to paragraph (c) above or (ii) such amount is imposed under FATCA.

(e) Promptly after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt issued by the relevant Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to such Administrative Agent).

(f) If any payment is made by or on behalf of the Borrower to or for the account of any Secured Party after deduction for or on account of any Taxes or Other Taxes, and an indemnity payment or additional amounts are paid by the Borrower pursuant to this Section 13.03, then, if such Secured Party in its sole discretion, exercised in good faith, determines that it has received a refund of such Taxes or Other Taxes, such Secured Party shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the Borrower such amount of any refund received (net of out-of-pocket expenses incurred) as such Secured Party shall determine in its reasonable discretion to be attributable to the relevant Taxes or Other Taxes, provided that in the event that such Secured Party is required to repay such refund to the relevant taxing Authority, the Borrower agrees to return the refund to such Secured Party. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Secured Party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Secured Party in a less favorable net after-tax position than the Secured Party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(g) Each Secured Party that is a U.S. person as that term is defined in Section 7701(a)(30) of the Code (a “U.S. Person”) hereby agrees that it shall, no later than the Closing Date or, in the case of a Secured Party that becomes a party hereto after the Closing Date or pursuant to Section 13.06, the date upon which such Secured Party becomes a party hereto, deliver to the Administrative Agent and the Borrower, if applicable, two accurate, complete and signed originals of U.S. Internal Revenue Service Form W-9 or successor form, certifying that such Secured Party is a U.S. Person under the Code and on the date of delivery thereof entitled to an exemption from United States backup withholding tax or, after any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or treaty or any published practice or published concession of any relevant taxing authority, the greatest amount of such exemption as is then available to be claimed by such Lender. Each Secured Party that is not a U.S. Person under the Code (a “Non-U.S. Lender”) shall deliver, no later than the Closing Date or, in the case of a Secured Party that becomes a party hereto after the Closing date or pursuant to Section 13.06, the date upon which such Secured Party becomes a party hereto, to the Administrative Agent and the Borrower two properly completed and duly executed originals of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto or other applicable forms prescribed by the IRS, in each case, claiming complete exemption from, U.S. Federal withholding tax (other than any tax imposed under FATCA) with respect to payments hereunder or, after any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or treaty or any published practice or published concession of any relevant taxing authority, the greatest amount of such exemption as is then available to be claimed by such Lender. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender hereby represents, and will provide a certification, that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Administrative Agent and the Borrower in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender and U.S. Lender shall deliver such forms as promptly as practicable after receipt of a written request therefor from the Administrative Agent or the Borrower (but only if such Non-U.S. Lender is legally able to deliver such forms). Each Lender agrees that when it is aware that a change in circumstances has rendered any previous delivered documentation pursuant to this paragraph (g) obsolete or inaccurate, it shall notify the Borrower and the Administrative Agent in writing and promptly deliver to the Borrower and Administrative Agent a properly completed and executed documentation as may be required in order to confirm or establish the entitlement to a continued exemption from or reduction in Tax, if that Lender continues to be so entitled to such exemption or reduction.

(h) If any Lender requires the Borrower to pay any additional amount to any Secured Party or any taxing Authority for the account of any Lender or to indemnify a Secured Party pursuant to this Section 13.03, then such Secured Party shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Lender determines, in its sole discretion, exercised in good faith, that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 13.03 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(i) If a payment made to a Lender under any Note or other Facility Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent (at such time or times reasonably requested by the Borrower or the Administrative Agent) such documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine either that such Lender has complied with such Lender’s obligations under FATCA or the amount to deduct and withhold from such payment. Solely for purposes of this clause (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j) Nothing in this Section 13.03 shall be construed to require the Secured Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 13.04 Costs and Expenses; Indemnification.

(a) The Borrower agrees to promptly pay on demand upon receipt of reasonably detailed invoices with respect thereto all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Trustee (in all its capacities, including as Custodian) in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including the reasonable fees and disbursements of one outside counsel and one local counsel in each relevant jurisdiction for each of the Administrative Agent and the Trustee (in all its capacities hereunder), UCC filing fees and all other related fees and expenses in connection therewith; and in connection with the administration and any waiver, consent, modification, amendment or similar agreement in respect of this Agreement, the Notes or any other Facility Document and advising the Administrative Agent and the Trustee (in all its capacities hereunder) as to their respective rights, remedies and responsibilities. The Borrower agrees to promptly pay on demand all costs and expenses of each of the Secured Parties in connection with the enforcement of this Agreement, the Notes or any other Facility Document, including the reasonable and documented fees and disbursements of one outside counsel and one local counsel in each relevant jurisdiction for each of the Administrative Agent and the Trustee in connection therewith.

(b) The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, expenses, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated) (collectively, the “Liabilities”), including any such Liability that is incurred or arises out of or in connection with, or by reason of, any one or more of the following: (i) preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document, any Related Document or any of the transactions contemplated hereby or thereby; (ii) any breach or alleged breach of any covenant by the Borrower contained in any Facility Document; (iii) any representation or warranty made or deemed made by the Borrower contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is, or is alleged to be, false or misleading; (iv) any failure by the Borrower to comply with any Applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Secured Parties a first-priority perfected security interest in all of the Collateral free and clear of all Liens; (vi) any action or omission, not expressly authorized by the Facility Documents or otherwise permitted or required by the Facility Documents, by the Borrower or any Affiliate of the Borrower which has the effect of reducing or impairing the Collateral or the rights of the Administrative Agent, the Trustee or the Secured Parties with respect thereto; (vii) any Default or Event of Default and (viii) any failure of the Concentration Account Bank to remit any amounts held in a Concentration Account pursuant to the instructions of the Collateral Servicer or the Trustee (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of the Intercreditor Agreement); except to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct; provided that any payment hereunder which relates to taxes, levies, imposes, deductions, charges and withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto, or additional sums described in Section 13.03, shall be covered by Section 13.03 and shall not be covered by this Section 13.04(b).

Section 13.05 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 13.06 Assignability; Participation; Register.

(a) Each Lender may assign to an assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its outstanding Advances or interests therein owned by it, together with ratable portions of its Commitment); provided that:

(i) if such assignment occurs prior to the Commitment Termination Date, such assignee satisfies the Rating Criteria at the time of the assignment (except in the case of an assignment to the Administrative Agent);

(ii) such assignment is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, and is made only to (A) either an “accredited investor” as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act (or any entity in which all of the equity owners are entities described within such paragraphs) or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and (B) a “qualified purchaser” for purposes of the Investment Company Act; and

(iii) the Administrative Agent and the Borrower have consented thereto (which Borrower consent shall not be unreasonably withheld or delayed and shall not be required after the occurrence and during the continuation of an Event of Default); provided, that such consent of the Borrower shall not be required in the case of an assignment to a CP Conduit where Natixis, or an Affiliate of Natixis, is providing liquidity support.

The parties to each such assignment shall execute and deliver to the Administrative Agent and the Borrower an Assignment and Acceptance in the form of Exhibit D hereto and send notification of such assignment to Moody’s. Notwithstanding any other provision of this Section 13.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

(b) The Borrower may not assign any of its rights hereunder or any interest herein or delegate any of its obligations hereunder without the prior written consent of the Administrative Agent, the Trustee and the Lenders which can be withheld for any reason in their sole and absolute discretion.

(c) Any Lender may, without the consent of any Person, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Trustee and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) each Participant shall have agreed to be bound by this Section 13.06(c), Section 13.09 and Section 13.03. In the event that any Lender sells participations in any portion of its rights and obligations hereunder:

(i) the agreement pursuant to which such Lender sells such participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, supplement or waiver that requires the consent of all of the Lenders. Sections 2.09, 2.10 and 13.03 shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that no Participant shall be entitled to any amount under Section 2.09, 2.10 or 13.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred; and

(ii) such Lender, as nonfiduciary agent for the Borrower, shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”). An Advance may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note, if any, shall expressly so provide). Any participation of such Advance may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower and the Collateral Servicer at any reasonable time and from time to time upon reasonable prior notice.

(d) The Administrative Agent, on behalf of and acting solely for this purpose as the nonfiduciary agent of the Borrower, shall maintain at its address specified in Section 13.02 or such other address as the Administrative Agent shall designate in writing to the Lenders, a copy of this Agreement and each signature page hereto and each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the aggregate outstanding principal amount of the outstanding Advances maintained by each Lender under this Agreement (and any stated interest thereon). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Collateral Servicer, the Administrative Agent, the Trustee and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Collateral Servicer or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note, if any, shall expressly so provide). The Administrative Agent shall update and furnish to the Trustee, the Borrower and the Collateral Servicer from time to time at the request of the Trustee, the Borrower or the Collateral Servicer an updated version of Schedule 1 reflecting the then-current allocation of the Commitments.

Section 13.07 Governing Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 13.08 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.09 Confidentiality.

Each Secured Party and each Participant agrees to keep confidential all information provided to it under any Facility Document with respect to the Borrower, the Collateral Servicer, their respective Affiliates, the Collateral, the Related Documents, the Obligors or any other information furnished to any Secured Party pursuant to this Agreement or any other Facility Document (collectively, the “Borrower Information”); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) to any Secured Party or any Affiliate of a Secured Party, any of their respective Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential, (b) subject to an agreement to comply with the provisions of this Section and to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, to any actual or bone fide prospective permitted assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement, (c) upon the request or demand of any Authority with jurisdiction over any Secured Party or any of its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law, (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative, (f) any nationally recognized rating agency that requires access to information about a Secured Party’s investment portfolio in connection with ratings issued with respect to such Secured Party, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower

Information and instructed to keep such Borrower Information confidential, (g) in connection with the exercise of any remedy hereunder or under any other Facility Document (including, without limitation, under Article VII) or (h) in connection with any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Facility Documents.

Section 13.10 Merger.

This Agreement, the Notes and the other Facility Documents executed by the Borrower, the Collateral Servicer, the Administrative Agent, the Trustee or the Lenders taken as a whole incorporate the entire agreement between the parties thereto concerning the subject matter thereof and such Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 13.11 Survival.

All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.04(f), 2.09, 2.10, 2.12, the penultimate paragraph of 7.03, 7.06(b), 11.11, 12.04, 13.03, 13.04, 13.09, 13.16 and 13.19 and this Section 13.11 shall survive the termination of this Agreement in whole or in part and the payment in full of the principal of and interest on the Advances.

Section 13.12 Submission to Jurisdiction; Waivers; Etc.

Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York and the appellate courts of any of them;

(b) consents that any such action or proceeding may be brought in any court described in Section 13.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 13.02 or at such other address as may be permitted thereunder;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction or court; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages.

Section 13.13 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM THEREIN OR RELATING THERETO.

Section 13.14 Service of Process.

The Borrower hereby irrevocably designates, appoints and empowers The Corporation Trust Company, (the “Process Agent”), with an office on the date hereof at 1209 Orange Street, Wilmington, Delaware 19801, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any action, suit or proceeding brought in the courts listed in Section 13.12 in connection with or arising out of this Agreement or any other Facility Document. If for any reason the Process Agent shall cease to act as such, the Borrower agrees to promptly designate new designees, appointees and agents in New York, New York on the terms and for the purposes of this Section 13.14 satisfactory to the Administrative Agent, which new designees, appointees and agents shall thereafter be deemed to be the Process Agent for all purposes of this Agreement and the other Facility Documents. The Borrower further hereby irrevocably consents and agrees to the service of any and all legal process, summonses, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the Process Agent (whether or not the appointment of the Process Agent shall for any reason prove to be ineffective or the Process Agent shall accept or acknowledge such service) or by mailing copies thereof by regular or overnight mail, postage prepaid, to the Process Agent at its address specified above in this Section 13.14. The Borrower agrees that the failure of the Process Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of any Secured Party to serve any such legal process, summons, notices and documents in any other manner permitted by Applicable Law or to obtain jurisdiction over the Borrower or bring actions, suits or proceedings against the Borrower in such other jurisdictions, and in a manner, as may be permitted by Applicable Law.

Section 13.15 [Reserved].

Section 13.16 [Reserved].

Section 13.17 PATRIOT Act Notice.

The Trustee and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender or the Trustee in order to assist such Lender in maintaining compliance with the PATRIOT Act.

Section 13.18 Legal Holidays.

In the event that the date of any Payment Date, date of prepayment or Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 13.19 Non-Petition.

Each of the Administrative Agent, the Trustee and each Lender hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under federal or state bankruptcy or similar laws until at least one year and one day, or if longer, the applicable preference period then in effect plus one day, after the payment in full of the Advances and the termination of all Commitments; provided that nothing in this Section 13.19 shall preclude, or be deemed to stop, the Administrative Agent, the Trustee and each Lender (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect plus one day, in (a) any case or proceeding voluntarily filed or commenced by the Borrower or (b) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any such Administrative Agent, Trustee or Lender, or (ii) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws. The provisions of this Section 13.19 shall survive the termination of this Agreement.

Section 13.20 Custodianship; Delivery of Collateral Loans and Eligible Investments.

(a) The Collateral Servicer, on behalf of the Borrower, shall deliver or cause to be delivered to U.S. Bank, as custodian (in such capacity, the “Custodian”), as agent for and on behalf of the Trustee, and which is so appointed hereby by the Borrower and the Trustee, on behalf of the Secured Parties, all Collateral in accordance with the definition of the term

“Deliver”. The Custodian (other than the Document Custodian) shall at all times be a Securities Intermediary. Any successor custodian shall be a state or national bank or trust company that has capital and surplus of at least $200,000,000, has a Moody’s rating of at least “Baa1” and is a Securities Intermediary. The Trustee or the Custodian, as applicable, shall hold (i) all Eligible Investments, Cash and other investments purchased in accordance with this Agreement and (ii) any other property (other than general intangibles) of the Borrower otherwise Delivered to the Trustee or the Custodian, as applicable, by or on behalf of the Borrower, in the relevant Covered Account established and maintained pursuant to Article VIII; as to which in each case the Trustee, the Borrower and the Administrative Agent shall have entered into an agreement with the Custodian substantially in the form of Exhibit E; provided, however, that the Related Documents shall be held by the Custodian at its Document Custodian Facilities.

(b) Each time that the Collateral Servicer on behalf of the Borrower directs or causes the acquisition of any Collateral Loan, Eligible Investment, or other investment, the Borrower shall, if the Collateral Loan, Eligible Investment, or other investment is required to be, but has not already been, transferred to the relevant Covered Account or for which the Related Documents have not been Delivered to the Custodian, cause the Collateral Loan, Eligible Investment, or other investment to be Delivered to the Custodian to be held in the Custodial Account (or, in the case of any such investment that is not a Collateral Loan, in the Covered Account in which the funds used to purchase the investment are held in accordance with Article X) for the benefit of the Trustee in accordance with this Agreement. The security interest of the Trustee in the funds or other property used in connection with the acquisition shall, immediately and without further action on the part of the Trustee, be released. The security interest of the Trustee shall nevertheless come into existence and continue in the Collateral Loan, Eligible Investment, or other investment so acquired, including all interests of the Borrower in any contracts related to and proceeds of such Collateral Loan, Eligible Investment, or other investment.

(c) The Custodian hereby agrees to accept the Collateral Delivered to it as set forth in Sections 13.20(a) and (b), to hold the Collateral in safekeeping in a separate account or accounts, or clearly segregated from other assets held by the Custodian in the case of Collateral Loans evidenced by Related Documents or other physical assets, and to invest, release and transfer the same only in accordance with the written instructions of the Trustee or as otherwise provided herein or in any other Facility Document. Interest, dividends and any other proceeds received by the Custodian with respect to the Collateral shall be distributed pursuant to the written instructions of the Trustee; provided that the Custodian may from time to time deduct from the Custodial Account amounts owed to it by the Borrower pursuant to the provisions of this Agreement.

(d) The Custodian shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and the Account Control Agreement and may rely and shall be protected in acting or refraining from acting on any written notice, request, waiver, consent or instrument believed by it to be genuine and to have been signed or presented by the proper party or parties. The Custodian shall have no duty to determine or inquire into the happening or occurrence of any event or contingency, and it is agreed that its duties hereunder are purely ministerial in nature. The Custodian may consult with and obtain advice from legal counsel as to any provision hereof or its duties hereunder. The Custodian shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized hereby or taken or omitted by it in accordance with the advice of its counsel, except, in each case, to the extent such action or omission constitutes gross negligence or willful misconduct by the Custodian.

(e) Notwithstanding anything herein to the contrary, delivery of the Collateral Loans acquired by the Borrower which constitute Noteless Loans or Participation Interests or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, shall be made by delivery to the Custodian of (i) in the case of a Noteless Loan, a copy of the loan register with respect to such Noteless Loan evidencing the registration of such Collateral Loan on the books and records of the applicable obligor or bank agent to the name of the Borrower (or its nominee) or a copy (which may be a facsimile copy) of an effective assignment agreement in favor of the Borrower as assignee, and (ii) in the case of a Participation Interest, a copy of the related participation agreement. Any duty on the part of the Custodian with respect to the custody of such Collateral Loans shall be limited to the exercise of reasonable care by the Custodian in the physical custody of any such Related Documents and other documents delivered to it, and any related instrument, security, credit agreement, assignment agreement and/or other agreements or documents, if any (collectively, “Financing Documents”), that may be delivered to it. The Custodian, in the absence of gross negligence, bad faith or willful misconduct, may assume the genuineness of any such Financing Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each such Financing Document it may receive is what it purports to be. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Collateral Loan to be held by the Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Custodian, and the Custodian shall not be under any obligation at any time to determine whether any such original security or instrument has been or is required to be issued or made available in respect of any Collateral Loan or to compel or cause delivery thereof to the Custodian.

Section 13.21 Special Provisions Applicable to CP Conduits.

Each of the parties hereby covenants and agrees that:

(a) It shall not institute against, or encourage, cooperate with or join any other Person in instituting against, any CP Conduit any bankruptcy, examination, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under bankruptcy or similar law until at least one year and one day after the latest maturing commercial paper notes issued by (x) any limited purpose entity providing funding to any CP Conduit or (y) such CP Conduit, is paid in full.

(b) It waives any right to set-off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing thereby to or for the credit or the account of any CP Conduit against and on account of the obligations and liabilities of such CP Conduit to such party under this Agreement.

(c) Notwithstanding any provisions contained in this Agreement or the other Facility Documents to the contrary, the Commitment of any CP Conduit and any other amounts payable by such CP Conduit under this Agreement and the other Facility Documents shall be without recourse to any officer, director, employee, stockholder, member, agent or manager of such CP Conduit and shall be solely the corporate obligations of such CP Conduit.

(d) Notwithstanding any provisions contained in this Agreement or the other Facility Documents to the contrary, no CP Conduit shall, or shall be obligated to, fund or pay any amount pursuant to its Commitment or any other obligation under this Agreement unless such CP Conduit has received funds which may be used to make such funding or other payment and which funds are not required to repay commercial paper notes issued by a conduit providing funding to such CP Conduit, or finance activities of, such CP Conduit when due, and after giving effect to such payment, either (i) such CP Conduit (or, if applicable, the limited purpose entity which finances the CP Conduit) could issue commercial paper to refinance all of such CP Conduit’s outstanding commercial paper (assuming such outstanding commercial paper matured at such time) in accordance with the program documents governing its commercial paper program or (ii) all of the commercial paper of such CP Conduit (or, if applicable, the limited purpose entity which finances such CP Conduit) is paid in full. Any amount which such CP Conduit does not advance pursuant to the operation of this paragraph shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or obligation of such CP Conduit for any such insufficiency.

(e) Notwithstanding any provisions contained in this Agreement, a CP Conduit may, from time to time, with prior or concurrent notice to the Borrower and the Administrative Agent, in one transaction or a series of transactions, assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it) to a Conduit Assignee. Upon and to the extent of such assignment by the CP Conduit to a Conduit Assignee, (i) such Conduit Assignee shall become a CP Conduit, (ii) such Conduit Assignee (as Lender) shall be the owner of the assigned portion of the rights and obligations under this Agreement and the other Facility Documents (iii) such Conduit Assignee, any multi-seller commercial paper conduit that issues commercial paper, the proceeds of which are loaned to or are otherwise the CP Conduit’s source of funding the CP Conduit’s acquisition or maintenance of its funding obligations hereunder, if such Conduit Assignee does not itself issue commercial paper, and other related parties shall have the benefit of all the rights and protections provided to the CP Conduit and in the other Facility Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all (or the assigned or assumed portion) of the CP Conduit’s obligations, if any, hereunder or any other Facility Document, and the Conduit Lender shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the CP Conduit and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of the obligations hereunder assigned shall be made to the Administrative Agent, on behalf of the CP Conduit and such Conduit Assignee on a pro rata basis according to their respective interests, and (vi) if requested by the Administrative Agent with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as such Administrative Agent or Administrator may reasonably request to evidence and give effect to the foregoing.

(f) Notwithstanding any provisions contained in this Agreement or the other Facility Documents to the contrary, but subject in all respects to Section 13.09 hereof, each CP Conduit may disclose to its respective support providers, any Affiliates of any such party and Authorities having jurisdiction over such CP Conduit, such support provider, any Affiliate of such party and any rating agency that issues a rating on such CP Conduit’s commercial paper notes, the identities of (and other material information regarding) the Borrower, any other obligor on, or in respect of, an Advance made by such CP Conduit, collateral for such an Advance, its monthly transaction surveillance reports, any of the terms and provisions of the Facility Documents that it may deem necessary or advisable and such other information as may be requested by a rating agency.

(g) The provisions of Sections 13.21(a), (c) and (d) shall survive the termination of this Agreement.

(h) No amendment or waiver under this Agreement or any other Facility Document that would affect a CP Conduit, a support provider of a CP Conduit or an Advance made by such CP Conduit in a manner that is disproportionate and adverse relative to other Lenders shall be effective without the consent of such CP Conduit.

(i) No pledge and/or collateral assignment by any CP Conduit to a support provider under a support facility of an interest in the rights of such CP Conduit in any Advance made by such CP Conduit and the Obligations shall constitute an assignment and/or assumption of such CP Conduit’s obligation under this Agreement, such obligations in all cases remaining with such CP Conduit. Moreover, any such pledge and/or collateral assignment of the rights of such CP Conduit shall be permitted hereunder without further action or consent and any such pledgee may foreclose on any such pledge and perfect an assignment of such interest and enforce such CP Conduit’s right hereunder notwithstanding anything to the contrary in this Agreement.

(j) Each CP Conduit may act hereunder by and through its investment manager or its administrator.

(k) This Section 13.21 shall not be amended or waived without the written consent of each CP Conduit.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NEWSTAR COMMERCIAL LOAN FUNDING 2012-1 LLC, as Borrower

By: NewStar Financial, Inc., as its Designated Manager

By:	/s/ JOHN J. FRISHKOPF
Name: John J. Frishkopf Title: Treasurer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

1

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Calculation Agent

By:	/s/ SETH FRINK
Name: Seth Frink
Title: Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By:	/s/ SETH FRINK
Name: Seth Frink
Title: Assistant Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

2

VERSAILLES ASSETS LLC,
as Lender

By:	/s/ BERNARD J. ANGELO
Name: Bernard J. Angelo
Title: Senior Vice President

NATIXIS, NEW YORK BRANCH,
as Administrative Agent

By:	/s/ HENRY J. SANDLASS
Name: Henry J. Sandlass
Title: Managing Director

By:	/s/ MICHAEL E. HOPSON
Name: Michael E. Hopson
Title: Managing Director

3

SCHEDULE 1

Initial Commitments And Percentages

Name of Lender	Commitment	Percentage

Versailles Assets LLC	$150,000,000	100.00%

TOTAL	$150,000,000	100.00%

1

SCHEDULE 2

Scope of Monthly Report and Payment Date Report 1

Part 1: Monthly Reporting Scope

1.	Loan Tape Attributes:

a.	Issuer Name

b.	Asset Name

c.	Commitment

d.	Outstanding

e.	Exposure

f.	Moody’s Recovery Rate

g.	Moody’s Rating (excluding Credit Estimates and ratings determined in accordance with Schedule 8(d) under the title “Moody’s Default Probability Rating”)

h.	Moody’s Industry

i.	Country

j.	Lien Position

k.	LIBOR Spread

l.	LIBOR Floor

m.	Prime Spread

n.	Prime Floor

o.	Float/Fixed

p.	Payment Frequency

q.	Weighted Avg Life

r.	Participations

s.	Loan Type

t.	Maturity Date

u.	Purchase Price

v.	Original Global Tranche Size

w.	TTM EBITDA

x.	TTM Leverage

y.	Uses RiskCalc for Moody’s Rating (Yes or No)

z.	If uses RiskCalc for Moody’s Rating, date of most recent update for RiskCalc

aa.	If a Credit Estimate, then the date it was mostly recently refreshed

2.	Concentration Limitation Tests:

a.	Fixed Rate Obligations

b.	Single Obligor

c.	Revolvers and Delayed Draw

d.	Moody’s Industry

e.	Caa Ratings

[1]

Monthly Reports to be delivered each month (including months during which there is a Payment Date) and Payment Date Reports to contain all necessary figures and calculations relating to the waterfall and balances, and changes in balances, in the accounts of the Borrower.

2

f.	Participations

g.	Letters of Credit

3.	Coverage Tests

a.	Overcollateralization Test

b.	Interest Coverage Test

4.	Collateral Quality Tests

a.	Moody’s Diversity Test

b.	Minimum Floating Spread Test Computed without LIBOR Floors

c.	Minimum Floating Spread Test Computed with LIBOR Floors

d.	Minimum Weighted Avg Coupon Test

e.	Maximum Wtd. Avg. Life Test

f.	Maximum Moody’s WARF Test

g.	Minimum Wtd. Avg. Moody’s Recovery Rate

5.	Collateral Loans acquired, substituted or sold

a.	Facility Name

b.	Trade/Settlement Dates

c.	Reason for sale/ transaction motivation (e.g. Discretionary Sale, Defaulted Loan, Credit Risk)

d.	Purchaser or seller is an affiliate of the Borrower

e.	Par amount

f.	Price

g.	Proceeds

h.	Accrued interest

3

Part 2: Payment Date Reporting Scope

1.	Payment Date Reporting Scope will include all items listed in Part 1 of Schedule 2 hereof

2.	Data on all Covered Accounts, including beginning and ending balance

3.	Payment Date waterfall list application of all Interest Proceeds and Principal Proceeds pursuant to Section 9.01(a)

1

SCHEDULE 3

Initial Collateral Loans

Portfolio Guidelines:

Number of Collateral Loans	24
Number of Obligors	23
Number of Industries	11

Recovery Rate	52.1%
WARF	3061
Diversity Score	14.3
Spread over LIBOR	5.45%

Principal Balance	$63,953,734
1st Lien Senior Secured	100% of the portfolio

1

SCHEDULE 4

Diversity Score Calculation

The Diversity Score is calculated as follows:

(a)	An “Issuer Par Amount” is calculated for each issuer of a Collateral Loan, and is equal to the Aggregate Principal Balance of all Collateral Loans issued by that issuer and all affiliates.

(b)	An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c)	An “Equivalent Unit Score” is calculated for each issuer, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d)	An “Aggregate Industry Equivalent Unit Score” is then calculated for each of the Moody’s industry classification groups, shown on Schedule 6, and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.

(e)	An “Industry Diversity Score” is then established for each Moody’s industry classification group, shown on Schedule 6, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score

0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800

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Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score

1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f)	The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Moody’s industry classification group shown on Schedule 6.

(g)	For purposes of calculating the Diversity Score, affiliated issuers in the same Industry are deemed to be a single issuer except as otherwise agreed to by Moody’s.

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SCHEDULE 5

[Intentionally Omitted]

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SCHEDULE 6

Moody’s Industry Classification Group List

CORP - Aerospace & Defense	1

CORP - Automotive	2

CORP - Banking, Finance, Insurance & Real Estate	3

CORP - Beverage, Food & Tobacco	4

CORP - Capital Equipment	5

CORP - Chemicals, Plastics, & Rubber	6

CORP - Construction & Building	7

CORP - Consumer goods: Durable	8

CORP - Consumer goods: Non-durable	9

CORP - Containers, Packaging & Glass	10

CORP - Energy: Electricity	11

CORP - Energy: Oil & Gas	12

CORP - Environmental Industries	13

CORP - Forest Products & Paper	14

CORP - Healthcare & Pharmaceuticals	15

CORP - High Tech Industries	16

CORP - Hotel, Gaming & Leisure	17

CORP - Media: Advertising, Printing & Publishing	18

CORP - Media: Broadcasting & Subscription	19

CORP - Media: Diversified & Production	20

CORP - Metals & Mining	21

CORP - Retail	22

CORP - Services: Business	23

CORP - Services: Consumer	24

CORP - Sovereign & Public Finance	25

CORP - Telecommunications	26

CORP - Transportation: Cargo	27

CORP - Transportation: Consumer	28

CORP - Utilities: Electric	29

CORP - Utilities: Oil & Gas	30

CORP - Utilities: Water	31

CORP - Wholesale	32

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SCHEDULE 7

LIBOR

With respect to each Interest Accrual Period, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

(i) LIBOR for such Interest Accrual Period shall equal the offered rate, as determined by the Calculation Agent, for Dollar deposits in Europe of the Designated Maturity which appears on Reuters Page 3750 (or such other page as may replace such Reuters Page 3750 for the purpose of displaying comparable rates) as reported by Bloomberg Financial Markets Commodities News (or, in the event that Bloomberg Financial Markets Commodities News ceases to report LIBOR for Dollar deposits, by another recognized financial reporting service) or the BBAM screen on the Bloomberg LP terminal (the “Screen Page”) as of 11:00 a.m. (London time) on the applicable LIBOR Determination Date. “LIBOR Determination Date” means, with respect to any Interest Accrual Period, the second London Banking Day prior to the first day of such Interest Accrual Period.

(ii) If, on any LIBOR Determination Date, such rate does not appear on the Screen Page, the Calculation Agent shall determine the arithmetic mean of the offered quotations of the Reference Banks to prime banks in the London interbank market for U.S. Dollar deposits in Europe of the Designated Maturity (except that in the case where such Interest Accrual Period shall commence on a day that is not a LIBOR Business Day, for a term of the Designated Maturity commencing on the next following LIBOR Business Day), by reference to requests for quotations as of approximately 11:00 a.m. (London time) on such LIBOR Determination Date made by the Calculation Agent to the Reference Banks. If, on any LIBOR Determination Date, at least two of the Reference Banks provide such quotations, LIBOR shall equal such arithmetic mean of such quotations. If, on any LIBOR Determination Date, fewer than two Reference Banks provide such quotations, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that leading banks in New York City selected by the Calculation Agent (after consultation with the Borrower) are quoting on the relevant LIBOR Determination Date for Dollar deposits in Europe for the term of such Interest Accrual Period (except that in the case where such Interest Accrual Period shall commence on a day that is not a LIBOR Business Day, for a term of the Designated Maturity commencing on the next following LIBOR Business Day), to the principal London offices of leading banks in the London interbank market.

(iii) In respect of any Interest Accrual Period having a Designated Maturity other than three months, LIBOR shall be determined through the use of straight line interpolation by reference to two rates calculated in accordance with clauses (i) and (ii) above, one of which shall be determined as if the maturity of the Dollar deposits referred to therein were the period of time for which rates are available next shorter than the Interest Accrual Period and the other of which shall be determined as if such maturity were the period of time for which rates are available next longer than the Interest Accrual Period; provided that, if an Interest Accrual Period is less than or equal to seven days,

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then LIBOR shall be determined by reference to a rate calculated in accordance with clauses (i) and (ii) above as if the maturity of the Dollar deposits referred to therein were a period of time equal to seven days.

(iv) If the Calculation Agent is unable to determine a rate in accordance with at least one of the procedures described above, LIBOR with respect to such Interest Accrual Period shall be the arithmetic mean of the Base Rate for each day during such Interest Accrual Period.

For purposes of clauses (i), (iii) and (iv) above, all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point. For the purposes of clause (ii) above, all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one thirty second of a percentage point.

As used herein:

“Designated Maturity” means, in respect of any Interest Accrual Period, the length of such Interest Accrual Period.

“LIBOR Business Day” means a day on which commercial banks and foreign exchange markets settle payments in Dollars in New York and London.

“Reference Banks” means four major banks in the London interbank market selected by the Calculation Agent.

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SCHEDULE 8

Moody’s Rating Definitions

MOODY’S DEFAULT PROBABILITY RATING

(a) With respect to a Collateral Loan that is a Moody’s Senior Secured Loan or Participation Interest in a Moody’s Senior Secured Loan, if the obligor of such Collateral Loan has a corporate family rating by Moody’s, then such corporate family rating;

(b) With respect to a Collateral Loan that is a Moody’s Senior Secured Loan or Participation Interest in a Moody’s Senior Secured Loan, if not determined pursuant to clause (a) above, if such Collateral Loan (A) is publicly rated by Moody’s, such public rating, or (B) is not publicly rated by Moody’s but for which a rating or rating estimate has been assigned by Moody’s upon the request of the Borrower or the Collateral Servicer, such rating or the corporate family rating estimate, as applicable;

(c) With respect to a Collateral Loan, if not determined pursuant to clause (a) or (b) above, (A) if the obligor of such Collateral Loan has one or more senior unsecured obligations publicly rated by Moody’s, then the Moody’s public rating on any such obligation (or, if such Collateral Loan is a Moody’s Senior Secured Loan, the Moody’s rating that is one subcategory higher than the Moody’s public rating on any such senior unsecured obligation) as selected by the Collateral Servicer in its sole discretion or, if no such rating is available, (B) if such Collateral Loan is publicly rated by Moody’s, such public rating or, if no such rating is available, (C) if a rating or rating estimate has been assigned to such Collateral Loan by Moody’s upon the request of the Issuer, the Collateral Servicer or an affiliate of the Collateral Servicer, such rating or, in the case of a rating estimate, the applicable rating estimate for such obligation or (D) if such Collateral Loan is a DIP Loan, the Moody’s Derived Rating set forth in clause (a) in the definition thereof;

(d) With respect to a Collateral Loan, if not determined pursuant to clause (a), (b) or (c) above, the rating may, in the Collateral Servicer’s sole discretion, be determined in accordance with Moody’s RiskCalc as set forth Schedule 9 hereto as of the date of acquisition of such Collateral Loan, subject to the satisfaction of the qualifications set forth therein; provided that such Collateral Loans represent not more than 20 % of the Total Capitalization;

(e) With respect to a Collateral Loan, if not determined pursuant to clause (a), (b), (c) or (d) above, the Moody’s Derived Rating.

For purposes of calculating a Moody’s Default Probability Rating in connection with a Moody’s Rating Factor, each applicable rating on credit watch by Moody’s with negative implication at the time of calculation will be treated as having been downgraded by two rating subcategories. For purposes of calculating a Moody’s Default Probability Rating in connection with a Moody’s Rating Factor, each applicable rating with a negative outlook by Moody’s at the time of calculation will be treated as having been downgraded by one rating subcategory.

For purposes of calculating a Moody’s Default Probability Rating in connection with a Moody’s Rating Factor, each applicable rating on credit watch by Moody’s with positive implication at the

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time of calculation will be treated as having been upgraded by one rating subcategory. For purposes of calculating a Moody’s Default Probability Rating in connection with a Moody’s Rating Factor, each applicable rating with a positive outlook by Moody’s at the time of calculation will not be treated as having been upgraded by any rating subcategory.

MOODY’S RATING

(a) With respect to a Collateral Loan that (A) is publicly rated by Moody’s, such public rating, or (B) is not publicly rated by Moody’s but for which a rating or rating estimate has been assigned by Moody’s upon the request of the Borrower or the Collateral Servicer, such rating or, in the case of a rating estimate, the applicable rating estimate for such obligation.

(b) With respect to a Collateral Loan that is a Moody’s Senior Secured Loan or Participation Interest in a Moody’s Senior Secured Loan (if not determined pursuant to clause (a) above), if the obligor of such Collateral Loan has a corporate family rating by Moody’s, then such corporate family rating.

(c) With respect to a Collateral Loan, if not determined pursuant to clause (a) or (b) above, if the obligor of such Collateral Loan has one or more senior unsecured obligations publicly rated by Moody’s, then the Moody’s public rating on any such obligation (or, if such Collateral Loan is a Moody’s Senior Secured Loan, the Moody’s rating that is one subcategory higher than the Moody’s public rating on any such senior unsecured obligation) as selected by the Collateral Servicer in its sole discretion.

(d) With respect to a Collateral Loan, if not determined pursuant to clause (a), (b) or (c) above, the Moody’s Derived Rating.

For purposes of calculating a Moody’s Rating in connection with a Moody’s Rating Factor, each applicable rating on credit watch by Moody’s with negative implication at the time of calculation will be treated as having been downgraded by two rating subcategories. For purposes of calculating a Moody’s Rating in connection with a Moody’s Rating Factor, each applicable rating with a negative outlook by Moody’s at the time of calculation will be treated as having been downgraded by one rating subcategory.

For purposes of calculating a Moody’s Rating in connection with a Moody’s Rating Factor, each applicable rating on credit watch by Moody’s with positive implication at the time of calculation will be treated as having been upgraded by one rating subcategory. For purposes of calculating a Moody’s Rating in connection with a Moody’s Rating Factor, each applicable rating with a positive outlook by Moody’s at the time of calculation will not be treated as having been upgraded by any rating subcategory.

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MOODY’S DERIVED RATING

With respect to a Collateral Loan whose Moody’s Rating or Moody’s Default Probability Rating cannot otherwise be determined pursuant to the definitions thereof, such Moody’s Rating or Moody’s Default Probability Rating shall be determined as set forth below.

(a)	With respect to any DIP Loan, one subcategory below the facility rating (whether public or private) of such DIP Loan rated by Moody’s.

(b)	If not determined pursuant to clause (a) above, if the obligor of such Collateral Loan has a long-term issuer rating by Moody’s, then such long-term issuer rating.

(c)	If not determined pursuant to clause (a) or (b) above, if another obligation of the obligor is rated by Moody’s, then by adjusting the rating of the related Moody’s rated obligations of the related obligor by the number of rating sub-categories according to the table below:

Obligation Category of Rated Obligation	Rating of Rated Obligation	Number of Subcategories Relative to Rated Obligation Rating
Senior secured obligation	greater than or equal to B2	-1
Senior secured obligation	less than B2	-2
Subordinated obligation	greater than or equal to B3	+1
Subordinated obligation	less than B3	0

(d)	If not determined pursuant to clause (a), (b) or (c) above, if the obligor of such Collateral Loan has a corporate family rating by Moody’s, then one subcategory below such corporate family rating.

(e)	If not determined pursuant to clause (a), (b), (c) or (d) above, then if such Collateral Loan is not rated by Moody’s and no other security or obligation of the issuer of such Collateral Loan is rated by Moody’s, and if Moody’s has been requested by the Borrower, the Collateral Servicer or the issuer of such Collateral Loan to assign a rating or rating estimate with respect to such Collateral Loan but such rating or rating estimate has not been received, pending receipt of such estimate, the Moody’s Rating or Moody’s Default Probability Rating of such Collateral Loan shall be either “B3” if the Collateral Servicer certifies to the Trustee that the Collateral Servicer believes that such estimate will be at least “B3” and if the Aggregate Principal Balance of Collateral Loans determined pursuant to this clause (e) does not exceed 5% of the Principal Collateralization Amount of all Collateral Loans or otherwise, “Caa1”.

For purposes of calculating a Moody’s Derived Rating in connection with a Moody’s Rating Factor, each applicable rating on credit watch by Moody’s with negative implication at the time of calculation will be treated as having been downgraded by two rating subcategories. For purposes of calculating a Moody’s Derived Rating in connection with a Moody’s Rating Factor, each applicable rating with a negative outlook by Moody’s at the time of calculation will be treated as having been upgraded or downgraded by one rating subcategory.

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For purposes of calculating a Moody’s Derived Rating in connection with a Moody’s Rating Factor, each applicable rating on credit watch by Moody’s with positive implication at the time of calculation will be treated as having been upgraded by one rating subcategory. For purposes of calculating a Moody’s Derived Rating in connection with a Moody’s Rating Factor, each applicable rating with a positive outlook by Moody’s at the time of calculation will not be treated as having been upgraded by any rating subcategory.

MOODY’S SENIOR SECURED LOAN

(a)	A loan that:

(i) is not (and cannot by its terms become) subordinate in right of payment to any other debt obligation of the Obligor of the loan;

(ii) (x) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the loan and (y) such specified collateral does not consist entirely of equity securities or common stock; provided that any loan that would be considered a Moody’s Senior Secured Loan but for clause (y) above shall be considered a Moody’s Senior Secured Loan if it is a loan made to a parent entity and as to which the Collateral Servicer determines in good faith that the value of the common stock of the subsidiary (or other equity interests in the subsidiary) securing such loan at or about the time of acquisition of such loan by the Issuer has a value that is at least equal to the outstanding principal balance of such loan and the outstanding principal balances of any other obligations of such parent entity that are pari passu with such loan, which value may include, among other things, the enterprise value of such subsidiary of such parent entity; and

(iii) the value of the collateral securing the loan together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Servicer) to repay the loan in accordance with its terms and to repay all other loans of equal seniority secured by a first lien or security interest in the same collateral; or

(b)	a loan that:

(i) is not (and cannot by its terms become) subordinate in right of payment to any other debt obligation of the Obligor of the loan, except that such loan can be subordinate with respect to the liquidation of such obligor or the collateral for such loan;

(ii) with respect to such liquidation, is secured by a valid perfected security interest or lien that is not a first priority in, to or on specified collateral securing the Obligor’s obligations under the loan;

(iii) the value of the collateral securing the loan together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to

4

generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Servicer) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured in the same collateral; and

(iv) (x) has a Moody’s facility rating and the obligor of such loan has a Moody’s corporate family rating and (y) such Moody’s facility rating is not lower than such Moody’s corporate family rating; and

(c)	the loan is not:

(i) a DIP Loan; or

(ii) a loan for which the security interest or lien (or the validity or effectiveness thereof) in substantially all of its collateral attaches, becomes effective, or otherwise “springs” into existence after the origination thereof.

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SCHEDULE 9

MOODY’S RISKCALC CALCULATION

1. Defined Terms. The following terms shall be used in this Schedule 9 with the meanings provided below.

“.EDF” means, with respect to any Loan, the lowest 5-year expected default frequency for such Loan as determined by running the current version Moody’s RiskCalc in both the Financial Statement Only (“FSO”) and the Credit Cycle Adjusted (“CAA”) modes. In respect of the CAA mode, Moody’s RiskCalc will be run for both the current period and the five years prior.

“Moody’s Industries” means any one of the Moody’s industrial classification groups as published by Moody’s from time to time.

“Pre-Qualifying Conditions” means, with respect to any Loan, conditions that will be satisfied if the obligor with respect to the applicable Loan (the “Obligor”) satisfies the following criteria:

(a)	the independent accountants of such Obligor shall have issued an unqualified audit opinion with respect to the most recent fiscal year financial statements, including no explanatory paragraph addressing “going concern” or other issues;

(b)	the Obligor’s EBITDA is equal to or greater than $5,000,000;

(c)	the Obligor’s annual sales are equal to or greater than $10,000,000;

(d)	the Obligor’s book assets are equal to or greater than $10,000,000;

(e)	the Obligor represents not more than 4.0% of the Aggregate Principal Amount of all Collateral Debt Obligations that are Loans;

(f)	the Obligor is a private company with no public rating from Moody’s;

(g)	for the current and prior fiscal year, such Obligor’s:

(i)	EBIT/interest expense ratio is greater than 1.0:1.0 and 1.25:1.00 with respect to retail (adjusted for rent expense);

(ii)	debt/EBITDA ratio is less than 6.0:1.0, provided, however, that the debt/EBITDA ratio is less than 8.0:1.0 for any Loans with respect to the following Moody’s Industries: (A) Telecommunications (Moody’s industrial classification group #29), (B) Printing and Publishing (Moody’s industrial classification group #26) or (C) Broadcasting and Entertainment (Moody’s industrial classification group #33);

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(h)	no greater than 25% of the company’s revenue is generated from any one customer of the Obligor;

(i)	the Obligor is a for-profit operating company in any one of the Moody’s Industries with the exception of (i) Buildings and Real Estate (Moody’s industrial classification group US291538 116788-0044 Page 17 #5), (ii) Finance (Moody’s industrial classification group #14), and (iii) Insurance (Moody’s industrial classification group #20); and

(j)	over the most recent three-month period the Obligor shall (i) not have modified or waived a financial covenant and (ii) not have modified or waived any underlying terms of the obligation.

2. The Collateral Servicer shall calculate the .EDF for each of the Loans to be rated pursuant to this Schedule 9. Upon utilizing this Schedule 9 for a Loan, the Collateral Servicer shall also provide Moody’s with the .EDF and the information necessary to calculate such .EDF. Moody’s shall have the right (in its sole discretion) to (i) amend or modify any of the information utilized to calculate the .EDF and recalculate the .EDF based upon such revised information, in which case such .EDF shall be determined using the table in paragraph 3 below in order to determine the applicable Moody’s Default Probability Rating, or (ii) have a Moody’s credit analyst provide a credit estimate for any Loan rated pursuant to this Schedule 9, in which case such credit estimate provided by such credit analyst shall be the applicable Moody’s Default Probability Rating.

3. As of each date of determination specified in clause (f) of the definition of “Moody’s Default Probability Rating”, the Moody’s Default Probability Rating for each Loan that satisfies the Pre-Qualifying Conditions shall be the lower of (i) the Collateral Servicer’s internal rating or (ii) the rating based on the .EDF for such Loan, in accordance with the table below:

Lowest .EDF	Moody’s Default Probability Rating
less than or equal to .baa	Ba3
.ba1	B1
.ba2, .ba3 or .b1	B2
.b2 or .b3	B3
.caa	Caa1

provided, however, that the Moody’s Default Probability Rating determined pursuant to the table above will be reduced by an additional one-half rating subcategory for Loans originated in connection with leveraged buyout transactions.

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4. As of each date of determination specified in clause (f) of the definition of “Moody’s Default Probability Rating”, the Moody’s Recovery Rate for each Loan that meets the Pre-Qualifying Conditions shall be the lower of (i) the Collateral Servicer’s internal recovery rate or (ii) the recovery rate as determined in accordance with the table below:

Type of Loan	Moody’s Recovery Rate
senior secured, first priority, first lien and first out	50%
all other loans	25%

provided, however, that Moody’s shall have the right (in its sole discretion) to issue a recovery rate assigned by one of its credit analysts, in which case such recovery rate provided by such credit analyst shall be the applicable Moody’s Recovery Rate.

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SCHEDULE 10

LOCATION OF RELATED DOCUMENTS

U.S. Bank National Association

Document Custody Services

1719 Range Way

Florence, SC 29501

Attention: Steven Garrett

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EXHIBIT A

[FORM OF NOTE]

$	,

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to SAILORLAUNCH & CO., as nominee of State Street Bank, as custodian for Deutsche Bank Trust Company Americas, as Collateral Trustee for Versailles Assets LLC, and other parties (the “Lender”) and its registered assigns on the Final Maturity Date (as defined in the Revolving Credit Agreement hereinafter referred to) the principal sum of [DOLLAR AMOUNT] Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Advances made by the Lender to the Borrower under the Revolving Credit Agreement), in immediately available funds and in lawful money of the United States, and to pay interest on the unpaid principal amount of each such Advance, in like funds and money, from the Borrowing Date thereof until the principal amount thereof shall have been paid in full, at the rates per annum and on the dates provided in the Revolving Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Revolving Credit Agreement.

This promissory note is a Note referred to in the Revolving Credit and Security Agreement dated as of February 16, 2012 (as from time to time amended, the “Revolving Credit Agreement”) among the Borrower, as borrower, the Lender, as lender, the other lenders from time to time parties thereto, Natixis, New York Branch, as administrative agent and U.S. Bank National Association, as trustee. The date and principal amount of each Advance (and stated interest thereon) made to the Borrower and of each repayment of principal thereon shall be recorded by the Lender or its designee on Schedule I attached to this Note, and the aggregate unpaid principal amount shown on such schedule shall be prima facie evidence of the principal amount owing and unpaid on the Advances made by the Lender. The failure to record or any error in recording any such amount on such schedule shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Revolving Credit Agreement to repay the principal amount of the Advances together with all interest accrued thereon.

Except as permitted by Section 13.06 of the Revolving Credit Agreement, this Note may not be participated by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be participated in whole or in part only by registration of such participation on the Participant Register.

Except as permitted by Section 13.06 of the Revolving Credit Agreement, this Note may not be assigned by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register.

[Remainder of Page Intentionally Left Blank]

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THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

NEWSTAR COMMERCIAL LOAN FUNDING 2012-1 LLC

By: NewStar Financial, Inc., as its Designated Manager

By:
Name:
Title:

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SCHEDULE I

This Note evidences Advances made by VERSAILLES ASSETS LLC, (the “Lender”) to NEWSTAR COMMERCIAL LOAN FUNDING 2012-1 LLC (the “Borrower”) under the Revolving Credit and Security Agreement dated as of February 16, 2012 among the Borrower, as borrower, the Lender, as lender, the other lenders from time to time parties thereto, Natixis, New York Branch, as administrative agent, and U.S. Bank National Association, as trustee, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

DATE	PRINCIPAL AMOUNT ADVANCED	PRINCIPAL AMOUNT PAID OR PREPAID	PRINCIPAL BALANCE OUTSTANDING	NOTATION BY

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EXHIBIT B

[FORM OF NOTICE OF BORROWING]

[Date]

Natixis, New York Branch,

as Administrative Agent

9 West 57th Street

36th Floor

New York, New York 10019

The Lenders party to the Revolving

Credit Agreement referred to below

NOTICE OF BORROWING

This Notice of Borrowing is made pursuant to Section 2.02 of that certain Revolving Credit and Security Agreement dated as of February 16, 2012 (as the same may from time to time be amended, supplemented, waived or modified, the “Revolving Credit Agreement”) among NewStar Commercial Loan Funding 2012-1 LLC, as borrower (the “Borrower”), the Lenders from time to time parties thereto (collectively, the “Lenders”), Natixis, New York Branch, as administrative agent (the “Administrative Agent”), and U.S. Bank National Association, as trustee. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Revolving Credit Agreement.

1.	The Borrower hereby requests that on , (the “Borrowing Date”) it receive Borrowings under the Revolving Credit Agreement in an aggregate principal amount of Dollars ($ ) (the “Requested Amount”).

2.	The Borrower hereby gives notice of its request for Advances in the aggregate principal amount equal to the Requested Amount to the Lenders and the Administrative Agent pursuant to Section 2.02 of the Revolving Credit Agreement and requests the Lenders to remit, or cause to be remitted, the proceeds thereof to the Principal Collection Subaccount in its respective Percentage of the Requested Amount.

3.	The Borrower certifies that immediately after giving effect to the proposed Borrowing on the Borrowing Date each of the applicable conditions precedent set forth in Section 3.02 of the Credit Agreement is satisfied, including:

(1)	in the case of the initial Borrowing under the Revolving Credit Agreement, the conditions precedent set forth in Section 3.01 shall have been fully satisfied on or prior to the Borrowing Date referred to above;

(2)	the Lenders and the Administrative Agent shall have received a copy of this Notice of Borrowing with respect to such Advance delivered in accordance with Section 2.02 of the Revolving Credit Agreement;

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(3)	immediately after the making of the Advance requested herein on the Borrowing Date, the aggregate outstanding principal amount of the Advances plus the Net Aggregate Expense Amount shall not exceed the Total Commitment as in effect on such Borrowing Date;

[(4)	immediately after the making of such Advance on the Borrowing Date, each Coverage Test shall be satisfied;][1]

[(5)	each of the representations and warranties of the Borrower contained in Article IV of the Revolving Credit Agreement and the other Facility Documents is true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date);][2]

(6)	no Event of Default described in Sections 6.01(e) or (f) of the Revolving Credit Agreement shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

[(7)	no other Default or Event of Default shall have occurred and be continuing at the time of the making of the Advance or shall result upon the making of such Advance; and][3]

[(8)	the provisions of Section 10.02 have been satisfied in connection with any acquisition of additional Collateral Loans with the proceeds of the applicable Advance.][4]

WITNESS my hand on this      day of                 ,     .

NEWSTAR COMMERCIAL LOAN FUNDING 2012-1 LLC, as Borrower

By: NewStar Financial, Inc., as its Designated Manager

By:
Name:
Title:

[1]	Paragraph (4) may be omitted if, and only if, not required under Section 3.02.
[2]	Paragraph (5) may be omitted if, and only if, not required under Section 3.02.
[3]	Paragraph (7) may be omitted if, and only if, not required under Section 3.02.
[4]	Paragraph (8) may be omitted if, and only if, not required under Section 3.02.

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EXHIBIT C

[FORM OF NOTICE OF PREPAYMENT]

Natixis, New York Branch,

as Administrative Agent

9 West 57th Street

36th Floor

New York, New York 10019

The Lenders party to the Revolving

Credit Agreement referred to below

NOTICE OF PREPAYMENT

This Notice of Prepayment is made pursuant to Section 2.05(a) of that certain Revolving Credit and Security Agreement dated as of February 16, 2012 among NewStar Commercial Loan Funding 2012-1 LLC, as borrower (the “Borrower”), the lenders from time to time parties thereto (collectively, the “Lenders”), Natixis, New York Branch, as administrative agent and U.S. Bank National Association, as trustee (as the same may from time to time be amended, supplemented, waived or modified, the “Revolving Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Revolving Credit Agreement.

1.	The Borrower hereby gives notice that on , (the “Prepayment Date”) it will make a prepayment under the Revolving Credit Agreement in the principal amount of Dollars ($ ) (the “Prepayment Amount”).

2.	The Borrower hereby gives notice of intent to prepay in the aggregate principal amount equal to the Prepayment Amount to the Lenders pursuant to Section 2.05(a) of the Revolving Credit Agreement and will remit, or cause to be remitted, the proceeds thereof to the account of each Lender set forth in Schedule I hereto in an amount equal to its respective Percentage of the Prepayment Amount.

WITNESS my hand on this      day of                 ,     .

NEWSTAR COMMERCIAL LOAN FUNDING 2012-1 LLC, as Borrower

By: NewStar Financial, Inc., as its Designated Manager

By:
Name:
Title:

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Schedule I

[Describe accounts of the Lenders]

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EXHIBIT D

[FORM OF ASSIGNMENT AND ACCEPTANCE]

Reference is made to the Revolving Credit and Security Agreement dated as of February 16, 2012 (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”) among [INSERT NAME OF ASSIGNING LENDER] (the “Assignor”), the other lenders from time to time parties thereto (together with the Assignor, the “Lenders”), Natixis, New York Branch, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), NewStar Commercial Loan Funding 2012-1 LLC, as borrower (the “Borrower”) and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Revolving Credit Agreement.

The Assignor and the “Assignee” referred to on Schedule I hereto agree as follows:

1. As of the Effective Date (as defined below), the Assignor hereby absolutely and unconditionally sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse to or representation of any kind (except as set forth below) from Assignor, an interest in and to the Assignor’s rights and obligations under the Revolving Credit Agreement and under the other Facility Documents equal to the percentage interest specified on Schedule I hereto, including the Assignor’s percentage interest specified on Schedule I hereto of the outstanding principal amount of the Advances to the Borrower (such rights and obligations assigned hereby being the “Assigned Interests”). After giving effect to such sale, assignment and assumption, the Assignee’s “Percentage” will be as set forth on Schedule I hereto.

2. The Assignor (i) represents and warrants that immediately prior to the Effective Date it is the legal and beneficial owner of the Assigned Interest free and clear of any Lien created by the Assignor; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Facility Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security or ownership interest created or purported to be created under or in connection with, the Facility Documents or any other instrument or document furnished pursuant thereto or the condition or value of the Assigned Interest, Collateral relating to the Borrower, or any interest therein; and (iii) makes no representation or warranty and assumes no responsibility with respect to the condition (financial or otherwise) of the Borrower, the Administrative Agent, the Collateral Servicer or any other Person, or the performance or observance by any Person of any of its obligations under any Facility Document or any instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Revolving Credit Agreement and the other Facility Documents, together with copies of any financial statements delivered pursuant to Section 5.01 of the Revolving Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without

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reliance upon the Administrative Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under or in connection with any of the Facility Documents; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Facility Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Facility Documents are required to be performed by it as a Lender.

4. The Assignee, by checking the box below, (i) acknowledges that it is required to be a Qualified Purchaser for purposes of the Investment Company Act at the time it becomes a Lender and on each date on which an Advance is made under the Revolving Credit Agreement and (ii) represents and warrants to the Assignor, the Borrower, the Administrative Agent and the Trustee that the Assignee is a Qualified Purchaser:

☐	By checking this box, the Assignee represents and warrants that it is a Qualified Purchaser.

5. The Assignee, by checking the box below, (i) acknowledges that the Assigned Interests are not registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Securities Act and any applicable state securities laws, and (ii) represents and warrants to the Assignor, the Borrower the Administrative Agent and the Trustee that the Assignee is (a) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or (b) we are an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act:

☐	is (a) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or (b) we are an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

6. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless a later effective date is specified on Schedule I hereto.

7. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to and bound by the provisions of the Revolving Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under any other Facility Document, (ii) without limiting the generality of the foregoing, the Assignee expressly acknowledges and agrees to its obligations of indemnification to the Trustee and the Administrative Agent pursuant to and as provided in Sections 11.11 and 12.04 thereof, and (iii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Revolving Credit Agreement and under any other Facility Document.

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8. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Borrower shall make all payments under the Revolving Credit Agreement in respect of the Assigned Interest to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Revolving Credit Agreement and the Assigned Interests for periods prior to the Effective Date directly between themselves.

9. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

10. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule I to this Assignment and Acceptance by telecopier shall be effective as a delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule I to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

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Schedule I

Percentage interest
transferred by Assignor:	%

Assignor:	[INSERT NAME OF ASSIGNOR],
as Assignor

By:
Authorized Signatory,

Assignee:	[INSERT NAME OF ASSIGNEE]
as Assignee

By:
Authorized Signatory

Accepted this day of
,

NATIXIS, NEW YORK BRANCH, as Administrative Agent

By:
Authorized Signatory

By:
Authorized Signatory

1

Consented to this      day of

            ,

NEWSTAR COMMERCIAL LOAN FUNDING 2012-1 LLC, as Borrower

By: NewStar Financial, Inc., as its Designated Manager

By:

Name:
Title:

2

EXHIBIT E

[FORM OF ACCOUNT CONTROL AGREEMENT]

(see Account Control Agreement)

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EXHIBIT F

FORM OF RETENTION OF NET ECONOMIC INTEREST LETTER

[Form of letter to be provided, which will include the following language]

The Retention Provider, acting in its capacity as originator, hereby agrees for the benefit of each Lender and each Administrative Agent:

a.	that it has and will retain, on an ongoing basis, a material net economic interest in the securitisation position comprised by the Loans which, in any event, shall not be less than 5% of the nominal value of the Collateral Loans and Eligible Investments;

b.	that it will retain such interest by retention of the first loss tranche and, if necessary, other tranches having the same or a more severe risk profile than those transferred or sold to investors (being the Lenders) and not maturing any earlier than those transferred or sold to investors, so that the retention equals in total no less than 5% of the nominal value of the Collateral Loans and Eligible Investments;

c.	confirms that the retention of the net economic interest will be measured at the origination (being the occasion of each origination or acquisition of a Collateral Loan or Eligible Investment) and shall be maintained on an ongoing basis. The retention of such interest shall not be subject to any credit risk mitigation or any short positions or any other hedge, unless permitted by Article 122a; and

d.	agrees that it will take such further actions and provide such information as may be requested by any Lender or the Administrative Agent so as to ensure compliance with the provisions of Article 122a.

As used in this letter, the terms “retention of net economic interest”, “original lender”, “originator”, “securitisation position”, “securitisations”, “ongoing basis”, “securitised exposures” and “tranche” shall have the meanings given thereto for the purposes of Article 122a and in the guidelines to Article 122a published on December 31, 2010 by the European Banking Authority (formerly the Committee of European Banking Supervisors).

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EXHIBIT G

FORM OF RELEASE OF RELATED DOCUMENTS6

[Delivery Date]

BY FACSIMILE

U.S. Bank National Association

Document Custody Services

1719 Range Way

Florence, SC 29501

Attention: Steven Garrett

Phone: 843-676-8901

Fax: 843-673-0162

U.S. Bank National Association

Corporate Trust Services

One Federal Street, Third Floor

Boston, MA 02110

Attention: Seth Frink

Phone: 617-603-6539

Fax: 866-350-5276

[Natixis, New York Branch,

as Administrative Agent

9 West 57th Street

36th Floor

New York, New York 10019]7

Re:	Revolving Credit and Security Agreement dated as of February 16, 2012 (as the same may from time to time be amended, supplemented, waived or modified, the “Credit Agreement”) among NewStar Commercial Loan Funding 2012-1 LLC, as borrower (the “Borrower”), the Lenders from time to time parties thereto (collectively, the “Lenders”), Natixis, New York Branch, as administrative agent (the “Administrative Agent”), and U.S. Bank National Association, as trustee (the “Trustee”).

Ladies and Gentlemen:

In connection with the administration of the Related Documents held by U.S. Bank National Association as the Trustee for the benefit of the Secured Parties under the Credit Agreement, we request the release of the Related Documents (or such documents as specified below) for the Collateral Loans described below, for the reason indicated. All capitalized terms used but not defined herein shall have the meaning given thereto in the Credit Agreement.

Obligor’s Name, Address & Zip Code:

[6]	Form to be provided
[7]	Include Administrative Agent as an addressee in connection with a request under Section 11.09

Collateral Loan Number:

Collateral Loan File:

Reason for Requesting Documents (check one):

☐	1. Collateral Loan paid in full. (The Collateral Servicer hereby certifies that all amounts received in connection with such Collateral Loan have been credited to the Collection Account.)

☐	2. Collateral Loan liquidated by . (The Collateral Servicer hereby certifies that all proceeds (net of liquidation expenses which the Collateral Servicer may retain to pay such expenses) of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account.)

☐	3. Collateral Loan in foreclosure.

☐	4. Other (explain).

If box 1 or 2 above is checked, and if all or part of the Related Documents were previously released to us, please release to us the Related Documents, requested in our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Loan.

If box 3 or 4 above is checked, upon our return of all of the above Related Documents to you as the Trustee, please acknowledge your receipt by signing in the space indicated below, and returning this form.

[In accordance with [Section 11.08(b)]/[Section 11.09], the Administrative Agent has indicated its consent to this request by signing in the space indicated below.]8

[8]	Include for requests pursuant to Section 11.08(b) or Section 11.09.

NEWSTAR FINANCIAL, INC., as the Collateral Servicer

By:

Name:
Title:
Date:

Acknowledgment of Related Documents returned to the Trustee:

U.S. BANK NATIONAL ASSOCIATION, as the Trustee

By:

Name:
Title:
Date:

Consent of Administrative Agent if required under the Credit Agreement:

NATIXIS, NEW YORK BRANCH, as the Administrative Agent

By:

Name:
Title:
Date:

EXHIBIT H

FORM OF PAYOFF LETTER

NOTICE, PAYOFF AND RELEASE AGREEMENT

[Date]

U.S. Bank National Association,

as Trustee and Custodian

One Federal Street, 3rd Floor

Boston, Massachusetts 02110

Attention: Seth Frink

U.S. Bank National Association,

as Document Custodian

1719 Range Way

Florence, South Carolina 29501

Attention: Steven Garrett

Natixis, New York Branch,

as Administrative Agent

9 West 57th Street, 36th Floor

New York, New York 10019

Attention: Yazmin Vasconez

[Versailles Assets LLC, as Lender

c/o Global Securitization Services LLC

68 South Service Road, Suite 120

Melville, New York 11747

Attention: Andrew Stidd]

Ladies and Gentlemen:

Pursuant to Section 2.06(b) of the Revolving Credit and Security Agreement, dated as of February 16, 2012, among NewStar Commercial Loan Funding 2012-1 LLC (“Borrower”), as borrower (in such capacity, the “Borrower”), the Lenders from time to time parties thereto, Natixis, New York Branch, as Administrative Agent and U.S. Bank National Association, as trustee, custodian and document custodian (in such capacity as trustee, the “Trustee”) (as amended, modified, waived, supplemented, restated or replaced from time to time, the “Credit Agreement”; capitalized terms not defined herein are used as defined in the Credit Agreement), the Borrower hereby (i) notifies the above addressees of its intention to cause a Payment in Full and a termination of the Commitments in their entirety on                      (the “Payment in Full Date”) and (ii) requests a release of all of the Collateral Loans and of all other Collateral (other than the Payment Account) from the Lien of the Credit Agreement upon such Payment in Full as provided herein. This letter agreement constitutes notice of termination under Section 2.06(b) of the Credit Agreement, a certificate of a Responsible Officer of the Borrower and written request as provided in Section 7.02(a) and Section 8.08(e) of the Credit Agreement and a direction as provided in Section 10.01(c) of the Credit Agreement. This notice is revocable as provided in Section 2.06(b) of the Credit Agreement.

The Borrower hereby represents and warrants that (i) all conditions precedent under the Credit Agreement to the Payment in Full described herein have been or will be satisfied by the applicable parties on the Payment in Full Date (except to the extent expressly waived herein by the Trustee and the Administrative Agent), and (ii) all conditions precedent under the Credit Agreement to the Payment in Full, termination of the Commitments, release of Collateral (other than the Payment Account) and release and delivery of the Related Documents (as modified by this letter agreement) have been or will be satisfied on the Payment in Full Date (except to the extent expressly waived herein by the Trustee and the Administrative Agent).

The Borrower hereby certifies to the Trustee and the Administrative Agent that the Borrower will have sufficient funds on the Payment in Full Date to effect the contemplated Payment in Full and termination of the Commitments in accordance with the Credit Agreement and this letter agreement. The Borrower hereby certifies that upon remittance by the Trustee of the amounts set forth in Exhibit A to the applicable parties set forth in Exhibit A, all Obligations owing the Secured Parties under the Credit Agreement or under the other Facility Documents will have been paid in full.

The Administrative Agent hereby confirms that [Versailles Assets LLC is the sole Lender][                     are the only Lenders] under the Credit Agreement.

The Borrower agrees to pay to the Trustee, for remittance by the Trustee (in accordance with Exhibit A) to the Lender(s), the Administrative Agent, the Custodian, the Document Custodian, and itself, as applicable, on the Payment in Full Date, each of the amounts set forth on Exhibit A attached hereto (collectively, the “Payoff Amount”) and may transfer funds to the Payment Account from the Collection Account and the Future Funding Reserve Account as directed by the Collateral Servicer to pay such Payoff Amount. Upon receipt by the Trustee of the Payoff Amount:

(i) each of the Trustee, the Custodian, the Document Custodian, the Administrative Agent and the Lender, acknowledges and agrees that such payment will constitute payment in full of all of the obligations under the Facility Documents owed to it and that all Obligations under the Facility Documents shall be fully satisfied and the Facility Documents shall be terminated (other than the provisions of the Facility Documents which by their terms expressly survive the termination thereof);

(ii) the Borrower confirms that all of its Obligations under the Credit Agreement or under the other Facility Documents have been satisfied and the Commitments have been terminated in their entirety. The Borrower confirms that all conditions precedent provided for in the Credit Agreement related to all of the proposed actions in this letter agreement, as modified or waived by this letter agreement, have been satisfied, and (as referenced above) this letter agreement shall serve as a certificate of a Responsible Officer of the Borrower;

(iii) the Trustee shall be deemed to have released the Lien of the Credit Agreement on the Collateral (other than the Payment Account) in favor of the Trustee and the other Secured Parties and hereby does automatically (a) release, transfer, assign and convey any and all right, title, claim and interest in the Collateral to the Borrower free and clear of all liens and encumbrances created by or through it, (b) authorize the Borrower or the Collateral Servicer on its behalf to file any requisite UCC-3 termination statements in respect thereof, and (c) direct the Document Custodian and the Custodian to release the Related Property and other Collateral held by it, at the expense of the Borrower, to the Borrower or its designee(s) as directed by the Borrower; and

(iv) without limiting clause (iii) above, the Trustee agrees to execute and deliver to the Borrower any assignment and release of Collateral and UCC-3 termination statements reasonably requested by the Borrower, at the expense of the Borrower.

The Administrative Agent agrees that it has or will cause the Note to be cancelled and returned to the Borrower upon Payment in Full.

THIS LETTER AGREEMENT, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart.

Very truly yours,

NEWSTAR COMMERCIAL LOAN FUNDING 2012-1 LLC, as Borrower

By:	NEWSTAR FINANCIAL, INC., its Designated Manager

By:
Name:
Title:

Notice, Waiver, Payoff and Release Letter

U.S. BANK NATIONAL ASSOCIATION, as Trustee, Custodian and Document Custodian

By:
Name:
Title:

NATIXIS, NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[VERSAILLES ASSETS, LLC, as Lender]

By:
Name:
Title:

Notice, Waiver, Payoff and Release Letter

EXHIBIT A

[See attached]

Notice, Waiver, Payoff and Release Letter